Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PINNACLE ENTERTAINMENT, INC.

GAMING AND LEISURE PROPERTIES, INC.

and

GOLD MERGER SUB, LLC

Dated as of July 20, 2015

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EXHIBITS

Exhibit A	Employee Matters Agreement	A-1

Exhibit B	Master Lease Agreement	B-1

Exhibit C	Separation and Distribution Agreement	C-1

Exhibit D	Tax Matters Agreement	D-1

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 20, 2015, is by and among Pinnacle Entertainment, Inc., a Delaware corporation (the “Company” or “Pinnacle”), Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“Parent”), and Gold Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

WITNESSETH:

WHEREAS, the parties intend that the Company shall be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, it is a condition to the Merger that the Company distribute to the Company’s stockholders all of the issued and outstanding shares of common stock of a newly formed corporation (“OpCo”) which shall be a wholly owned subsidiary of the Company (such distribution referred to as the “Distribution”), in accordance with the OpCo Spin-Off Agreements (as defined herein);

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has (i) unanimously determined that it is in the best interests of its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption;

WHEREAS, the Board of Directors of Parent (the “Parent Board of Directors”) has (i) unanimously determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of shares of Parent Common Stock (as defined in Section 4.1(d)) in connection with the transactions contemplated by this Agreement (the “Share Issuance”) and (iii) resolved to recommend the approval by its shareholders of the Share Issuance and to submit the Share Issuance to the shareholders of Parent for approval;

WHEREAS, the Board of Directors of Merger Sub has (i) unanimously determined that it is in the best interest of Merger Sub and its sole stockholder, and declared it advisable, to enter in this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and to submit this Agreement to such stockholder for adoption, and Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and adopted this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain shareholders of Parent are entering into a voting agreement (the “Voting Agreement”) with the Company pursuant to which such shareholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to, among other things, vote all of their shares of Parent Common Stock in favor of the Share Issuance;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements set forth herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE DISTRIBUTION AND THE MERGER

Section 1.1 The Distribution. Upon the terms and subject to the conditions of the OpCo Spin-Off Agreements, on the Closing Date but prior to the Effective Time and subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing), the Company shall cause to be effected the Distribution and the other transactions contemplated by the OpCo Spin-Off Agreements, in each case in accordance with the terms of the OpCo Spin-Off Agreements. Each of the Company and Parent shall cooperate with each other, and shall cause their respective Affiliates to so cooperate, such that the Distribution shall be effected on the Closing Date, prior to the Effective Time, with as short as reasonably possible of a delay between the consummation of the Distribution and the Effective Time.

Section 1.2 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue its existence under Delaware law as the surviving company in the Merger (the “Surviving Company”) and a wholly owned Subsidiary of Parent.

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, on the fifth Business Day after the satisfaction or waiver (to the

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extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, (i) that if the Parent Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied at the Closing), the Closing shall not occur until the earlier to occur of (a) a date during the Parent Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company or, if not so specified, on the last day of such Parent Marketing Period (subject to (x) the satisfaction or waiver of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso and (y) the right of the Company to extend the Closing Date pursuant to the succeeding clause (ii)) and (b) the End Date, provided that in the case of this clause (b), the Parent Marketing Period shall have commenced as of at least one Business Day prior to the End Date and the Financing Information remains Compliant as of the End Date; and (ii), that if the Company Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied at the Closing), the Closing shall not occur until the earlier to occur of (a) a date during the Company Marketing Period specified by the Company on no less than three (3) Business Days’ prior written notice to Parent or, if not so specified, on the last day of such Company Marketing Period (subject to (x) the satisfaction or waiver of all of the conditions set forth in Article VI for the Closing as of the date determined pursuant to this proviso and (y) the right of the Parent to extend the Closing Date pursuant to the preceding clause (i)) and (b) the End Date, provided that in the case of this clause (b), the Company Marketing Period shall have commenced as of at least one Business Day prior to the End Date; provided, further, that in no event shall the Closing occur on or before the date that is four (4) months from the date of this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4 Effective Time. Concurrently with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the DLLCA in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL and the DLLCA (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.5 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, claims, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, claims, obligations, liabilities and duties of the Surviving Company, all as provided under the DGCL and the DLLCA.

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Section 1.6 Organizational Documents of the Surviving Company.

(a) At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, and subject to Section 5.8, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, and subject to Section 5.8, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares or securities of Parent, the Company or Merger Sub:

(i) Conversion of Merger Sub Limited Liability Company Interests. The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereafter remain outstanding as the sole limited liability company interest of the Surviving Company.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, its Subsidiaries or Merger Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor or in respect thereof.

(iii) Conversion of Company Common Stock. Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares,

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shall at the Effective Time be converted automatically into and shall thereafter represent the right to receive 0.85 shares of Parent Common Stock (the “Exchange Ratio” and together with the cash in lieu of fractional shares of Parent Common Stock as specified below, the “Merger Consideration”). All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1, as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.4(d).

(b) Dissenting Shares. No right to fair value or appraisal or similar rights shall be available to holders of Company Common Stock with respect to the Merger or the other transactions contemplated hereby.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement; provided, further, that (i) nothing in this Section 2.1(c) shall prohibit any action by the Company or any of its Subsidiaries to be taken pursuant to the OpCo Spin-Off Agreements and (ii) no adjustment shall be made pursuant to this Section 2.1(c) as a result of the Distribution or the other transactions contemplated by the OpCo Spin-Off Agreements.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of Company Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from the Exchange Agent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of Parent Common Stock that would otherwise be issued. Each holder of a Company Long Term Incentive Award converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares to be delivered in respect of Company Long Term Incentive Awards held by such holder) shall receive from the Surviving Company, in lieu thereof

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and upon surrender thereof, a cash payment (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Common Stock VWAP.

Section 2.2 Rights Plan. Immediately prior to the Effective Time, all issued and outstanding preferred share purchase rights of the Company (the “Company Rights”) issued pursuant to the Amended and Restated Rights Agreement dated as of March 13, 2015 (the “Rights Plan”) between the Company and American Stock Transfer & Trust Company, LLC will expire in their entirety without any payment being made in respect thereof in accordance with the Rights Plan Amendment (as defined in Section 3.22).

Section 2.3 Appointment of Exchange Agent. Prior to Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”), the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities with respect thereto.

Section 2.4 Exchange of Shares.

(a) Deposit of Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration (such shares, together with any dividends or distributions with respect thereto, the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within ten (10) Business Days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent together with either a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in exchange therefor the

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Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).

(d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.4. After the surrender in accordance with this Section 2.4 of a share of Company Common Stock to be converted into shares of Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Parent Common Stock represented by such share of Company Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.4(c) (together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Company, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

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(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Company, Parent and the Exchange Agent (without duplication) shall be entitled to (and, with respect to Company Long Term Incentive Awards, OpCo, as the agent of the Surviving Company, shall) deduct and withhold from the consideration otherwise payable to any holder of a Certificate, a Book-Entry Share or a Company Long Term Incentive Award pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share or Company Long Term Incentive Award in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate

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to be lost, stolen, mutilated or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.4(g), Parent) shall deliver, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.5 Company Long Term Incentive Awards.

(a) Adjustment of Company Long Term Incentive Awards in Connection with the Distribution. Prior to the actions described in this Section 2.5, the Company Long Term Incentive Awards shall be adjusted in accordance with Section 5 of the Employee Matters Agreement.

(b) Company Options. Each Adjusted Pinnacle Option, as such term is defined in the Employee Matters Agreement, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, a “Company Option”) shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the Exchange Ratio by (ii) the number of Net Company Shares corresponding to such Company Option. Any Company Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Cash Consideration shall be cancelled in exchange for no consideration. The Surviving Company shall transfer, in accordance with the provisions of Section 2.5(f), to the holders of Company Options the amounts described in this Section 2.5(b). If any adjustments are made to the Exchange Ratio pursuant to Section 2.1(c), the parties shall determine in good faith adjustments to the Per Share Cash Consideration to reflect any such changes; provided that any such adjustments made to the Per Share Cash Consideration between the date of this Agreement and the Effective Time shall be made in a manner intended to comply with Section 409A of the Code.

(c) Company RSUs. Each Adjusted Pinnacle RSU, as defined in the Employee Matters Agreement, that is outstanding immediately prior to the Effective Time (each, a “Company RSU”) shall, as of the Effective Time, become fully vested (with any performance-based vesting conditions deemed to be satisfied at “target” (100%)) and shall be cancelled and converted into the right to receive, in respect of each share of Company Common Stock underlying such Company RSU, the number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the Exchange Ratio. The Surviving Company shall transfer, in accordance with the provisions of Section 2.5(f), to the holders of Company RSUs the amounts described in this Section 2.5(c).

(d) Company PUAs. Each Adjusted Pinnacle PUA, as defined in the Employee Matters Agreement, granted pursuant to a Company equity plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, a “Company PUA”) shall, as of the Effective Time, become fully vested (with any performance-based vesting conditions deemed satisfied at “target” (100%) levels) and shall be cancelled and converted into

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the right to receive the number of shares of Parent Common Stock (rounded to the nearest whole share) equal to the aggregate dollar value of the Company PUA divided by the Parent Common Stock VWAP. The Surviving Company shall transfer, in accordance with the provisions of Section 2.5(f), to the holders of Company PUAs the amounts described in this Section 2.5(d).

(e) Certain Tax Considerations. The actions contemplated by this Section 2.5 shall be taken in accordance with Section 409A of the Code.

(f) Company Actions.

(i) Prior to the Effective Time, the Company Board of Directors and/or an appropriate committee thereof shall adopt resolutions providing for, and take all other actions necessary to effectuate, (A) the treatment of the Company Options, Company RSUs and Company PUAs (collectively, the “Company Long Term Incentive Awards”) as contemplated by this Section 2.5(f) and (B) the termination of each Company equity plan and each Company Benefit Plan governing Retained Deferred Equity Awards, as such term is defined in the Employee Matters Agreement, with respect to any liability related to Retained Deferred Equity Awards, in each case, effective as of and subject to the occurrence of the Effective Time.

(ii) On the Closing Date, the Surviving Company shall transfer to OpCo as payment agent all shares of Parent Common Stock payable pursuant to this Section 2.5. Upon payment of the shares of Parent Common Stock referred to in the immediately preceding sentence, neither Parent nor the Surviving Company shall have any further obligation with respect to the payments contemplated by this Section 2.5.

(iii) OpCo, as the payment agent for the Surviving Company, shall deliver (A) to the holders of Company Long Term Incentive Awards the shares of Parent Common Stock referred to in Section 2.5(f)(ii), and (B) to the appropriate Governmental Entity on behalf of the holders of Company Long Term Incentive Awards any amounts required to be withheld with respect to the payments contemplated by this Section 2.5.

Section 2.6 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly provided herein, no representations and warranties are being made in this Agreement by the Company with respect to the OpCo Business, OpCo Assets or OpCo Liabilities (as each such term is defined in the Separation and Distribution Agreement), including

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with respect to the Company’s Subsidiaries, but solely to the extent that the matters relating to the OpCo Business, OpCo Assets or OpCo Liabilities with respect to which the Company would otherwise be making representations and warranties would not reasonably be expected to adversely affect PropCo or the Pinnacle Business (as such term is defined in the Separation and Distribution Agreement) or Parent as the owner and operator thereof following the Effective Time, in each case in any material respect, and would not reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the OpCo Spin-Off Agreements. Except as disclosed in the Company SEC Documents filed since January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, Capitalization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries (to the extent any such Subsidiary owns a Vessel) is, and at the Effective Time will be, a citizen of the United States, within the meaning of 46 U.S.C. §50501, as amended, eligible to own and operate the Vessels in the coastwise trade of the United States.

(c) The Company has made available prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and bylaws (collectively, the “Company Organizational Documents”) and the certificate of incorporation, certificate of

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formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents now in effect for each Subsidiary of the Company that will be a Subsidiary of PropCo (to the extent such Subsidiary exists as of the date hereof) immediately after the Distribution, in each case, as amended through the date hereof.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.10 per share (the “Company Common Stock”), and 250,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of July 16, 2015, (i) 60,707,435 shares of Company Common Stock were issued and outstanding (each together with a Company Right) (ii) 6,374,882 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding and 100,000 of Company Preferred Stock were designated as Series A Junior Participating Preferred Stock and were reserved for issuance under the Rights Plan, (iv) 8,712,277 shares of Company Common Stock were reserved for issuance under Company equity plans, of which amount (A) 5,323,864 shares of Company Common Stock are issuable upon the exercise of outstanding Pinnacle Options, as defined in the Employee Matters Agreement, and (B) 2,166,353 shares of Company Common Stock are issuable upon the settlement of outstanding Pinnacle Restricted Stock Units, as defined in the Employee Matters Agreement (with respect to performance-based awards, assuming performance is achieved at “target”), and (v) 2,463,200 Performance Units, as defined in the Employee Matters Agreement, were outstanding, representing an aggregate dollar value equal to $2,463,200 (assuming any performance-based vesting conditions are deemed satisfied at “target” (100%) levels).

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance with respect to Company Long Term Incentive Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) Except as set forth in Section 3.2(a) or as expressly provided by the OpCo Spin-Off Agreements (and other than the Company Rights, the Rights Plan and shares of Company Common Stock issuable pursuant to the terms of outstanding Company Long Term Incentive Awards), as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or

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(ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement, the Voting Agreement, the OpCo Spin-Off Agreements and each other document to be entered into by the Company in connection with the transactions contemplated hereby and thereby (together with this Agreement, the “Company Transaction Documents”) and, subject to receipt of approval of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) and the occurrence of the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby has been, and the execution and delivery of the other Company Transaction Documents and the consummation of the transactions contemplated thereby has been or shall be, duly and validly authorized by the Company Board of Directors and, except for the Company Stockholder Approval, the occurrence of the Company Stockholder Advisory Vote and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company’s securityholders are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board of Directors has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are advisable and in the best interests of the Company’s stockholders, (iii) approved the execution, delivery and performance of this Agreement and the Merger, and (iv) resolved that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders. This Agreement and the Voting Agreement have been, and the other Company Transaction Documents shall be, duly and validly executed and delivered by the Company and, assuming each of this Agreement, the Voting Agreement and the Company Transaction Documents constitute the legal, valid and binding agreement of the counterparty thereto, this Agreement and the Voting Agreement constitute, and the Company Transaction Documents will constitute, legal, valid and binding agreements of the Company and are enforceable against the Company in accordance with their terms, except as such enforcement may be subject to the limitation of such enforcement by (1) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (2) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of the New York Stock Exchange (the “NYSE”), (vi) compliance with and obtaining

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such Gaming Approvals as may be required under applicable Gaming Laws, and (vii) such consents, filings and notifications, including Gaming Approvals, as may be required to effect the Distribution (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.2(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or local, foreign or multi-national governmental or regulatory agency, commission, court or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement and the other Company Transaction Documents does not, and (assuming the Company Approvals are obtained, the Company Notes are Discharged prior to the Effective Time and the Company Credit Agreement is terminated and repaid in full prior to the Effective Time) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (excluding, in each case, transfer restrictions of general applicability pursuant to any securities Laws) (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2012 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the

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“Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2012 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(d) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s financial statements or other Company SEC Documents.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to

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the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Company Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with this Agreement and the Company Transaction Documents, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2014 and (iv) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) Except with respect to Gaming Laws, the Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all

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applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to possess or file the Company Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Company and each of its Subsidiaries is in material compliance with the terms and requirements of all Company Permits, except where such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) The Company, its Subsidiaries and their ownership, occupation and use of any Real Property are, and have since January 1, 2010 been, in compliance with all applicable Environmental Laws, except where such noncompliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) There has been no release or disposal of any Hazardous Material by, at the direction of, for or on behalf of the Company or any of its Subsidiaries from, at, on or under any Company Owned Real Property or Company Leased Real Property, except for such release or disposal of Hazardous Materials has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice of claim, summons, order, direction or other communication relating to non-compliance with any Environmental Laws or permit issued pursuant to Environmental Laws from any Governmental Entity or other third party, except with respect to such communications relating to any such matters as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has received written notice of a pending investigation by a Governmental Entity with respect to any potential non-compliance with any Environmental Law or permit issued pursuant to Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries and no Company Owned Real Property or Company Leased Real Property is subject to any material agreement with or is subject to any Order by a Governmental Entity with respect to any Hazardous Material cleanup or violation of Environmental Laws.

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(f) The Company and each of its Subsidiaries is in possession of all permits required pursuant to Environmental Laws necessary to carry on such person’s business as it is currently being conducted, each such permit is valid and in full force and effect, neither the Company nor any of its Subsidiaries has received written notice of any adverse change in the status or terms and conditions of any such permit and neither the Company nor any of its Subsidiaries is in violation of any such permit, except for the failure to possess or comply with any such permit as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Neither the Company nor any of its Subsidiaries has received any written notice alleging that it has a liability pursuant to Environmental Laws in connection with any location where its wastes have come to be disposed, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) To the knowledge of the Company, the Company has provided or made available to Parent correct and complete copies of all material environmental reports and studies received by the Company or any of its Subsidiaries since January 1, 2012, with respect to the business or assets of the Company and its Subsidiaries or any Real Property currently or formerly in the possession or control of the Company or any of its Subsidiaries related to compliance with Environmental Laws or the release of Hazardous Materials.

The representations and warranties set forth in this Section 3.8 are the Company’s sole and exclusive representations and warranties relating to Environmental Laws, liabilities relating to the release or disposal of Hazardous Materials, or environmental matters generally.

Section 3.9 Employee Benefit Plans.

(a) No Company Benefit Plan is an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company or any of its ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(b) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries.

(d) Section 3.9(d) of the Company Disclosure Letter sets forth a true and complete list as of July 16, 2015 of (i) the names of the holders of outstanding Pinnacle equity-based awards (other than vested Company Options) as to which all services creating the right to

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such awards (whether paid in cash or property) have been performed as of a particular taxable year of the Company but which have not been settled and would not be settled within the two-and-one-half month period following the end of such taxable year in which the last services required to earn the award were performed; and (ii) with respect to each such Person, the number of shares of Company Common Stock underlying such awards.

Section 3.10 Absence of Certain Changes or Events.

(a) From January 1, 2015 through the date of this Agreement, the businesses of each of Company and its Subsidiaries, as applicable, has been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (A), (E), (F), (I), (L) and (M) of Section 5.1(b).

(b) Since January 1, 2015 through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (b) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.12 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the Share Issuance (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The information supplied or to be supplied by the Company for inclusion in the joint proxy statement/prospectus included in the Form S-4 (the “Joint Proxy Statement/Prospectus”) will not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The Form S-4 and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Stockholders’ Meeting but excluding any portion thereof based on information

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supplied by Parent or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to the Company and its Subsidiaries which is provided by the Company or its Representatives (a) in any document filed with any Gaming Authority in connection herewith and (b) in the Spin-Off Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.13 Anti-Bribery.

(a) Since January 1, 2014, neither the Company nor its Subsidiaries, to the knowledge of the Company, in each case, acting on behalf of Company or any of its Subsidiaries, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the “FCPA”), except where such action would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Since January 1, 2014, neither the Company nor its Subsidiaries, to the knowledge of the Company, has been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company or its Subsidiaries in any way relating to the FCPA, except where such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or disclosures would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.14 Tax Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries contained in the Company SEC Documents filed prior to the date hereof, (iii) the federal consolidated income tax returns of the Company and its Subsidiaries have been examined through the Tax year ending 2010, and there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of

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Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) except as contemplated by the OpCo Spin-Off Agreements, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, and (viii) none of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(b) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

(c) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(d) The Company’s aggregate current and accumulated earnings and profits as of December 31, 2014 did not exceed $0.00.

Section 3.15 Assets and Properties.

(a) Except as set forth in Section 3.15 of the Company Disclosure Letter, and except for the Excluded Company Real Property, (i) either the Company or a Subsidiary of the Company has good and valid title, and as of the Effective Time, PropCo will have good and valid title, subject to Permitted Liens and any encumbrances and obligations that run with the land (including, but not limited to, easements and right-of-way agreements), to each real property owned by the Company or any Subsidiary of the Company (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest, and as of the Effective Time, PropCo will have good and valid leasehold interest, in each material lease, material sublease and other material agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including real property at which operations of the Company or any of its Subsidiaries are conducted) (such property, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens and any Lien affecting solely the interest of the landlord thereunder. Each Company Real Property Lease is, and after giving effect to the Distribution will be, valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions. No uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord or sublandlord thereunder (as applicable), exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with

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the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of the Company Owned Real Property and the Company Leased Real Property.

(b) There are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon. There are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect in any material respect the existing use of such Company Owned Real Property or Company Leased Real Property in the operation of the business conducted thereon as currently conducted.

(c) Section 3.15(c) of the Company Disclosure Letter contains a list of each Vessel and such list includes all Vessels used by the Company and its Subsidiaries in the conduct of the Company’s and its Subsidiaries’ business. The Company or a Subsidiary of the Company owns and has good and merchantable title to the Vessels, subject to any Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations or business of the Company and its Subsidiaries, taken as a whole, (i) each Vessel is currently documented with and has a current and valid certificate of inspection issued by, the United States Coast Guard or other applicable Governmental Entity, (ii) each Vessel is owned by, and on the Closing Date will be owned by, a citizen of the United States, pursuant to 46 U.S.C. §50501, as amended, and such citizen is eligible to own and operate the Vessel in the coastwise trade of the United States, (iii) the Vessels are in sufficient condition and repair and are adequate for the use, occupancy and operation of the business of the Company and its Subsidiaries, and (iv) to the knowledge of the Company, the improvements situated on the Vessels are free from structural defects and violations of Laws applicable thereto.

Section 3.16 Insurance. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (a) all insurance policies held by the Company or any of its Subsidiaries for the benefit of the Company or any of its Subsidiaries as of the date hereof (each, a “Company Insurance Policy”) are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid, and (c) neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any such insurance policies. The Company and its Subsidiaries have complied in all material respects with the provisions of each Company Insurance Policy under which such person is the insured party. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any Company Insurance Policy, and there is no material claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy as to which coverage has been denied or disputed.

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Section 3.17 Opinion of Financial Advisor. The Company Board of Directors has received the oral opinion of Goldman, Sachs & Co. (to be confirmed by delivery of a written opinion) to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Exchange Ratio to be paid for each share of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said written opinion to Parent solely for informational purposes. The Company and Parent have been authorized by Goldman Sachs, & Co. to permit the inclusion of such written opinion of Goldman, Sachs & Co. in its entirety and references thereto in the Form S-4 and the Joint Proxy Statement/Prospectus, subject to prior review and consent by Goldman Sachs & Co.

Section 3.18 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the OpCo Spin-Off Agreements and agreements filed as exhibits to the Company SEC Documents (including, for the avoidance of doubt, those that are filed with the SEC at any time prior to the date hereof and incorporated by reference thereto), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by (for avoidance of doubt, each of clauses (i) through (xii) below being subject to the first sentence of the preamble to this Article III and shall only apply to the extent any Contract or arrangement referred to in clauses (i) through (xii) would be binding on PropCo or its Subsidiaries at the Effective Time):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any material Contract that will be binding on PropCo or any of its Subsidiaries as of the Effective Time;

(iii) any Contract that involved individual or aggregate payments or consideration of more than $500,000 in the twelve-month period ended June 30, 2015, or is expected to involve individual or aggregate payments or consideration of more than $500,000 in the twelve-month period beginning June 30, 2015 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments that will be received under any such Contract), for goods and services furnished by or to the Company or any of its Subsidiaries;

(iv) any Company Real Property Leases having a remaining term of more than twelve (12) months and involving a payment of more than $100,000 annually;

(v) any Contract under which the Company or any of its Subsidiaries has continuing material indemnification, earnout or similar obligations to any third person, other than those entered into in the ordinary course of business consistent with past practice;

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(vi) any Contract for capital expenditures involving payments of more than $1,000,000 individually or in the aggregate, by or on behalf of PropCo or any of its Subsidiaries;

(vii) any Contract involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any person;

(viii) any Contract relating to indebtedness under which the principal amount outstanding thereunder payable by the Company or any of its Subsidiaries is greater than $1,000,000;

(ix) any Contract containing covenants by the Company or any of its Affiliates not to (A) compete with any person or (B) engage in any line of business or activity in any geographic location, in each case that would be material to the Company;

(x) any Contract evidencing an outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in any person (other than any other Subsidiary of the Company) of more than $10,000,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business consistent with past practice);

(xi) any Order or settlement or conciliation agreement with any Governmental Entity; and

(xii) any Contract involving the sale, transfer or acquisition of any business entered into by the Company or any Subsidiary of the Company in the three (3) years preceding the date of this Agreement.

All contracts of the types referred to in clauses (i) through (xii) above are referred to herein as a “Company Material Contract.”

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (ii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company, that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.19 Finders or Brokers. Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement (including the Distribution) who would be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated by this Agreement (including the Distribution).

Section 3.20 State Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.12, the Company Board of Directors has taken all action necessary to

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render inapplicable to this Agreement and the OpCo Spin-Off Agreements and the transactions contemplated hereby and thereby all applicable state anti-takeover statutes or regulations (including §203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws. Assuming the accuracy of the representations and warranties contained in Section 4.12, as of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.21 Affiliate Transactions. To the knowledge of the Company, no officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, the Company or its Subsidiaries or (c) is a party to or the beneficiary of any Contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Company SEC Documents, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

Section 3.22 Rights Plan. Prior to the execution of this Agreement, the Company has amended the Rights Plan so that (a) neither the execution, delivery, performance or approval of this Agreement or the other contracts or instruments related hereto, nor the consummation, announcement, or announcement of the consummation, of the transactions contemplated hereby or by the OpCo Spin-Off Agreements, including the Merger, will (i) cause the Company Rights to become exercisable, (ii) cause Parent, Merger Sub or any of their Affiliates or Associates (as such terms are defined in the Rights Plan) to become an Acquiring Person (as defined in the Rights Plan) or (iii) give rise to a Stock Acquisition Date, Distribution Date or Triggering Event (as such terms are defined in the Rights Plan), and (b) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment substantially in the form to be executed immediately prior to this Agreement (the “Rights Plan Amendment”).

Section 3.23 No Vote Required to Effect Distribution. No vote is required by the holders of any class or series of the Company’s capital stock to permit the Company to effect the Distribution under applicable Law or pursuant to the rules of the NYSE.

Section 3.24 Company Financing.

(a) The Company has delivered to Parent a true, complete and correct copy of a fully executed debt commitment letter, dated July 20, 2015 and fully executed fee letters relating thereto (provided that the fee amounts and other economic terms may be redacted) (such commitment letter and fee letters, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in

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compliance with Section 5.17(j) is referred to herein as the “Company Financing Commitment”), among the Company and JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA, Fifth Third Bank, U.S. Bank National Association, Credit Agricole Corporate and Investment Bank, Deutsche Bank AG New York Branch, Deutsche Bank Securities, Inc., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (the “Company Lenders”) pursuant to which, among other things, the Company Lenders have agreed, subject to the terms and conditions of the Company Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein. The debt financing contemplated under the Company Financing Commitment is referred to herein as the “Company Debt Financing.”

(b) The Company Financing Commitment is, as of the date hereof, in full force and effect. The Company Financing Commitment is the legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto (except to the extent enforcement may be limited by the Remedies Exceptions). The Company Financing Commitment has not been or will not be amended, modified, supplemented, extended or replaced, except as permitted by Section 5.17(j). As of the date hereof, (i) neither the Company nor, to the knowledge of the Company, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Company Financing Commitment and (ii) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of the Company (or, to the knowledge of the Company, any Company Lender) under the Company Financing Commitment, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Company Financing Commitment, or (C) otherwise result in any portion of the Company Debt Financing not being available. As of the date hereof, the Company has not received any notice or other communication from any party to the Company Financing Commitment with respect to (i) any actual or potential breach or default on the part of the Company or any other party to the Company Financing Commitment, or (ii) any intention of such party to terminate the Company Financing Commitment or to not provide all or any portion of the Company Debt Financing. As of the date hereof, the Company: (i) has no reason to believe that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 hereof, it will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Company Debt Financing and (ii) knows of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 hereof, would reasonably be expected to (A) cause the Company Financing Commitment to fail to be satisfied, to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, or (B) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Company Financing Commitment on the Closing Date to not be available to the Company on a timely basis (and in any event as of the Closing Date) (except to the extent the Company Financing Commitment is replaced as a result of a Company Permanent Financing). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Company Debt Financing other than as expressly set forth in the Company Financing Commitment. There are no side letters or other agreements, contracts or arrangements (except for customary engagement letters which do not contain provisions that impose any additional conditions or other contingencies to the funding of the Company Debt Financing not otherwise set forth in the Company Financing

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Commitment, true, correct and complete copies of which have been provided to Parent (subject to redactions as to economic terms or fee amounts)), whether written or oral, related to the funding of the full amount of the Company Debt Financing other than as expressly set forth in or expressly contemplated by the Company Financing Commitment. As of the date hereof, subject to the terms and conditions of the Company Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Company Financing Commitment will be sufficient for the Company to make the OpCo Cash Payment (as such term is defined in the Separation and Distribution Agreement) upon the terms contemplated by this Agreement and the Separation and Distribution Agreement on the Closing Date.

Section 3.25 No Additional Representations. Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Merger, each of Parent and Merger Sub acknowledges that neither the Company, OpCo nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its respective Subsidiaries pursuant to this Agreement or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in the Company Transaction Documents and to the extent any such information is expressly included in a representation or warranty contained in this Article III, neither the Company, OpCo nor any other person will have or be subject to any liability or obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in any electronic data room for Project Levitate and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed since January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, Capitalization.

(a) Each of Parent and Merger Sub (a) is a corporation or limited liability company, respectively, duly organized, validly existing and in good standing under (i) the Laws of the Commonwealth of Pennsylvania (in the case of Parent) or (ii) the State of Delaware (in the case of Merger Sub) and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

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(b) Each of the Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary; except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has made available prior to the date of this Agreement a true and complete copy of Parent’s certificate of incorporation and bylaws now in effect.

(d) The authorized capital stock of Parent consists of (i) 500,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of July 15, 2015, 114,413,178 shares of Parent Common Stock are issued and outstanding and no shares of Parent Preferred Stock are issued and outstanding. All outstanding shares of Parent Common Stock are, and shares of Parent Common Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(e) Except as set forth in this Section 4.1, as contemplated by this Agreement or as disclosed in the Parent SEC Documents, as of the date of this Agreement, there are no (i) other classes of equity securities of Parent, or other securities exchangeable into, convertible into or exercisable for such equity securities, that are issued, reserved for issuance or outstanding, (ii) warrants, calls, options or other rights to acquire from Parent, or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent, (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in Parent or (iv) outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Common Stock.

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Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate or similar power and authority to enter into this Agreement and the OpCo Spin-Off Agreements, as may be applicable, and each other document to be entered into by Parent in connection with the transactions contemplated hereby and thereby (together with this Agreement, the “Parent Transaction Documents”), subject to the receipt of approval of the Share Issuance by the affirmative vote of a majority of votes cast by holders of Parent Common Stock (the “Parent Shareholder Approval”) present at a meeting of Parent’s shareholders (the “Parent Shareholders’ Meeting”), to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby has been, and the execution, delivery and performance by Parent and Merger Sub of the other Parent Transaction Documents and the consummation of the transactions contemplated thereby has been or shall be, duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and, except for the Parent Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of either Parent or Merger Sub or vote of Parent’s securityholders are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Merger and the transactions contemplated hereby and thereby. The Parent Board of Directors has (i) unanimously determined that this Agreement and the Merger are in the best interests of Parent and its shareholders, (ii) approved the execution, delivery and performance of this Agreement (including the Merger and the Share Issuance) and (iii) resolved to recommend the approval by its shareholders of the Share Issuance and to submit the Share Issuance to the shareholders of Parent for approval. This Agreement has been, and the Parent Transaction Documents shall be, duly and validly executed and delivered by each of Parent and Merger Sub, and assuming this Agreement and Parent Transaction Documents constitute the legal, valid and binding agreement of the counterparty thereto, this Agreement constitutes, and the Parent Transaction Documents shall constitute, the legal, valid and binding agreement of Parent or Merger Sub, as the case may be, enforceable against each of them, in accordance with their terms, except as such enforcement may be subject to the Remedies Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of NASDAQ, and (vi) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(c) The execution and delivery by Parent and Merger Sub of this Agreement and the other Parent Transaction Documents do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since November 1, 2013 (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since November 1, 2013 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

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(c) As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents.

(d) Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent SEC Documents.

Section 4.4 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, in each case, that was disclosed to Parent’s auditors or the audit committee of the Parent Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

Section 4.5 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Parent financial statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement and the Parent Transaction Documents, and (iii) liabilities or obligations

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incurred in the ordinary course of business since December 31, 2014 and (iv) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Compliance with Law; Material Contracts.

(a) Except with respect to Gaming Laws, Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since November 1, 2013, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably expected to have, in the individual or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the operations or business of Parent and its Subsidiaries, taken as a whole.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any material Contract to which Parent or any of its Subsidiaries is a party (the “Parent Material Contracts”) and, to the knowledge of Parent, no other party to any Parent Material Contracts is in breach of or default under the terms of any Parent Material Contract and (ii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.7 Absence of Certain Changes or Events.

(a) From January 1, 2015 through the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) Since January 1, 2015 through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and none of Parent or any Subsidiary of Parent has undertaken any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clause (A) of Section 5.1(d).

Section 4.8 Investigations; Litigation. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (b) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

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Section 4.9 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The information supplied or to be supplied by Parent or its Representatives for inclusion in the Joint Proxy Statement/Prospectus shall not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by Parent or its Representatives for inclusion therein, but excluding any portion thereof based on information supplied by the Company in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to Parent and Merger Sub which is provided by the Parent or its Representatives in any document filed with any Gaming Authority in connection herewith shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Tax Matters.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of Parent and its Subsidiaries contained in the Parent SEC Documents filed prior to the date hereof, (iii) there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of

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Taxes or Tax matters of Parent or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, and (vii) none of Parent or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(b) Commencing with its taxable year ended December 31, 2014, Parent has at all times operated in such manner as to qualify as a REIT under the Code, and Parent intends to continue to operate in such manner.

Section 4.11 Finders or Brokers. Except for Morgan Stanley & Co. LLC, neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.12 Ownership of Company Common Stock. Neither Parent nor Merger Sub has beneficially owned during the immediately preceding three (3) years a number of shares of Company Common Stock that would make it an “interested stockholder” (as such term is defined §203 of the DGCL) of the Company.

Section 4.13 Ownership of Certain Equity Interests. Neither Parent, nor Merger Sub nor any of their respective Subsidiaries beneficially owns, directly or indirectly, any equity interest in Penn National Gaming, Inc. or its Subsidiaries.

Section 4.14 Vote Required. Except for the Parent Shareholder Approval, no vote is required by the holders of any class or series of Parent’s capital stock to approve and adopt this Agreement or the transactions contemplated hereby under applicable law or pursuant to the rules of NASDAQ as a result of this Agreement or the transactions contemplated hereby.

Section 4.15 Opinion of Financial Advisor. The Parent Board of Directors has received the opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”) that, as of the date of the opinion, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent. The Company and Parent have been authorized by Morgan Stanley to permit the inclusion of such opinion of Morgan Stanley in its entirety and references thereto in the Form S-4 and the Joint Proxy Statement/Prospectus, subject to prior review and consent by Morgan Stanley.

Section 4.16 Affiliate Transactions. To the knowledge of Parent, no officer, director or Affiliate of Parent or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of Parent or its Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, Parent or its Subsidiaries or (c) is a party to or the beneficiary of any Contract with Parent or its Subsidiaries, except in each case for compensation and benefits payable under any Parent Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Parent SEC Documents, there are no Contracts between Parent or any of its Subsidiaries, on the one hand, and any officer or director or Affiliate of the Parent or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

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Section 4.17 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

Section 4.18 Licensability. None of Parent, Merger Sub, any of their respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent and Merger Sub for a Gaming Approval by a Gaming Authority, or any holders of Parent’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the “Licensing Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. Parent, Merger Sub and each of their respective Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Licensed Parties”) is in good standing in each of the jurisdictions in which such Licensed Party owns, operates, or manages gaming facilities. To the knowledge of Parent, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Merger.

Section 4.19 Parent Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of a fully executed debt commitment letter, dated July 20, 2015 and fully executed fee letters relating thereto (such commitment letter and fee letters, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.17(d) is referred to herein as the “Parent Financing Commitment”), among Parent, JPMorgan Chase Bank, N.A., Bank of America, N.A. (together with JPMorgan Chase Bank, N.A., the “Parent Lenders”) and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to which, among other things, the Parent Lenders have agreed, subject to the terms and conditions of the Parent Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein. The debt financing contemplated under the Parent Financing Commitment is referred to herein as the “Parent Debt Financing.”

(b) The Parent Financing Commitment is, as of the date hereof, in full force and effect. The Parent Financing Commitment is the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto (except to the extent enforcement may be limited by the Remedies Exceptions). The Parent Financing Commitment has not been or will not be amended, modified, supplemented, extended or

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replaced, except as permitted under Section 5.17(d). As of the date hereof, (i) neither Parent nor, to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Parent Financing Commitment and (ii) no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Parent (or, to the knowledge of Parent, any Parent Lender) under the Parent Financing Commitment, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Parent Financing Commitment, or (C) otherwise result in any portion of the Parent Debt Financing not being available. As of the date hereof, Parent has not received any notice or other communication from any party to the Parent Financing Commitment with respect to (i) any actual or potential breach or default on the part of Parent or any other party to the Parent Financing Commitment, or (ii) any intention of such party to terminate the Parent Financing Commitment or to not provide all or any portion of the Parent Debt Financing. As of the date hereof, Parent and Merger Sub: (i) have no reason to believe that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, they will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Parent Debt Financing and (ii) know of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, would reasonably be expected to (A) cause the Parent Financing Commitment to fail to be satisfied, to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, or (B) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Parent Financing Commitment to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Closing Date) (except with respect to any reduction of the Parent Financing Commitment solely by the terms thereof with respect to any Parent Permanent Financing or Parent Equity Financing). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Parent Debt Financing other than as expressly set forth in the Parent Financing Commitment. There are no side letters or other agreements, contracts or arrangements (except for customary engagement letters which do not contain provisions that impose any additional conditions or other contingencies to the funding of the Parent Debt Financing not otherwise set forth in the Parent Financing Commitment, and true, correct and complete copies of which have been provided to the Company), whether written or oral, related to the funding of the full amount of the Parent Debt Financing other than as expressly set forth in or expressly contemplated by the Parent Financing Commitment. As of the date hereof, subject to the terms and conditions of the Parent Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Parent Financing Commitment, together with (x) the OpCo Cash Payment and (y) $411,000,000 of availability for revolving loans under that certain Credit Agreement, dated as of October 28, 2013, among GLP Capital, L.P., as borrower, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent (as may be as amended, supplemented, modified, replaced, the “Parent Credit Agreement”), will be sufficient for the Parent and Merger Sub to (i) consummate the Merger and the other transactions contemplated by this Agreement upon the terms contemplated by this Agreement, (ii) pay all outstanding Liabilities (as defined in the Separation and Distribution Agreement) in connection with the Company’s Existing Indebtedness (as defined in the Separation and Distribution Agreement) in accordance with the Separation and Distribution Agreement and (iii) pay all fees, costs and expenses in connection therewith on the Closing Date.

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Section 4.20 No Additional Representations. Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent in connection with the Merger, the Company acknowledges that neither Parent nor Merger Sub nor any person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries pursuant to this Agreement or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in the Parent Transaction Documents and to the extent any such information is expressly included in a representation or warranty contained in this Article IV, neither Parent, Merger Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts, management presentations or other material made available to the Company or any other person for purposes or in expectation of the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement or the OpCo Spin-Off Agreements or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees that it shall use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits; provided that the Company and its Subsidiaries shall be restricted pursuant to Section 5.1(a) or Section 5.1(b) with respect to the OpCo Business, OpCo Assets or OpCo Liabilities solely to the extent that an action set forth below taken (in the case of negative covenants) or not taken (in the case of affirmative covenants) by the Company or its Subsidiaries with respect to the OpCo Business, OpCo Assets or OpCo Liabilities would reasonably be expected to adversely affect PropCo or the Pinnacle Business (as such term is defined in the Separation and Distribution Agreement) or Parent as the owner and operator thereof following the Effective Time, in each case in any material respect, or would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the OpCo Spin-Off Agreements; provided, further, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

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(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or Company Benefit Plan, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement or the OpCo Spin-Off Agreements, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company:

(A) shall not amend or restate any Company Organizational Document, and shall not permit any of such Subsidiaries to amend or restate their respective certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents except in order to facilitate the consummation of the Distribution in accordance with the terms of the OpCo Spin-Off Agreements;

(B) shall not, and shall not permit any of such Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction and such transactions as are necessary to effect the Distribution;

(C) shall not, and shall not permit any of such Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (i) dividends or distributions by any Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company and (ii) the Distribution pursuant to the OpCo Spin-Off Agreements;

(D) shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than in connection with the Merger and the OpCo Spin-Off Agreements, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(E) shall not, and shall not permit any of such Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $5,000,000 in the aggregate, except (1) in the ordinary course of business or (2) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(F) shall not, and shall not permit any of such Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any

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properties or assets with a value in excess of $1,000,000 in the aggregate, except sales, transfers and dispositions of inventory and products, licenses of Intellectual Property and any other sales, leases, licenses, transfers, exchanges, swaps or dispositions or encumbrances of property or assets in the ordinary course of business (other than with respect to PropCo Assets);

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for expenditures that would not impose obligations on PropCo to make any such expenditures from and after the Effective Time;

(H) shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any material rights under any Company Material Contract or under any Company Permit, or enter into any new Contract which would be a Company Material Contract outside the ordinary course of business;

(I) shall not, and shall not permit any of its Subsidiaries to, materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP, SEC rule or policy or applicable Law;

(J) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities, or any awards substantially similar to Performance Units, as such term is defined in the Employee Matters Agreement, or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company Long Term Incentive Awards outstanding on the date hereof, (2) the sale of shares of Company Common Stock pursuant to the exercise of Company Options or the settlement of a Company Long Term Incentive Award, if necessary to effectuate an option direction upon exercise or for withholding of Taxes in accordance with their terms on the date hereof, (3) grants of equity awards solely with respect to OpCo or the cost of which will be solely borne by OpCo, (4) pledges under the Company Credit Agreement and (5) as contemplated by the OpCo Spin-Off Agreements;

(K) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred in the ordinary course of business, including under the Company Credit Agreement, in connection with working capital needs, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries as permitted by the OpCo Spin-Off Agreements; (3) for any guarantees by the Company of

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indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is under the Company Credit Agreement, the Company Notes or incurred in compliance with this Section 5.1(b); (4) for the Company Financing Commitment and (5) any indebtedness for which PropCo or its Subsidiaries would have no obligations with respect to from and after the Effective Time;

(L) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not exceed $250,000 individually and $2,000,000 in the aggregate and do not involve any admission of wrongdoing or equitable relief;

(M) shall not, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes; or

(N) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (M) of this Section 5.1(b).

(c) From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement or the OpCo Spin-Off Agreements or (iii) as set forth in Section 5.1(c) of the Parent Disclosure Letter, Parent covenants and agrees that it shall use commercially reasonable efforts to conduct the business of Parent and its Subsidiaries in all material respects in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and permits; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(d) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(d) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly required by this Agreement, or (iv) as set forth in Section 5.1(c) of the Parent Disclosure Letter, Parent or any of its Subsidiaries shall not:

(A) amend or propose to Parent’s shareholders any amendment to Parent’s certificate of incorporation or bylaws or Merger Sub’s certificate of formation or limited liability company agreement, in each case, in any manner that would be

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reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or otherwise be adverse to the Company or the holders of Company Common Stock;

(B) declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of the capital stock of Parent, or subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of the capital stock of Parent, other than (i) cash dividends in the ordinary course of business consistent with past practice, provided that in no event shall any such dividend, distribution, subdivision, reclassification, recapitalization, split, combination or exchange have a record date or payment date on any date from and after the date on which all of the conditions set forth in Article VI are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied at the Closing) until and through the Closing Date and (ii) any dividend, distribution or other transaction that Parent reasonably determines is required to maintain Parent’s status as a REIT;

(C) to the extent such action would prevent, impede materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger, purchase, redeem or otherwise acquire any share of Parent’s capital stock or other securities or issue any shares of Parent capital stock or other securities;

(D) acquire or agree to acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets from any other person if such acquisition would reasonably be expected to (i) materially impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, including Gaming Approvals, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Financing;

(E) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness (other than the Parent Financing Commitment) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Parent Financing;

(F) directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of Parent or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among Parent and

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its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or in connection with the exercise of any options, or the vesting or settlement of any Parent equity awards issued in the ordinary course of business and consistent with past practice; or

(G) agree or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Access.

(a) For purposes of facilitating the transactions contemplated hereby, each of the Company and Parent shall afford (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives of the other party such reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries (other than relating primarily to the OpCo Business), as Company and Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall be required to provide access to or make available to any person any document or information that, in the reasonable judgment of such party, (i) violates any of its obligations with respect to confidentiality, (ii) is subject to any attorney-client, work-product or other legal privilege or (iii) the disclosure of which would violate any Law or legal duty (provided that the withholding party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements) provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries and nothing herein shall authorize the Company or its respective Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by Parent or its Subsidiaries. Each of Parent and the Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include with respect to Parent the Financing). Each of Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from requests for access.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidential disclosure agreement, dated as of April 16, 2015, between the Company and Parent (the “Confidentiality Agreement”).

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Section 5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company shall, and the Company shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively “Representatives”) of the Company or any of its Affiliates to: (A) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 12-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such person or its Representatives and (B) from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a Company Takeover Proposal.

(b) The Company shall not make any determination under the Rights Plan that would interfere with Parent consummating the Merger and the other transactions contemplated by this Agreement. Except as expressly provided by this Agreement, the Company shall not (1) take any action to exempt any person from the restrictions on “business combinations” contained in §203 of the DGCL or the Company Organizational Documents or otherwise cause such restrictions not to apply or (2) terminate (or permit the termination of), waive, amend or exempt any person from the Rights Plan; provided that nothing herein shall restrict or interfere with the Company’s ability to delay a Distribution Date (as defined in the Rights Plan) in accordance with the terms of the Rights Plan in response to a tender offer or exchange offer pursuant to Regulation 14D under the Exchange Act; provided, further, that notwithstanding the immediately foregoing proviso, in no event shall the Company delay a Distribution Date in response to a tender offer or exchange offer to a date which is on or after expiration of such tender offer or exchange offer. Except (i) as necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms hereof) or (ii) if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (i) standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (ii) confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not

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reasonably be likely to, facilitate or encourage a Company Takeover Proposal) and (B) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

(c) Notwithstanding anything to the contrary contained in Section 5.3, if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Company Takeover Proposal from any person and the Company, its Affiliates and the Company’s and its Affiliates’ Representatives are not in Willful and Material Breach of this Section 5.3 and if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company may, directly or indirectly, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person that has made such Company Takeover Proposal and its Representatives and potential sources of funding; provided that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal (including as a part thereof, making counterproposals) and its Representatives and potential sources of financing regarding such Company Takeover Proposal. “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those applicable to Parent that are contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3.

(d) The Company shall promptly (and in no event later than forty-eight (48) hours after receipt) notify, orally and in writing, Parent of any Company Takeover Proposal received by the Company or any of its Representatives, which notice shall include the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including copies of any written proposal relating thereto provided to the Company or any of its Representatives) and indicate whether the Company has furnished nonpublic information to, or entered into discussions or negotiations with, such third party. The Company shall keep Parent reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(e) Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or

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publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) make, or publicly propose to make, any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Company Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an Adverse Recommendation Change so long as the Company reaffirms the Company Recommendation during such period), (D) other than with respect to the period of up to ten (10) Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against a Company Takeover Proposal or fail to reaffirm the Company Recommendation, in either case within five (5) Business Days after a request by Parent to do so; provided, however, that (1) such five (5) Business Day period shall be extended for an additional five (5) Business Days following any material modification to any Company Takeover Proposal occurring after the receipt of Parent’s written request and (2) Parent shall be entitled to make such a written request for reaffirmation only once for each Company Takeover Proposal and once for each material amendment to such Company Takeover Proposal; (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board of Directors may make an Adverse Recommendation Change if (x) the Company is not in Willful and Material Breach of this Section 5.3 and (y) after receiving a bona fide unsolicited written Company Takeover Proposal, the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Superior Proposal and (ii) in light of such Company Takeover Proposal, the failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making any Adverse Recommendation Change, (A) the Company has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and has contemporaneously provided to Parent a copy of the Superior Proposal and a copy of any written proposed transaction documents with the person making such Superior Proposal, (B) the Company has negotiated in good faith with Parent during such notice period, to the extent Parent wishes to negotiate in good faith, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any material terms of such Superior Proposal, the Company

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shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the three (3) Business Day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two (2) Business Days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f) Other than in connection with a Superior Proposal (which, for the avoidance of doubt, shall be subject to Section 5.3(e) and shall not be subject to this Section 5.3(f)), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from making an Adverse Recommendation Change in response to an Intervening Event if the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Company Board of Directors to make an Adverse Recommendation Change would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided, however, that, prior to making such Adverse Recommendation Change, (A) the Company has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (B) the Company has negotiated, and directed its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board of Directors to make an Adverse Recommendation Change pursuant to this Section 5.3(f) and (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board of Directors, after consultation with outside counsel, the failure so to disclose would be reasonably likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board of Directors.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Joint Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as

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necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective by the SEC under the Securities Act. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent, to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Share Issuance. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested by Parent in connection with any such action. No filing or mailing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon (which comments shall be considered by the other party in good faith); provided, however, that the Company, in connection with an Adverse Recommendation Change, a Company Takeover Proposal or a Superior Proposal may amend or supplement the Joint Proxy Statement and/or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations. A “Qualifying Amendment” means an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (a) an Adverse Recommendation Change, (b) a statement of the reason of the Board of Directors of the Company for making such Adverse Recommendation Change, (c) a factually accurate statement by the Company that describes the Company’s receipt of a Company Takeover Proposal or Superior Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (d) additional information reasonably related to the foregoing.

(b) Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 and advise the other party or any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the threat or issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from

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the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. At the Company’s request, Parent shall reasonably cooperate in amending or supplementing the Joint Proxy Statement/Prospectus pursuant to a Qualifying Amendment made in compliance with this Agreement.

(c) As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and holding the Company Stockholder Advisory Vote (the “Company Stockholders’ Meeting”) and not postpone or adjourn the Company Stockholders’ Meeting except (i) to the extent required by applicable Law or to solicit additional proxies or (ii) votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; provided that, unless otherwise agreed by the parties, the Company Stockholders’ Meeting may not be postponed or adjourned to a date that is more than twenty (20) days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company will, except in the case of an Adverse Recommendation Change, through the Company Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

(d) As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, Parent shall take all action necessary in accordance with applicable Laws and Parent’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to duly give notice of, convene and hold the Parent Shareholders’ Meeting for the purpose of obtaining the Parent Shareholder Approval and not postpone or adjourn the Parent Shareholders’ Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Parent Shareholder Approval have not been obtained; provided that, unless otherwise agreed by the parties, the Parent Shareholders’ Meeting may not be postponed or adjourned to a date that is more than twenty (20) days after the date for which the Parent Shareholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent will, through the Parent Board of Directors, recommend that its shareholders approve this Agreement and will use reasonable best efforts to solicit from its shareholders proxies in favor of the Share Issuance and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of NASDAQ or applicable Laws to obtain such approvals.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same date and at the same time.

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Section 5.5 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger including, without limitation, prompt filing by the Company of the notice required by the Decision and Order (Docket No. 9355) issued by the Federal Trade Commission to the Company on December 4, 2013, (ii) the preparation of any financial information required by any Gaming Authority or Governmental Entity pursuant to applicable antitrust Laws, in each case in connection with the transactions contemplated by this Agreement and the OpCo Spin-Off Agreements, (iii) the satisfaction of the conditions to consummating the Merger, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, or to avoid an investigation, action, proceeding or other challenge of the legality of the transactions contemplated by this Agreement and the OpCo Spin-Off Agreements by, any Governmental Entity (which actions shall include furnishing all information and documentary material required by any Gaming Authority) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement (collectively, “Approvals”) and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Approval necessary to be obtained prior to Closing. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Merger, the parties hereto shall use reasonable best efforts to effect such transfers. In furtherance of the foregoing, if and to the extent necessary to obtain an Approval, Parent shall propose amendments to the Master Lease and if the applicable Governmental Entity agrees that such proposed amendments would permit Approval to be granted, (A) the Company shall agree to all of such amendments that would not reasonably be expected to be detrimental to the Company and (B) if any of such amendments would reasonably be expected to be detrimental to the Company, the Company shall agree to such amendments as would not reasonably be expected to be detrimental to the Company and each of Parent and the Company shall negotiate in good faith with respect to compensation to the Company for and to the extent of any such detriment (which, for the avoidance of doubt, shall be determined net of any benefit to the Company resulting from amendments pursuant to this sentence which are beneficial to the Company). Each of Parent and the Company, as applicable, shall be required to sell, divest, dispose of, hold separate or otherwise agree to limit its freedom of action or to take any other

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action (each, a “Divestiture Action”) with respect to any assets, contracts, properties or businesses (including, with respect to Parent, those assets, contracts, properties or businesses of PropCo to be acquired by it under, or entered into in connection with, this Agreement) in order to obtain any Approval required to effect the Merger and the transactions contemplated hereby; provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall Parent or the Company be obligated to propose or agree to accept any Divestiture Action: (i) in the case of Parent, (x) that obligates it to make any capital improvements at its properties or at properties of PropCo, or (y) to the extent such Divestiture Action, individually or in the aggregate, would constitute a Regulatory MAE and (ii) in the case of the Company, except as required by the immediately preceding sentence, that would require the Company (x) to sell, divest, dispose of, hold separate or otherwise limit its freedom of action with respect to any OpCo Asset (as defined in the Separation and Distribution Agreement), (y) retain any Pinnacle Asset or Pinnacle Liability (as such terms are defined in the Separation and Distribution Agreement) unless (i) such retention would not reasonably be expected to prevent, impede or materially delay the Closing, (ii) in the case of a PropCo Asset, Parent agrees that the Company may retain such PropCo Asset for no consideration or cost to the Company or OpCo and (iii) in the case of a Pinnacle Liability, Parent agrees to fully reimburse and indemnify the Company or OpCo, as applicable, against such Pinnacle Liability, with the form and substance of the agreements by Parent referenced in each of the preceding clauses (ii) and (iii) to be reasonably satisfactory to the Company in its good faith determination or (z) to amend the Master Lease, in each case in order to obtain any Approval. For purposes of this Section 5.5(a), one or more Divestiture Actions shall constitute a “Regulatory MAE” if, and only if, and to the extent such Divestiture Action, individually or in the aggregate with all other Divestiture Actions taken together, would reasonably be expected to result (after giving effect to any net after tax proceeds or other benefits reasonably expected to result from any such Divestiture Action) in a loss of value (measured on a net present value basis) to the Parent which exceeds $150 million.

(b) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.5. In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Merger. Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity or third party regarding the Merger, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity or third party. Neither party shall participate in any substantive meeting or teleconference with any Governmental Entity in connection with this Agreement and the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity and applicable Law, gives the other party the opportunity to attend and participate thereat (whether by telephone or in person). Each party shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the

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substance thereof) between it and any such Governmental Entity or third party with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.5 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

(c) In furtherance and not in limitation of the provisions of Section 5.5(a), Parent and Merger Sub agree to, and agree to cause their Affiliates and their respective directors, officers, partners, managers, members, principals and shareholders to, and the Company agrees to prepare and submit to the Gaming Authorities as promptly as practicable, and in any event no later than forty-five (45) calendar days from the date of this Agreement, all applications and supporting documents necessary to obtain all required Gaming Approvals.

(d) Notwithstanding anything herein to the contrary, Parent and the Company shall cooperate in good faith to jointly develop a strategy for obtaining all necessary Approvals, with the Company entitled to take primary control and lead the strategy for Approvals primarily relating to the operations of the OpCo Business following the Effective Time and Parent entitled to take primary control and lead the strategy for Approvals primarily relating to the ownership of the Pinnacle Business (as such term is defined in the Separation and Distribution Agreement); provided that each of Parent and the Company shall, in good faith, take into consideration the other’s view regarding the strategies that it is entitled to lead and primarily control pursuant to this Section 5.5(d) including, to the extent practicable and permitted by applicable Law, advance notice, discussion and consideration of any suggestions or comments of the other party, prior to any material interaction with any Governmental Entity in connection with an Approval.

(e) The Company shall use its reasonable best efforts, and Parent shall use its reasonable best efforts to cooperate with the Company in its efforts, to obtain such third party consents or approvals under the leases set forth on Schedule 2.6(g) of the Separation and Distribution Agreement as are necessary and appropriate to permit all PropCo Assets and Pinnacle Liabilities (as such terms are defined in the Separation and Distribution Agreement) in respect thereof to be transferred to PropCo at or prior to the Distribution; provided that the Company shall not be not required to pay any fees, costs or expenses in order to obtain such consents or approvals that are not expressly required by the terms of such leases.

(f) Parent and the Company shall cooperate with each other reasonably and in good faith to make such arrangements as are necessary and appropriate to cause the OpCo Assets and OpCo Liabilities (as such terms are defined in the Separation and Distribution Agreement) with respect to the Community Improvement Districts and Transportation Development Districts for Kansas City, Missouri and St. Charles, Missouri and the Port Improvement District and Community Improvement District for St. Louis County to be transferred to OpCo on or prior to the Distribution or to (i) place the parties in equivalent economic circumstances as if such OpCo Assets and OpCo Liabilities had been transferred to OpCo as of immediately prior to the Distribution and (ii) provide OpCo with the right to appoint and elect representatives to govern such districts.

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Section 5.6 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.7 Public Announcements. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Merger or the transactions contemplated thereby and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.8 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Company shall maintain in effect (to the fullest extent permitted under applicable Law) any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time (to the extent and for so long as such entities remain in existence following the Effective Time) or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Company’s organizational documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and exculpation in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) The Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust,

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pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents and applicable Law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether commenced before or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby and including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Company shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries, in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time, including the transactions contemplated hereby; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall be obligated to obtain a policy with the greatest coverage possible that does not exceed 300% of the last annual premium paid by the Company prior to the date hereof. If (i) the Company elects, with the prior written consent of Parent, or (ii) Parent elects, then the Company or Parent, as applicable, may at Parent’s cost, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Company, exceed the Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.8(c). For the avoidance of doubt, the costs incurred from the purchase of any “tail policy” shall be the responsibility of, and paid by, Parent (and shall not be deemed Transaction Expenses as such term is defined in the Separation and Distribution Agreement).

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8.

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(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the DGCL, DLLCA or otherwise.

(f) The obligations of Parent and the Surviving Company under this Section 5.8 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.8 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, and (ii) this Section 5.8 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Company and their respective successors and assigns.

(g) In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 5.8.

Section 5.9 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries operations.

Section 5.10 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Transaction Litigation. The Company shall provide Parent with the opportunity to participate in the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. All costs of any stockholder litigation, including legal fees and any reasonable out-of-pocket expenses, shall be deemed Transaction Expenses as such term is defined in the Separation and Distribution Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date

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of this Agreement that contemplates any equitable relief or that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the OpCo Spin-Off Agreements without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.12 Reorganization. None of the Company, Parent or Merger Sub shall take, or omit to take, any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.13 NASDAQ Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 5.14 Company Indebtedness.

(a) The Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other administrative actions required to facilitate (i) the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith, and replacement of or cash collateralization of any issued letters of credit in respect of that certain Amended and Restated Credit Agreement, dated as of August 13, 2013, by and among the Company, as borrower, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Company Credit Agreement,” and such termination and repayment, the “Company Credit Agreement Payoff”) and (ii) to the extent reasonably requested in writing by Parent or Merger Sub no later than ten (10) Business Days prior to the Closing Date with respect to any indebtedness incurred by the Company or any of its Subsidiaries after the date hereof in compliance with Section 5.1(b)(K) (other than under the Company Credit Agreement or guarantees of the Company Notes) (it being understood that the Company shall promptly and in any event no later than fifteen (15) Business Days prior to the Closing Date notify Parent in writing of the amount of any such indebtedness incurred or to be incurred and expected to be outstanding on the Closing Date), repayment in full of all obligations in respect of such indebtedness (except any such Indebtedness to be assumed by OpCo or OpCo’s Subsidiaries after giving effect to the Merger or for which PropCo and its Subsidiaries (after the Effective Time) will not have liability after the Effective Time) and release of any Liens securing such indebtedness and guarantees in connection therewith (except (x) any such Indebtedness to be assumed by OpCo or OpCo’s Subsidiaries after giving effect to the Merger or for which PropCo and its Subsidiaries (after the Effective Time) will not have liability after the Effective Time and (y) guarantees of Company Notes), in each case, on the Closing Date. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent and Merger Sub no later than three (3) Business Days prior to the Closing Date payoff letters with respect to the Company Credit Agreement and, to the extent requested by Parent or Merger Sub no later than ten (10) Business Days prior to the Closing Date, any indebtedness (except such indebtedness to be assumed by OpCo or OpCo’s Subsidiaries after giving effect to the Merger or for which PropCo and its Subsidiaries (after the Effective Time) will not have liability after the Effective Time) incurred by any of the Company and its Subsidiaries after the date hereof in compliance with Section 5.1(b)(K) (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent

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on behalf of the persons to which such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on or prior to the Closing Date, be released and terminated.

(b) If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, (i) issue one or more notices of optional redemption for all of the outstanding aggregate principal amount of any of the Company’s 7.75% Senior Subordinated Notes due 2022 (the “7.75% Notes”), 8.75% Senior Subordinated Notes due 2020 (the “8.75% Notes”), 6.375% Senior Notes due 2021 (the “6.375% Notes”) and 7.50% Senior Notes due 2021 (together with the 7.75% Notes, 8.75% Notes and 6.375% Notes, the “Company Notes”), pursuant to the Note Indentures in order to effect a redemption on the Closing Date; provided that any such redemption notice shall be subject to and conditioned upon the occurrence of the Effective Time, and (ii) provide any other cooperation reasonably requested by Parent (which shall not require the payment of funds by the Company or its Subsidiaries towards the Discharge) to facilitate the redemption of the Company Notes (and/or, if elected by Parent, satisfaction and discharge of such Company Notes pursuant to the Note Indentures) effective as of and conditioned upon the occurrence of the Effective Time. The Company shall not be required to take any action, to the extent it determines, after consultation with outside counsel, that such action would reasonably be expected to violate the terms of any Contract to which it is a party. Notwithstanding anything in this Agreement, any costs incurred or liabilities arising out of or in connection with any Discharge shall be borne by Parent and shall not be deemed Transaction Expenses (as such term is defined in the Separation and Distribution Agreement).

(c) As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall use its reasonable best efforts to commence offers to purchase and consent solicitations related to any or all of the Company Notes, on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent and reasonably satisfactory to the Company (each, a “Debt Tender Offer” and collectively, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith; provided that (i) Parent shall only request the Company to conduct any Debt Tender Offer in compliance with the documents governing the applicable series of Company Notes and the applicable federal securities Laws and Gaming Laws and (ii) the Company shall not be required to commence any Debt Tender Offer or to take any action in connection therewith that would reasonably be expected to violate the terms of the Company Credit Agreement or the Company Notes, and the Company shall not be obligated to take actions to modify the Company Credit Agreement or the Company Notes. Notwithstanding the foregoing, but subject to the preceding proviso, the closing of the Debt Tender Offers shall be conditioned on the occurrence of the Closing, and the parties shall use their respective reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Subject to the preceding sentence, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers, including using reasonable best efforts in assisting Parent with its preparation of the offers to purchase, consent solicitation statements, letters of transmittal and/or forms of consent. The Company (i) shall waive any of the conditions to the Debt Tender Offers

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(other than the occurrence of the Closing) and make any change to the Debt Tender Offers, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to the Debt Tender Offers or make any changes to the Debt Tender Offers; provided that the Company shall take such actions as it reasonably determines are necessary or advisable to comply with the Company Credit Agreement, the Company Notes and the federal securities Laws or Gaming Laws (and shall not take any action requested by Parent that would reasonably be expected to violate the Company Credit Agreement, the Company Notes or the federal securities Laws or Gaming Laws). Subject to the making of the OpCo Cash Payment pursuant to the terms of this Agreement and the Separation and Distribution Agreement, Parent shall ensure that on the Closing Date the Company has all funds necessary to pay for such Company Notes that have been properly tendered and not withdrawn pursuant to the Debt Tender Offers.

(d) It is understood and agreed that (i) all fees (including breakage fees), costs, expenses (including reasonable fees and disbursements of counsel) and liabilities (including the portion of accrued and unpaid interest that is a Pinnacle Liability pursuant to the Separation and Distribution Agreement) in connection with, or arising out of, the Company Credit Agreement Payoff, the Discharge of the Company Notes and any Debt Tender Offers for the Company Notes shall be borne by Parent and shall not be deemed Transaction Expenses (as such term is defined in the Separation and Distribution Agreement) (it being understood, for the avoidance of doubt, that this clause (i) shall not apply to any fees, costs, expenses and liabilities in connection with the Company Financing) and (ii) to the extent any of such fees, costs, expenses and liabilities are paid or borne by the Company, Parent shall promptly (and in any event no later than the Closing Date) reimburse the Company for such fees, costs, expenses and liabilities.

(e) Subject to the Company’s compliance with Section 5.14(a), (b) and (c) and to the making of the OpCo Cash Payment on the Closing Date, Parent shall cause (i) the Company Credit Agreement Payoff to occur on the Closing Date and (ii) either (x) the Discharge of all of the Company Notes to be consummated on the Closing Date or (y) with respect to the Company Notes not so Discharged, such Company Notes shall have been (in each case in a manner that is effective on the Closing Date) acquired and cancelled pursuant to a Debt Tender Offer (and any Company Notes not so acquired and cancelled or Discharged shall have been modified or waived (including with respect to any related indentures) in a manner reasonably satisfactory to Parent and the Company (and in compliance with all applicable federal securities Laws, Gaming Laws, the Company Credit Agreement and the Company Notes) to permit the Merger, the Distribution, the release of OpCo and all subsidiaries of OpCo as guarantors of any Company Notes and the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the OpCo Spin-Off Agreements).

Section 5.15 Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Company Material Adverse Effect, in the case of the Company, or Parent Material Adverse Effect, in the case of Parent or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any change or event

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shall not be deemed to constitute a violation of this Section 5.15 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

Section 5.16 OpCo Spin-Off Agreements.

(a) The Company shall use its reasonable best efforts to consummate the Distribution in accordance with Section 1.1 and the OpCo Spin-Off Agreements. Without limiting the foregoing, the Company shall use its reasonable best efforts to cause each condition set forth in Section 3.2 of the Separation and Distribution Agreement (other than Section 3.2(a)) to be satisfied as promptly as practicable following the date hereof, including preparing and filing a registration statement on Form 10 as soon as reasonably practicable (together with any amendments, supplements, prospectuses or information statements in connection therewith, the “Spin-Off Registration Statement”) to register the OpCo shares to be distributed in the Distribution. The Company shall timely provide drafts of the Spin-Off Registration Statement (and any amendments or supplement thereto) to Parent for review and comment (which comments shall be considered by the Company in good faith). Each of the Company and Parent shall cooperate reasonably with each other, and shall cause their respective Affiliates to so cooperate, to effectuate the transactions contemplated by OpCo Spin-Off Agreements and the Spin-Off Registration Statement.

(b) Any changes proposed by the Company to any of the OpCo Spin-Off Agreements from the forms attached to this Agreement as Exhibits A-D shall be subject to the prior approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed; provided that it shall be deemed reasonable for Parent to withhold its consent to any amendment which would be adverse to Parent in Parent’s good faith determination). Following the execution of the OpCo Spin-Off Agreements, the Company shall not, nor shall the Company permit any of its Subsidiaries to, alter, amend or otherwise revise the OpCo Spin-Off Agreements, or waive any term thereof or any condition to the obligations thereunder, without the prior approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed; provided that it shall be deemed reasonable for Parent to withhold its consent to any alteration, amendment, revision or waiver which would be adverse to Parent in Parent’s good faith determination).

Section 5.17 Financing.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense (provided that, notwithstanding the foregoing, expenses related to providing information under clauses (ii) and (v) below shall be paid 50% by the Company and 50% by Parent in the event such information is required to be included in the Joint Proxy Statement/Prospectus), provide to Parent such cooperation as is reasonably requested by Parent in connection with the Parent Financing or the Parent Equity Financing (provided that such requested cooperation (A) is consistent with applicable Law, (B) does not unreasonably interfere with the operations of the Company and its Subsidiaries, and (C) does not cause any director, officer or employee of the

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Company or any of its Subsidiaries or any Representatives to incur any personal liability), including (i) assisting with the preparation of customary materials relating to the Company and its Subsidiaries for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with the Parent Financing or the Parent Equity Financing; (ii) as promptly as reasonably practical, furnishing Parent and its Financing Sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in good faith in a timely manner and that is customarily required to (x) prepare any offering memorandum, registration statement, confidential information memorandum, lender presentation and other materials customarily required in connection with the Parent Financing (including (A) financial and other information regarding the Company and its Subsidiaries required to be provided to Parent’s Financing Sources pursuant to clause (ix) of Annex II of the Parent Financing Commitment as in effect as of the date hereof and, to the extent reasonably requested by Parent in good faith in a timely manner, the financial and other information regarding the Company and its Subsidiaries set forth in Section 2 and clause (x) of Annex II of the Parent Financing Commitment as in effect as of the date hereof to the extent customary and appropriate with respect to the Company and its Subsidiaries (or comparable provisions of any commitment for Parent Alternate Financing) and (B) the Financing Information) or (y) prepare a registration statement on Form S-1 or S-3 customarily required in connection with a Parent Equity Financing; (iii) using reasonable best efforts to obtain customary accountants’ comfort letters from the Company’s independent accountants (including “negative assurance” comfort) with respect to the financial information regarding the Company and its Subsidiaries referenced in clause (ii) to the extent such financial information is customarily subject to a comfort letter (including providing any necessary management representation letters) and (iv) assisting Parent with Parent’s preparation of pro forma financial information and pro forma financial statements as they relate to the Company and its Subsidiaries for rating agency presentations, bank information memoranda, registration statements and offering memoranda utilized in connection with the Parent Financing or the Parent Equity Financing.

(b) Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.17 or otherwise in connection with the Parent Financing, (i) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or reimbursed promptly by Parent or (ii) to incur any cost or expense (including any cost of producing any Carve-Out Financials requested by Parent or its Financing Sources with respect to the Parent Financing or the Parent Equity Financing but not otherwise required by the SEC in connection with the Joint Proxy Statement/Prospectus) unless such cost or expense is promptly reimbursed by Parent (and in any event no later than the earlier of (1) immediately prior to the Distribution and (2) the termination of this Agreement in accordance with Article VII). Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.17 or in connection with the arrangement of the Parent Financing other than to the extent such losses arise from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries. Nothing contained in this Section or otherwise shall require the board of directors of the Company or any of its Subsidiaries (as constituted prior to the Effective Time) to approve any Parent Financing or any Financing Agreement or other agreement related thereto. Further, nothing contained in this Section or otherwise shall require the Company to be an issuer or other

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obligor with respect to any Parent Financing on or prior to the Closing. All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their respective Representatives pursuant to this Section 5.17 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective officers, employees, representatives and advisors as required in connection with any Parent Financing or Parent Equity Financing subject to confidentiality protections customary for such Parent Financing and, in the case of any Parent Equity Financing or Parent Financing consisting of securities, to the extent required by applicable federal securities Laws. This Section 5.17(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Company and its Subsidiaries, and OpCo and its Subsidiaries (and the Company, OpCo and such Subsidiaries shall be third party beneficiaries of the Parent’s obligations under this Section 5.17(b)), and their respective successors and assigns, and shall be binding on Parent and its successors and assigns.

(c) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the Parent Debt Financing on or before the Closing on the terms and conditions described in the Parent Financing Commitment (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.17(d)), including using reasonable best efforts to:

(i) comply with, maintain in effect and enforce the Parent Financing Commitment, and, once entered into, the Financing Agreements with respect thereto;

(ii) negotiate Financing Agreements with respect to the Parent Debt Financing on the terms and conditions contained in the Parent Financing Commitment, or on other terms reasonably acceptable to Parent and not in violation of this Section 5.17;

(iii) satisfy on a timely basis all conditions applicable to the Parent Debt Financing in the Parent Financing Commitment and any Financing Agreements with respect thereto; and

(iv) in the event of a failure to fund (or threatened failure to fund) by the Parent Lenders in accordance with the Parent Financing Commitment that prevents, impedes or delays the Closing, enforce its rights under the Parent Financing Commitment and any Financing Agreements with respect thereto.

(d) Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Parent Financing Commitment without the prior written consent of the Company if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) delay or prevent the Closing, (ii) reduce the aggregate amount of the Parent Debt Financing from that contemplated by the Parent Financing Commitment as in effect on the date hereof, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Parent Debt Financing, in each case, in a manner that could adversely impact the

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ability of Parent to obtain the Parent Debt Financing or (iv) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other parties to the Parent Financing Commitment; it being understood that notwithstanding the foregoing Parent may (x) amend the Parent Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Parent Financing Commitment as of the date of this Agreement, (y) reduce the aggregate amount of the Parent Debt Financing by the amount of, or the amount of any commitment for, any debt financing of Parent and/or GLP Capital, L.P., the terms of which comply with clauses (i), (iii) and (iv) above (any such financing, a “Parent Permanent Financing,” and together with the Parent Debt Financing, the “Parent Financing”) and (z) reduce the aggregate amount of the Parent Debt Financing by the amount raised by Parent through the Parent Equity Financings. Upon any amendment, supplement, modification, replacement, termination, reduction or waiver of the Parent Financing Commitment in accordance with this Section 5.17(d), Parent shall deliver a copy thereof to the Company (including any principal documents entered into in connection with a Parent Permanent Financing or Parent Equity Financing) and (i) references herein to “Parent Financing Commitment” shall include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.17(d) (including any documents entered into in connection with a Parent Permanent Financing or Parent Equity Financing) and (ii) references to “Parent Debt Financing” or “Parent Financing” shall include the financing contemplated by the Parent Financing Commitment as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.17(d) and by any Parent Permanent Financing or Parent Equity Financing.

(e) Notwithstanding Section 5.17(d) above, in the event any portion of the Parent Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Parent Financing Commitment (other than, for the avoidance of doubt, with respect to any reduction of the Parent Financing Commitment solely by the terms thereof with respect to any Parent Permanent Financing or Parent Equity Financing), (A) Parent shall promptly notify the Company and (B) Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “Parent Alternate Financing”) (x) on conditions not less favorable to Parent and Merger Sub than the Parent Financing Commitment, (y) at least equal to the amount of such portion of the Parent Financing Commitment and in an amount sufficient to consummate the Merger on the Closing Date as promptly as practicable following the occurrence of such event (and in any event no later than Closing) and (z) other than as set forth in (x) or (y), on terms not materially less beneficial to Parent or Merger Sub. Copies (redacted for provisions related to fee amounts to the extent required by the applicable Financing Sources) of any new financing commitment letter (including any associated engagement letter and related fee letter) shall be promptly provided to the Company. In the event any Parent Alternate Financing is obtained in accordance with this Section 5.17, any reference in this Agreement to “Parent Financing Commitment”, “Parent Debt Financing” or “Parent Financing” shall include the debt financing contemplated by such Parent Alternate Financing. Except as provided elsewhere in this Section 5.17 and subject to the limitations in Section 5.17(d), nothing contained in this Agreement shall prohibit Parent from entering into Financing Agreements relating to the Parent Debt Financing; provided that such Financing Agreements may contain other conditions if such Financing Agreements do not result in a reduction or replacement of Parent Financing Commitments prior to the funding of the Parent Financing under such Financing Agreement.

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(f) Parent shall (i) give the Company prompt written notice of any default, breach or threatened breach in writing by any party of any of the Parent Financing Commitment or Financing Agreements related thereto of which Parent, Merger Sub or any of their Representatives or Affiliates become aware or any termination or threatened termination in writing thereof, and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Parent Debt Financing (or any Parent Permanent Financing or Parent Alternate Financing or Parent Equity Financing).

(g) In the event any Parent Financing or Parent Equity Financing is funded in advance of the Closing Date (or any other financing constituting an “Automatic Commitment Reduction” as defined in the Parent Financing Commitment as in effect as of the date hereof is consummated), Parent, or its applicable Subsidiary, shall keep and maintain at all times prior to the Closing Date the proceeds of such Parent Financing or Parent Equity Financing available for the purpose of funding the transactions contemplated by this Agreement and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Liens; provided that if the terms of such Parent Financing or Parent Equity Financing requires the proceeds of such Parent Financing or Parent Equity Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds are no more onerous than the Parent Financing Commitment; provided, further, that the proceeds of any such Parent Financing or Parent Equity Financing may be used to repurchase any or all of the Company Notes prior to the Closing Date so long as such Company Notes are redeemed, repurchased and/or satisfied and discharged on or prior to the Closing Date.

(h) Parent shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their Representatives to, at the Company’s sole expense, provide to the Company such cooperation as is reasonably requested by the Company in good faith in a timely manner and consistent with Article XVII of the Master Lease as if such agreement were in effect at such time and that is customarily required in connection with the Company Financing to assist the Company in connection with the granting of any Liens on any leasehold interest in property subject to the Master Lease required under any Financing Agreement related to such Company Financing, and to otherwise take such actions in connection with the Company Financing as may be required under Article XVII of the Master Lease (as if such agreement were in effect), including to the extent any consents, approvals, estoppel certificates or subordination and non-disturbance agreements are required by the Company and its Financing Sources under any Financing Agreement related to such Company Financing (provided that such requested cooperation (A) is consistent with applicable Law, (B) does not unreasonably interfere with the operations of Parent and its Subsidiaries and (C) does not cause any director, officer or employee of Parent or any of its Subsidiaries or any Representatives to incur any personal liability).

(i) The Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the Company Debt Financing on or before the Closing on the terms and conditions described in the Company Financing Commitment (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.17(j)), including using reasonable best efforts to:

(i) comply with, maintain in effect and enforce the Company Financing Commitment, and, once entered into, the Financing Agreements with respect thereto;

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(ii) negotiate Financing Agreements with respect to the Company Debt Financing on the terms and conditions contained in the Company Financing Commitment, or on other terms reasonably acceptable to Parent and not in violation of this Section 5.17;

(iii) satisfy on a timely basis all conditions applicable to the Company Debt Financing in the Company Financing Commitment and any Financing Agreements with respect thereto; and

(iv) in the event of a failure to fund (or threatened failure to fund) by the Company Lenders in accordance with the Company Financing Commitment that prevents, impedes or delays the Closing, enforce its rights under the Company Financing Commitment and any Financing Agreements with respect thereto.

(j) The Company shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Company Financing Commitment without the prior written consent of Parent if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) delay or prevent the Closing, (ii) reduce the aggregate amount of the Company Debt Financing from that contemplated by the Company Financing Commitment as in effect on the date hereof, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Company Debt Financing, in each case, in a manner that could adversely impact the ability of the Company to obtain the Company Debt Financing or (iv) adversely impact in any material respect the ability of the Company to enforce its rights against the other parties to the Company Financing Commitment; it being understood that notwithstanding the foregoing the Company may (x) amend the Company Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Company Financing Commitment as of the date of this Agreement and (y) reduce the aggregate amount of the Company Debt Financing by the amount of any debt financing, the terms of which comply with clauses (i), (iii) and (iv) above (any such financing, a “Company Permanent Financing”, and together with the Company Debt Financing, the “Company Financing”). Upon any amendment, supplement, modification, replacement, termination, reduction or waiver of the Company Financing Commitment in accordance with this Section 5.17(j), the Company shall deliver a copy thereof to Parent (including any principal documents entered into in connection with a Company Permanent Financing) and (i) references herein to “Company Financing Commitment” shall include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.17(j) (including any documents entered into in connection with a Company Permanent Financing) and (ii) references to “Company Debt Financing” or “Company Financing” shall include the financing contemplated by the Company Financing Commitment as amended, supplemented, modified, replaced, terminated reduced or waived in compliance with this Section 5.17(j) and by any Company Permanent Financing.

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(k) Notwithstanding Section 5.17(j) above, in the event any portion of the Company Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Company Financing Commitment (other than, for the avoidance of doubt, with respect to any reduction of the Company Financing Commitment solely by the terms thereof with respect to any Company Permanent Financing), (A) the Company shall promptly notify Parent and (B) the Company shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the “Company Alternate Financing”) (x) on conditions not less favorable to the Company than the Company Financing Commitment, (y) at least equal to the amount of such portion of the Company Financing Commitment in an amount sufficient to make the OpCo Cash Payment on the Closing Date as promptly as practicable following the occurrence of the Distribution (and in any event no later than Closing) and (z) other than as set forth in (x) or (y), on terms not materially less beneficial to the Company. Copies (redacted for provisions related to fee amounts to the extent required by the applicable Financing Sources) of any new financing commitment letter (including any associated engagement letter and related fee letter) shall be promptly provided to Parent. In the event any Company Alternate Financing is obtained in accordance with this Section 5.17, any reference in this Agreement to “Company Financing Commitment”, “Company Debt Financing” or “Company Financing” shall include the debt financing contemplated by such Company Alternate Financing. Except as provided elsewhere in this Section 5.17 and subject to the limitation in Section 5.17(j), nothing contained in this Agreement shall prohibit the Company from entering into Financing Agreements relating to the Company Debt Financing; provided that such Financing Agreements may contain other conditions if such Financing Agreements do not result in a reduction or replacement of the Company Financing Commitment prior to the funding of the Company Financing under such Financing Agreements.

(l) The Company shall (i) give Parent prompt written notice of any default, breach or threatened breach in writing by any party of any of the Company Financing Commitment or Financing Agreements related thereto of which the Company or any of its Representatives or Affiliates becomes aware or any termination or threatened termination in writing thereof, and (ii) otherwise keep Parent reasonably informed of the status of its efforts to arrange the Company Debt Financing (or any Company Permanent Financing).

(m) In the event any Company Financing is funded in advance of the Closing Date, the Company shall keep and maintain at all times prior to the Closing Date the proceeds of such Company Financing available for the purpose of funding the transactions contemplated by the OpCo Spin-Off Agreements and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Liens; provided that if the terms of such Company Financing requires the proceeds of such Company Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds are no more onerous than the Company Financing Commitment.

(n) Each of Parent, Merger Sub and the Company acknowledges and agrees that neither the obtaining of the Parent Financing, the Parent Equity Financing nor the Company Financing is a condition to the Closing.

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(o) From and after the date hereof until the earlier of the Effective Time and the Termination Date, Parent shall, and shall cause its applicable Subsidiaries to, (i) maintain availability for revolving loans under the Parent Credit Agreement in an amount (the “Required Parent Revolver Amount”) equal to $411,000,000 minus (x) the proceeds of any Parent Permanent Financing or Parent Equity Financing that does not reduce the bridge commitments under the Parent Financing Commitment, and (y) to the extent the terms thereof comply with Section 5.17(d)(i), (iii) and (iv), the aggregate proceeds contemplated by any commitment for any revolving loans under the Parent Credit Agreement, and, in the case of each of clause (x) and (y) above, subject to Section 5.17(g) and (ii) in the event the Required Parent Revolver Amount is greater than $0, ensure that the conditions precedent set forth in Section 4.02 of the Parent Credit Agreement or otherwise applicable to borrowings of revolving loans under the Parent Credit Agreement shall be capable of being satisfied at all times prior to, and on, the Closing Date (as if the Required Parent Revolver Amount were being borrowed on such date); provided that in the event that all or any portion of the Required Parent Revolver Amount becomes unavailable on the terms and conditions contemplated in the Parent Credit Agreement, Parent shall have sixty (60) days to (x) cure such unavailability under the Parent Credit Agreement or (y) arrange and obtain alternative financing from alternative sources (1) on conditions not less favorable to Parent and Merger Sub than the Parent Financing Commitment and (2) at least equal to the amount of such portion of the Required Parent Revolver Amount; provided that in no event shall such sixty (60) day period extend beyond the date on which the Closing Date is required to occur. Copies (redacted for provisions related to fee amounts to the extent required by the applicable Financing Sources) of any new financing commitment letter (including any associated engagement letter and related fee letter) shall be promptly provided to the Company.

Section 5.18 Asset Sales. After the date hereof but prior to the Effective Time, at Parent’s direction, the Company will enter into one or more Purchase Agreements (each, a “Purchase Agreement”) pursuant to which Parent, a limited partnership or other entity to be formed by Parent or a Subsidiary of Parent (in each case, an “Acquisition Vehicle”), would purchase, and the Company and certain Subsidiaries would sell, certain assets and equity interests of PropCo that are PropCo Assets (as such term is defined in the Separation and Distribution Agreement) specified by the Purchase Agreement therein that Parent in good faith deems necessary or appropriate to permit the assets, income, and operations of the Company and its Subsidiaries to be consistent with the status of Parent as a REIT under the Code (taking into account the transactions contemplated by the OpCo Spin-Off Agreements) from and after the Effective Time (the “Asset Sales”) on the terms and subject to the conditions specified by the Purchase Agreement therein; provided that (a) the Company’s obligation to consummate any Asset Sales as contemplated by this Section 5.18 shall be subject to the condition that (i) the conditions set forth in Section 6.1 and Section 6.2 have been satisfied, (ii) that Parent has confirmed that Parent is prepared to proceed immediately with the Closing, and (iii) that Parent shall have delivered to the Company the certificate referred to in Section 6.2(d); (b) concurrently with Parent’s delivery of the certificate referred to in clause (a)(iii) of this proviso, the Company shall deliver the certificate referred to in Section 6.3(d) and the documents, agreements and instruments referred to in this Section 5.18; and (c) following the delivery by Parent of the certificate referred to in clause (a)(iii) of this proviso and the delivery by the Company of the items referred to in clause (b) of this proviso, all conditions set forth in Section 6.3 shall be deemed to have been satisfied or waived. The closing of the Asset Sales would occur immediately prior to the Effective Time. The Company agrees to take, or cause to be taken, all

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reasonable actions and to do, or cause to be done, all reasonable things as may be reasonably necessary to consummate and make the Asset Sales, if any, effective immediately prior to the Effective Time, including (i) execution and delivery of Purchase Agreements in form and substance acceptable to the Parent, (ii) execution and delivery of such other documents, agreements, deeds and instruments and taking such other actions as may be reasonably requested by the Parent, and (iii) execution and delivery of appropriate amendments to this Agreement to give effect to such Asset Sales; provided that in no event, shall the Company be obligated to incur liability, pay costs or other monies or take any irrevocable action prior to the time which is immediately prior to the Effective Time. Any indebtedness of the Acquisition Vehicle to the Company or any of its Subsidiaries in connection with such Asset Sales shall be on arm’s length terms. Notwithstanding anything in the foregoing, (i) any costs incurred or liabilities arising out of or in connection with any Asset Sale shall be deemed a Pinnacle Liability (as defined in the Separation and Distribution Agreement) for purposes of the Transaction Documents (as defined in the Separation and Distribution Agreement) and shall not be deemed Transaction Expenses (as defined in the Separation and Distribution Agreement) and (ii) no Asset Sale shall materially delay or prevent the consummation of the Merger or the other transactions contemplated thereby.

Section 5.19 Obligations of Merger Sub. Parent shall take all action necessary to cause each of Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 5.20 Master Lease Schedule. The Company shall prepare and deliver to Parent no later than one hundred twenty (120) days after the date of this Agreement, Schedule C to the Master Lease (“Schedule C”) setting forth for each Facility (as defined in the Master Lease) all space currently utilized in the operation of such Facility, including, without limitation, all public spaces, back of the house, employee areas and other service areas. The Company shall provide Parent with a reasonable opportunity to review and comment on Schedule C (which comments shall be considered by the Company in good faith), including providing reasonable supporting detail at Parent’s request, and the final form of Schedule C shall be reasonably acceptable to Parent.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The Company Stockholder Approval and (ii) the Parent Shareholder Approval shall have been obtained;

(b) No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger or any of the transactions contemplated hereby, including under the OpCo Spin-Off Agreements;

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(c) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(d) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance;

(e) All Requisite Gaming Approvals shall have been duly obtained and shall be in full force and effect;

(f) The Spin-Off Registration Statement shall have become effective under the Securities Act and the Exchange Act, as applicable, and shall not be the subject of any stop order or proceedings seeking a stop order and no proceedings for that purpose shall have been initiated or overtly threatened by the SEC and not concluded or withdrawn;

(g) The Distribution shall have been completed in accordance with the OpCo Spin-Off Agreements; and

(h) No Action shall be pending before, or threatened in writing by, the U.S. Antitrust Division of the Department of Justice or the Federal Trade Commission wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or the OpCo Spin-Off Agreements or any of the transactions contemplated hereby or thereby, declare unlawful the transactions contemplated by this Agreement or the OpCo Spin-Off Agreements or cause such transactions to be rescinded or reasonably be expected to cause a Regulatory MAE.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in Section 4.1(a), Section 4.1(d), Section 4.1(e), Section 4.2(a) and Section 4.11 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except with respect to this clause (ii) where such failures to be so true and correct (without regard to “materiality” and similar qualifiers contained in such representations and warranties) have not and would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

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(c) Since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

(d) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by Parent’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(e) The Company shall have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters, including representation letters from each of Parent and the Company, in each case, in form and substance satisfactory to such counsel; and

(f) The Company shall have received a written opinion from KPMG LLP, dated as of the Closing Date and addressed to the Company, in form and substance satisfactory to the Company, that, commencing with Parent’s taxable year ended December 31, 2014, Parent has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code thereafter, as well as copies of all certifications provided by Parent to such firm in connection with its opinion.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (except for only de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2 (other than Section 3.2(a)), Section 3.3(a), Section 3.19, Section 3.20 and Section 3.22 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties) has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect;

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(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) Since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied; and

(e) Parent shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to Parent, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters, including representation letters from each of Parent and the Company, in each case, in form and substance satisfactory to such counsel.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s Willful and Material Breach of any material provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to March 31, 2016 (provided that if on March 31, 2016 the condition to closing set forth in Section 6.1(b), Section 6.1(e) or Section 6.1(h) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on June 30, 2016) or waived by all parties entitled to the benefit of such conditions, then, at the election of Parent, such date may be extended to June 30, 2016 (the “End Date Extension”)) if Parent provides written notice to the Company on or prior to March 31, 2016 (March 31, 2016, as such date may be extended by the End Date Extension, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

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(c) by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if such injunction was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent, if (i) the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained or (ii) the Parent Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Shareholder Approval shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent has not cured such breach or failure within thirty (30) days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company has not cured such breach or failure within thirty (30) days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b)); or

(g) by Parent, prior to receipt of the Company Stockholder Approval in the event of an Adverse Recommendation Change.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in the Confidentiality Agreement, this Section 7.2,

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Section 7.3, the provisions of Section 5.17(b) and liability arising out of or the result of, fraud or any Willful and Material Breach of any covenant or agreement or Willful and Material Breach of any representation or warranty in this Agreement occurring prior to termination, in which case the aggrieved party shall not be limited to expense reimbursement or any fee payable pursuant to Section 7.3, and shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Termination Fee; Expenses.

(a) If this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(g) in the event of an Adverse Recommendation Change; or

(ii) (x) by the Company or Parent pursuant to Section 7.1(d)(i) hereof, (y) a Company Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been publicly withdrawn by a date that is at least fifteen (15) Business Days prior to the Company Stockholders’ Meeting and (z) within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with a third party with respect to or consummates a transaction that is a Company Takeover Proposal with a third party;

then the Company shall pay to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds in the case of clause (i), within two (2) Business Days of such termination, or, in the case of clause (ii), upon the earlier of the entry into a definitive agreement with respect to the transactions contemplated by such Company Takeover Proposal and the consummation of such transactions.

(b) If this Agreement is terminated by (A) either Parent or the Company pursuant to Section 7.1(c) in connection with any injunction, order, decree or ruling relating to gaming, antitrust or related Laws or any related consents or approvals, including the Gaming Approvals or (B) either Parent or the Company pursuant to Section 7.1(b) and at the time of such termination, any of the conditions set forth in Section 6.1(b), Section 6.1(e) or Section 6.1(h) shall not have been satisfied and the conditions in Section 6.1(a)(i), Section 6.1(f), Section 6.3(a), Section 6.3(b), Section 6.3(c) and Section 6.3(d) have been satisfied or are capable of being satisfied at or prior to the Closing, then Parent shall pay to the Company promptly (but in any event no later than the second Business Day after such termination), the Parent Termination Fee; provided that Parent shall not be obligated to pay such fee if the primary cause of such termination was an adverse suitability finding under Gaming Laws with respect to the OpCo Business.

(c) Expense Reimbursement. If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d)(ii), Parent shall pay the Company $20,000,000 in respect of the Company’s expenses in connection with this Agreement (the “Company Expense Reimbursement”), by wire transfer (to an account designated in writing by the Company) in immediately available funds within two (2) Business Days after such termination. If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d)(i), the

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Company shall pay Parent the Parent Expense Reimbursement in respect of Parent’s expenses in connection with this Agreement, by wire transfer (to an account designated in writing by Parent) in immediately available funds within two (2) Business Days after such termination. Notwithstanding anything to the contrary in this Section 7.3(c), in the event that both the Company Stockholder Approval and the Parent Shareholder Approval have not been obtained at the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting, respectively, neither the Company nor Parent shall be entitled to receive the Company Expense Reimbursement or the Parent Expense Reimbursement, respectively. “Parent Expense Reimbursement” shall be an amount equal to the lesser of (i) $20,000,000 (the “Maximum Expense Amount”) and (ii) the maximum amount, if any, that can be paid to Parent, without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute income described in Sections 856(c)(2)(A) - (I) and 856(c)(3)(A) - (I) of the Code (“Qualifying Income”), and (b) the recipient has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent, receives a reasoned opinion from outside counsel or a ruling from the IRS (“Tax Guidance”) providing that Parent’s receipt of the Maximum Expense Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”), the Parent Expense Reimbursement shall be an amount equal to the Maximum Expense Amount and the Company shall, upon receiving notice that Parent, as the case may be, has received the Tax Guidance, pay to Parent the unpaid Maximum Expense Amount within five (5) Business Days. In the event that Parent is not able to receive the full Maximum Expense Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three (3) Business Days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Maximum Expense Amount or the maximum amount stated in the letter referred to in (i) of this sentence within five (5) Business Days after the Company has been notified thereof. The obligation of the Company, as the case may be, to pay any unpaid portion of the Maximum Expense Amount shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Maximum Expense Amount terminates shall be released to the Company. “Parent Termination Fee” shall be an amount equal to $150,000,000. “Company Termination Fee” shall be an amount equal to the lesser of (i) $60,000,000 (the “Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the

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REIT Requirements, the Company Termination Fee shall be an amount equal to the Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three (3) Business Days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) of this sentence within five (5) Business Days after the Company has been notified thereof.

(d) The payment of the Parent Termination Fee or the Company Termination Fee, as applicable (in each case, a “Termination Fee Payment”) shall be compensation and liquidated damages for the loss suffered by the Company or the Parent, as applicable, as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither party shall have any other liability to the other after the payment of such Termination Fee Payment, except in the case of fraud or a Willful and Material Breach. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee Payment shall become due and payable in accordance with Section 7.3(a) or Section 7.3(b), as applicable, from and after such termination and payment of the Termination Fee Payment pursuant to and in accordance with Section 7.3(a) or Section 7.3(b), as applicable, the paying party shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 7.3(a) or Section 7.3(b), as applicable, except in the case of fraud or a Willful and Material Breach. Each of the parties hereto acknowledges that the Termination Fee Payment, Parent Expense Reimbursement and Company Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such Termination Fee Payment and/or expense reimbursement is due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall any party be entitled to more than one payment of the Termination Fee Payment in connection with a termination of this Agreement pursuant to which the Termination Fee Payment is payable, and if the Termination Fee Payment is payable at such time as the receiving party has already received payment or concurrently receives payment from the paying party in respect of the Parent Expense Reimbursement or the Company Expense Reimbursement, as applicable, the amount of such Parent Expense Reimbursement or Company Expense Reimbursement actually received by Parent or the Company, as applicable, shall be deducted from the Termination Fee Payment. Solely for purposes of this Section 7.3, “Company Takeover Proposal” shall have the meaning ascribed thereto in Section 8.15(b)(v), except that all references to 15% shall be changed to 50.1%.

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(e) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if a party fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (i) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary herein, any action, claim, controversy or dispute of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving

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a Financing Source in connection with this Agreement, the Parent Debt Financing, the Company Debt Financing or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Merger Agreement Representations (as defined in the Parent Financing Commitment) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective affiliates have the right to terminate its obligations under this Merger Agreement, or to decline to consummate the Acquisition pursuant to this Agreement and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of this Agreement, in each case, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The parties agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement), or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including, for the avoidance of doubt, the Company causing Parent to comply with its obligations pursuant to Section 5.17(c)) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property,

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generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any legal action or proceeding, whether in Law or in equity, whether in contract or in tort or otherwise against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Parent Debt Financing or the Company Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable law jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).

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Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7 or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

To Parent or Merger Sub:

Gaming and Leisure Properties, Inc.
825 Berkshire Blvd., Suite 400
Wyomissing, Pennsylvania 19610
Facsimile:	(610) 401-2901
Email:	bmoore@glpropinc.com
Attention:	Brandon J. Moore

with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:	(212) 403-2000
Email:	DANeff@wlrk.com
GEOstling@wlrk.com
Attention:	Daniel A. Neff
Gregory E. Ostling

To the Company:

Pinnacle Entertainment, Inc.
3980 Howard Hughes Parkway
Las Vegas, Nevada 89169
Facsimile:	(702) 541-7773
Email:	Jack.Godfrey@pnkmail.com
Attention:	John A. Godfrey

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Facsimile:	(212) 735-2000
Email:	stephen.arcano@skadden.com
neil.stronski@skadden.com
Attention:	Stephen F. Arcano
Neil P. Stronski

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day. Any party to this Agreement may notify, in accordance with the procedures set forth in this Section 8.7, any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such

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notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is properly given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term, covenant, restriction or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms, covenants, restrictions and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or among any of them, with respect to the subject matter hereof and thereof, and, subject to Section 8.13, this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a duly authorized representative of each of the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Section 8.4, Section 8.5(b), Section 8.6, this Section 8.11, and Section 8.13 may not be amended, supplemented, waived or otherwise modified in a manner materially adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 8.13 No Third-Party Beneficiaries; Liability of Financing Sources. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 5.8, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that the Financing Sources shall be express third party beneficiaries of Section 8.4, Section 8.5(b), Section 8.6, Section 8.11 and this Section 8.13, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Notwithstanding anything to the contrary contained herein, the Company agrees that it shall not have any rights or claims against any Financing Source of Parent in connection with this Agreement, the Parent Financing or the transactions contemplated hereby or thereby and Parent agrees that it shall not have any rights or claims against any Financing Source of the Company in connection with this Agreement, the Company Financing or the transactions contemplated hereby or thereby; provided that following consummation of the Merger, the foregoing will not limit the rights of the parties to the Parent Financing Commitment.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 20, 2015, unless the context requires otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever and the inclusion of an item relating to the OpCo Business, OpCo Assets or OpCo Liabilities does not, in and of itself, establish that such item relates to or affects PropCo or the Pinnacle Business.

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Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Letter and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Letter. As used in this Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

(ii) “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA) and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

(iii) “Company Marketing Period” means the first period of twenty (20) consecutive days throughout and at the end of which nothing shall have occurred and

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no condition shall exist that would cause any of the conditions set forth in Section 6.1, Section 6.2 or Section 6.3 (other than (i) the conditions set forth in Section 6.1(a) which must be satisfied no later than five (5) Business Days prior to the end of the Company Marketing Period and (ii) conditions that by their nature will not be satisfied until the Closing; provided that such conditions are reasonably capable of being satisfied at the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive-day period; provided that if the Company Marketing Period has not ended prior to December 19, 2015, it will be deemed not to have commenced until after January 3, 2016, and such period will not consider November 26, 2015. and November 27, 2015, as days (it being understood that any period including such dates shall not be deemed consecutive for purposes of the foregoing). Notwithstanding the foregoing, the Company Marketing Period shall end no later than the End Date (and, in any event, on any date when the amount of the Company Debt Financing to be funded on the Closing Date has been funded).

(iv) “Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate (i) would reasonably be expected to prevent or materially impede, materially hinder or materially delay the consummation by the Company of the Merger or the other transactions contemplated hereby or (ii) has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of PropCo, other than (with respect to each of clause (i) and (ii) above) any event, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which PropCo or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.3(a), Section 3.3(c)(i) or Section 3.22 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Parent or Merger Sub, (5) changes in applicable Law, GAAP or accounting standards, (6) outbreak or escalation of hostilities or acts of war or terrorism, (7) any litigation in connection with this Agreement, the OpCo Spin-Off Agreements or the transactions contemplated thereby, (8) floods, hurricanes, tornados, earthquakes, fires or other natural disasters or (9) failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); except, in each case with respect to clauses (1), (2), (5), (6) and (8), to the extent disproportionately affecting PropCo and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which PropCo and its Subsidiaries are expected to operate from and after the Closing.

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(v) “Company Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

(vi) “Compliant” means, with respect to the Financing Information, (a) such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information not misleading; (b) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Financing Information; and (c) the financial statements and other financial information included in such Financing Information are, and remain throughout the Parent Marketing Period, sufficient to permit the Financing Sources to receive customary comfort letters with respect to financial information contained in the Financing Information (including customary “negative assurance” comfort) from the independent accountants for the Company upon pricing and closing a securities offering during the Parent Marketing Period.

(vii) “Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written.

(viii) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA or (iii) under Sections 412, 430 or 4971 of the Code.

(ix) “Discharge” means the redemption and (if applicable) satisfaction and discharge of the Company Notes in their entirety, pursuant to the terms thereof and the indentures such Company Notes are subject to.

(x) “Employee Matters Agreement” means the Employee Matters Agreement a form of which is attached hereto as Exhibit A.

(xi) “Environmental Law” means any Law in effect as of the date hereof relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or

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threatened species, human health or safety (as it relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990 and analogous foreign, provincial, state and local Laws.

(xii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xiii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xiv) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder, or any successor Law.

(xv) “Excluded Company Real Property” means Belterra Park (as defined in the Separation and Distribution Agreement) and those properties listed on Section 8.15(b)(xv) of the Company Disclosure Letter.

(xvi) “Financing Agreement” means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to Indebtedness to be incurred in connection with any of the Parent Financing or Company Financing, as applicable.

(xvii) “Financing Information” means (1) either (i)(A) audited consolidated balance sheets and related statements of income and cash flows of the Company (without giving effect to the Distribution, the Merger or the other transactions contemplated hereby) for the three most recently completed fiscal years ended at least ninety (90) days prior to the Closing Date, and (B) unaudited consolidated balance sheets and related statements of income and cash flows of the Company (without giving effect to the Distribution, the Merger or the other transactions contemplated hereby) for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), or (ii) solely in the event (A) deemed necessary by the SEC in connection with the Joint Proxy Statement/Prospectus and Parent has provided the Company with prompt written notice of such SEC determination or (B) (x) reasonably requested by Parent or its Financing Sources in good faith and in a timely manner in connection with any Parent Financing or Parent Equity Financing and (y) required by applicable Law, the financial statements as of the dates specified in clauses (i)(A) and (i)(B) above for PropCo (the financials described in this clause (ii), the “Carve-Out Financials”) and (2) all information regarding the Company reasonably

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requested by Parent in good faith and in a timely manner and that is customarily required to assist in the preparation of a preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum for one or more offerings of debt and/or equity securities, which, in each case under this clause (2) contains information of the type and form required in a registered offering on Form S-1 or Form S-3 filed by Parent and/or its applicable Subsidiary and including financial statements, pro formas, business and other financial data of the type required in a registered offering on Form S-1 or Form S-3 (and in the case of a Rule 144A offering, excluding information required by Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, Item 402 of Regulation S-K and other information not customarily provided in an offering memorandum for a Rule 144A offering).

(xviii) “Financing Sources” means (i) with respect to Parent, the financial institutions that have committed to provide or have otherwise entered into agreements in connection with any of the Parent Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their affiliates, officers, directors, employees, agents and representatives involved in any of the Parent Financing and their successors and assigns and (ii) with respect to the Company, the financial institutions that have committed to provide or have otherwise entered into agreements in connection with any of the Company Financing and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their affiliates, officers, directors, employees, agents and representatives involved in any of the Company Financing and their successors and assigns.

(xix) “Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership or the operation, management and development of any gaming operations.

(xx) “Gaming Authorities” means any Governmental Entities with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or the manufacture, distribution, service or sale of alcoholic beverages, including the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Iowa Division of Gaming Enforcement, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Liquor Board of Elko County, Nevada, the Ohio Lottery Commission, the Ohio State Racing Commission, the Pennsylvania Gaming Control Board, the Texas Racing Commission, and the Texas Alcoholic Beverage Commission.

(xxi) “Gaming Law” means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing

84

or relating to gaming and related activities and operations or the manufacture, distribution, service or sale of alcoholic beverages, including the rules and regulations of the Gaming Authorities.

(xxii) “Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by any Environmental Laws.

(xxiii) “Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and Internet addresses.

(xxiv) “Intervening Event” means any material event or development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval if and only if such event, development or change in circumstances was neither known by the Company Board of Directors or those individuals listed on Section 8.15(a) of the Company Disclosure Letter nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (A) the receipt, existence or terms of a Company Takeover Proposal (which matters shall be addressed by and subject to Section 5.3(c)), (B) changes in and of themselves in the market price or trading volume of the Company Common Stock or the Parent Common Stock or (C) the fact in and of itself that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) and (C) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

(xxv) “Master Lease” means the Master Lease a form of which is attached hereto as Exhibit B.

(xxvi) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(xxvii) “NASDAQ” means the NASDAQ Global Select Market.

(xxviii) “Net Company Share” means, with respect to a Company Option, the quotient of (A) the product of (1) excess, if any, of the Per Share Cash

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Consideration over the per share exercise price of such Company Option, multiplied by (2) the number of shares of Company Common Stock underlying such Company Option, divided by (B) the Per Share Cash Consideration.

(xxix) “Note Indentures” means, (i) that certain Indenture, dated as of August 5, 2013, between Pinnacle Entertainment, Inc. and The Bank of New York Mellon Trust Company, N.A., (ii) that certain Indenture, dated as of April 14, 2011, among Pinnacle Entertainment, Inc., the guarantors party thereto and Wilmington Trust, National Association, (iii) that certain Indenture, dated as of May 6, 2010, among Pinnacle Entertainment, Inc., the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., (iv) Indenture, dated as of March 19, 2012, among Pinnacle Entertainment, Inc., the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., in each case, as amended or supplemented from time to time.

(xxx) “OpCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

(xxxi) “OpCo Spin-Off Agreements” shall mean the Separation and Distribution Agreement, Master Lease Agreement, the Tax Matters Agreement and the Employee Matters Agreement.

(xxxii) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(xxxiii) “Parent Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Parent or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of the Parent or its Subsidiaries or with respect to which the Parent or any of its Subsidiaries has any liability.

(xxxiv) “Parent Common Stock VWAP” means the volume weighted average price of a share of Parent Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second (2nd) to last trading day prior to the Closing Date, as reported by Bloomberg.

(xxxv) “Parent Equity Financing” means the issuance and sale by Parent of Parent Common Stock in an underwritten offering or a private placement, or the issuance and sale by GLP Capital, L.P., of equity interests convertible into Parent

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Common Stock and, in any event, excluding the issuance of equity interests upon the exercise of employee and director stock options, to the extent the net cash proceeds thereof reduce the amount of the Parent Financing Commitment or are intended to be used in lieu of the Required Parent Revolver Amount.

(xxxvi) “Parent Marketing Period” means the first period of twenty (20) consecutive days throughout and at the end of which: (a) Parent and its Financing Sources shall have had access to the Financing Information and such Financing Information shall have been Compliant throughout such period; provided that if the Company shall in good faith reasonably believe it has provided the Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have provided the requested Financing Information as of the date of such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Financing Information Parent believes the Company has not delivered or is not Compliant at that time); and (b) nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 6.1, Section 6.2 or Section 6.3 (other than (i) the conditions set forth in Section 6.1(a) which must be satisfied no later than five (5) Business Days prior to the end of the Parent Marketing Period and (ii) conditions that by their nature will not be satisfied until the Closing) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive-day period; provided that if the Parent Marketing Period has not ended prior to December 19, 2015, it will be deemed not to have commenced until after January 3, 2016 and such period will not consider November 26, 2015 and November 27, 2015 as days (it being understood that any period including such dates shall not be deemed consecutive for purposes of the foregoing). Notwithstanding the foregoing, the Parent Marketing Period shall end no later than the End Date (and in any event, on any date on which the amount of the Parent Debt Financing to be funded on the Closing Date has been funded).

(xxxvii) “Parent Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate (i) would reasonably be expected to prevent or materially impede, materially hinder or materially delay the consummation by Parent of the Merger or the other transactions contemplated hereby or (ii) has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Parent or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.2(a) to the extent that the purpose of such representation or warranty is to address the consequences resulting from

87

the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the Company, (5) changes in applicable Law, GAAP or accounting standards, (6) outbreak or escalation of hostilities or acts of war or terrorism, (7) any litigation in connection with this Agreement, the OpCo Spin-Off Agreements or the transactions contemplated thereby, (8) floods, hurricanes, tornados, earthquakes, fires or other natural disasters or (9) failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect); except, in each case with respect to clauses (1), (2), (5), (6) and (8), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

(xxxviii) “Per Share Cash Consideration” means the product of (A) the Exchange Ratio multiplied by (B) the Parent Common Stock VWAP.

(xxxix) “Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned subsidiaries or any existing indebtedness of the Company or its Subsidiaries, or (F) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(xl) “PropCo” means the Company and its Subsidiaries after giving effect to the Distribution.

(xli) “Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

(xlii) “REIT” means a “real estate investment trust” as defined in Sections 856 through 860 of the Code.

(xliii) “Requisite Gaming Approvals” means such Gaming Approvals from the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board

88

and the Nevada Gaming Commission as are necessary in order to allow OpCo and its Subsidiaries and Parent and its Subsidiaries, upon the consummation of the Distribution and the Merger, to continue their operation of their Subsidiaries’ respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities) and to enter into and perform their obligations under the OpCo Spin-Off Agreements.

(xliv) “Separation and Distribution Agreement” means the Separation and Distribution Agreement a form of which is attached hereto as Exhibit C.

(xlv) “Subsidiary” means, with respect to any person, any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (ii) such person or any Subsidiary of such person is a general partner.

(xlvi) “Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Company Common Stock or more than 50.1% of the assets or revenues of the Company and its Subsidiaries, taken as a whole (B) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal and (C) that the Company Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement.

(xlvii) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, escheat, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(xlviii) “Tax Matters Agreement” means the Tax Matters Agreement a copy of which is attached hereto as Exhibit D.

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(xlix) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(l) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(li) “Vessels” means those casino gaming vessels owned and operated by a Subsidiary of the Company in East Chicago, Indiana, Florence, Indiana, Baton Rouge, Louisiana, Bossier City, Louisiana, Harvey, Louisiana, Lake Charles, Louisiana, Kansas City, Missouri, St. Charles, Missouri, St. Louis, Missouri and Council Bluffs, Iowa, as set forth on Section 8.15(b)(li) of the Company Disclosure Letter.

(lii) “Willful and Material Breach” means a material breach that is a consequence of an act undertaken or failure to act by the breaching party with the knowledge that the taking of or failure to take such act would cause a material breach of this Agreement.

(c) Each of the following terms is defined in the Section set forth opposite such term:

6.375% Notes	Section 5.14(b)
7.75% Notes	Section 5.14(b)
8.75% Notes	Section 5.14(b)
Acceptable Confidentiality Agreement	Section 5.3(c)
Acquisition Vehicle	Section 5.18
Action	Section 5.8(b)
Adverse Recommendation Change	Section 5.3(e)
Affiliate	Section 8.15(b)(i)
Agreement	Preamble
Approvals	Section 5.5(a)
Asset Sales	Section 5.18
Base Amount	Section 7.3(c)
Book-Entry Shares	Section 2.1(a)(iii)
Business Day	Section 8.15(a)
Cancelled Shares	Section 2.1(a)(ii)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.4
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Company	Preamble
Company Alternate Financing	Section 5.17(k)
Company Approvals	Section 3.3(b)

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Company Benefit Plan	Section 8.15(b)(ii)
Company Board of Directors	Recitals
Company Common Stock	Section 3.2(a)
Company Credit Agreement	Section 5.14(a)
Company Credit Agreement Payoff	Section 5.14(a)
Company Debt Financing	Section 3.24(a)
Company Disclosure Letter	Preamble to Article III
Company Expense Reimbursement	Section 7.3(c)
Company Financial Statements	Section 3.4(b)
Company Financing	Section 5.17(j)
Company Financing Commitment	Section 3.24(a)
Company Insurance Policy	Section 3.16
Company Leased Real Property	Section 3.15(a)
Company Lenders	Section 3.24(a)
Company Long Term Incentive Awards	Section 2.5(f)(i)
Company Marketing Period	Section 8.15(b)(iii)
Company Material Adverse Effect	Section 8.15(b)(iv)
Company Material Contract	Section 3.18(a)(xii)
Company Notes	Section 5.14(b)
Company Option	Section 2.5(b)
Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.15(a)
Company Permanent Financing	Section 5.17(j)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)
Company PUA	Section 2.5(d)
Company Real Property Leases	Section 3.15(a)
Company Recommendation	Section 3.3(a)
Company Rights	Section 2.2
Company RSU	Section 2.5(c)
Company SEC Documents	Section 3.4(a)
Company Stockholder Advisory Vote	Section 3.3(a)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 5.4(c)
Company Takeover Proposal	Section 8.15(b)(v)
Company Termination Fee	Section 7.3(c)
Company Transaction Documents	Section 3.3(a)
Compliant	Section 8.15(b)(vi)
Confidentiality Agreement	Section 5.2(b)
Contract	Section 8.15(b)(vii)
control	Section 8.15(a)
controlled by	Section 8.15(a)
Controlled Group Liability	Section 8.15(b)(viii)
DGCL	Section 1.2
Discharge	Section 8.15(b)(ix)
Distribution	Recitals

91

Divestiture Action	Section 5.5(a)
DLLCA	Section 1.2
Effective Time	Section 1.4
Employee Matters Agreement	Section 8.15(b)(x)
End Date	Section 7.1(b)
End Date Extension	Section 7.1(b)
Environmental Law	Section 8.15(b)(xi)
ERISA	Section 8.15(b)(xii)
ERISA Affiliate	Section 8.15(b)(xiii)
Exchange Act	Section 8.15(b)(xiv)
Exchange Agent	Section 2.3
Exchange Fund	Section 2.4(a)
Exchange Ratio	Section 2.1(a)(iii)
Excluded Company Real Property	Section 8.15(b)(xv)
FCPA	Section 3.13(a)
Financing Agreement	Section 8.15(b)(xvi)
Financing Information	Section 8.15(b)(xvii)
Financing Sources	Section 8.15(b)(xviii)
Form S-4	Section 3.12
GAAP	Section 3.4(b)
Gaming Approvals	Section 8.15(b)(xix)
Gaming Authorities	Section 8.15(b)(xx)
Gaming Law	Section 8.15(b)(xxi)
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 8.15(b)(xxii)
Indemnified Party	Section 5.8(b)
Intellectual Property	Section 8.15(b)(xxiii)
Intervening Event	Section 8.15(b)(xxiv)
Joint Proxy Statement/Prospectus	Section 3.12
knowledge	Section 8.15(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Letter of Transmittal	Section 2.4(b)
Licensed Parties	Section 4.18
Licensing Affiliates	Section 4.18
Lien	Section 3.3(c)
Master Lease	Section 8.15(b)(xxv)
Maximum Amount	Section 5.8(c)
Maximum Expense Amount	Section 7.3(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Morgan Stanley	Section 4.15
Multiemployer Plan	Section 8.15(b)(xxvi)
NASDAQ	Section 8.15(b)(xxvii)
Net Company Share	Section 8.15(b)(xxviii)

92

Note Indentures	Section 8.15(b)(xxix)
NYSE	Section 3.3(b)
OpCo	Recitals
OpCo Business	Section 8.15(b)(xxx)
OpCo Spin-Off Agreements	Section 8.15(b)(xxxi)
Order	Section 8.15(b)(xxxii)
Parent	Preamble
Parent Alternate Financing	Section 5.17(e)
Parent Approvals	Section 4.2(b)
Parent Benefit Plan	Section 8.15(b)(xxxiii)
Parent Board of Directors	Recitals
Parent Common Stock	Section 4.1(d)
Parent Common Stock VWAP	Section 8.15(b)(xxxiv)
Parent Credit Agreement	Section 4.19(b)
Parent Debt Financing	Section 4.19(a)
Parent Disclosure Letter	Article IV
Parent Equity Financing	Section 8.15(b)(xxxv)
Parent Expense Reimbursement	Section 7.3(c)
Parent Financing	Section 5.17(d)
Parent Financing Commitment	Section 4.19(a)
Parent Lenders	Section 4.19(a)
Parent Marketing Period	Section 8.15(b)(xxxvi)
Parent Material Adverse Effect	Section 8.15(b)(xxxvii)
Parent Material Contracts	Section 4.6(b)
Parent Permanent Financing	Section 5.17(d)
Parent Preferred Stock	Section 4.1(d)
Parent SEC Documents	Section 4.3(a)
Parent Shareholder Approval	Section 4.2(a)
Parent Shareholders’ Meeting	Section 4.2(a)
Parent Termination Fee	Section 7.3(c)
Parent Transaction Documents	Section 4.2(a)
Payoff Letter	Section 5.14(a)
Per Share Cash Consideration	Section 8.15(b)(xxxviii)
Permitted Lien	Section 8.15(b)(xxxix)
person	Section 8.15(a)
PropCo	Section 8.15(b)(xl)
Purchase Agreement	Section 5.18
Qualifying Amendment	Section 5.4(a)
Qualifying Income	Section 7.3(c)
Real Property	Section 8.15(b)(xli)
Regulatory MAE	Section 5.5(a)
REIT	Section 8.15(b)(xlii)
REIT Requirements	Section 7.3(c)
Remedies Exceptions	Section 3.3(a)
Representatives	Section 5.3(a)
Required Parent Revolver Amount	Section 5.17(o)

93

Requisite Gaming Approvals	Section 8.15(b)(xliii)
Rights Plan	Section 2.2
Rights Plan Amendment	Section 3.22
Sarbanes-Oxley Act	Section 3.4(a)
Schedule C	Section 5.20
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
Separation and Distribution Agreement	Section 8.15(b)(xliv)
Share Issuance	Recitals
Spin-Off Registration Statement	Section 5.16(a)
Subsidiary	Section 8.15(b)(xlv)
Superior Proposal	Section 8.15(b)(xlvi)
Surviving Company	Section 1.2
Tax	Section 8.15(b)(xlvii)
Tax Guidance	Section 7.3(c)
Tax Matters Agreement	Section 8.15(b)(xlviii)
Tax Return	Section 8.15(b)(xlix)
Taxes	Section 8.15(b)(xlvii)
Taxing Authority	Section 8.15(b)(l)
Termination Date	Section 5.1(a)
Termination Fee Payment	Section 7.3(d)
under common control with	Section 8.15(a)
Vessels	Section 8.15(b)(li)
Voting Agreement	Recitals
Willful and Material Breach	Section 8.15(b)(lii)

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Carlos A. Ruisanchez
	Name:	Carlos A. Ruisanchez
	Title:	President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

GAMING AND LEISURE PROPERTIES, INC.

By:	/s/ Peter M. Carlino

	Name:	Peter M. Carlino
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

GOLD MERGER SUB, LLC

By:	/s/ Brandon J. Moore

	Name:	Brandon J. Moore
	Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN [OPCO] AND

PINNACLE ENTERTAINMENT, INC.

Dated [                    ]

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [                    ] is by and between [OpCo], a Delaware corporation (“OpCo”), and Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle” and together with OpCo, the “Parties” and each a “Party”).

WHEREAS, the board of directors of Pinnacle has determined that it is in the best interests of Pinnacle and its shareholders to create a new publicly-traded company which shall operate the OpCo Business;

WHEREAS, in furtherance thereof Pinnacle and OpCo have entered into that certain Separation and Distribution Agreement, dated as of [                    ] (the “Separation Agreement”);

WHEREAS, Pinnacle has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 20, 2015, with Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”), and Gold Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of GLPI (“Merger Sub”);

WHEREAS, the Merger Agreement provides for, among other things, the merger of Pinnacle with and into Merger Sub, with Merger Sub surviving such merger as a wholly owned Subsidiary of GLPI; and

WHEREAS, as contemplated by the Separation Agreement, Pinnacle and OpCo desire to enter into this Agreement to provide for the allocation of assets, Liabilities (as defined below), and responsibilities with respect to certain matters relating to employees, individual independent contractors and Directors (as defined below) (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

1.1 “2005 Plan” means the Pinnacle 2005 Equity and Performance Incentive Plan.

1.2 “2015 Plan” means the Pinnacle 2015 Equity and Performance Incentive Plan.

1.3 “Adjusted Pinnacle Awards” means the Adjusted Pinnacle Options, the Adjusted Pinnacle RSUs and the Adjusted Pinnacle PUAs.

1.4 “Adjusted Pinnacle Option” has the meaning set forth in Section 5.2(a)(i).

1.5 “Adjusted Pinnacle PUA” has the meaning set forth in Section 5.1.

1.6 “Adjusted Pinnacle RSU” has the meaning set forth in Section 5.2(b)(ii).

1.7 “CBAs” has the meaning set forth in Section 2.7.

1.8 “Closing Pinnacle Stock Price” has the meaning set forth in Section 5.2(a)(i)(2).

1.9 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.10 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

1.11 “Director” means a member of the Board of Directors of Pinnacle.

1.12 “Directors Deferred Compensation Plan” means the 2008 Amended and Restated Pinnacle Directors Deferred Compensation Plan.

1.13 “Distribution Ratio” means the number of shares of OpCo Common Stock received by each holder of record of Pinnacle Common Stock pursuant to Section 3.3 of the Separation Agreement with respect to each share of Pinnacle Common Stock.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

1.15 “Executive Deferred Compensation Plan” means the Pinnacle Executive Deferred Compensation Plan, as amended and restated.

1.16 “Exempt Award” means each Exempt PUA Award, each Exempt Option and each Exempt RSU.

1.17 “Exempt Option” has the meaning set forth in Section 5.3(b).

1.18 “Exempt PUA Award” has the meaning set forth in Section 5.3(a).

1.19 “Exempt RSU” has the meaning set forth in Section 5.3(c).

1.20 “Former Pinnacle Service Provider” means any individual whose employment or, in the case of an individual independent contractor or Director, service with either Party or any of its respective Subsidiaries and Affiliates is or was terminated for any reason before the Time of Distribution.

1.21 “GLPI Common Stock” means Parent Common Stock (as defined in the Merger Agreement).

1.22 “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.23 “Income Taxes” has the meaning set forth in the Tax Matters Agreement.

1.24 “Medicare Taxes” means, with respect to the Adjusted Pinnacle Awards, an amount equal to the product of (a) 1.45% multiplied by (b) the aggregate cash value (determined based on the closing price of GLPI Common Stock on the Distribution Date (or, if shares of GLPI Common Stock are not traded on such date, then the closing price of GLPI Common Stock on the trading date immediately preceding the Distribution Date)) of the shares of GLPI Common Stock to be delivered to holders of Adjusted Pinnacle Awards pursuant to Section 2.5 of the Merger Agreement.

1.25 “Non-Plan Awards” means any Pinnacle equity incentive awards other than those granted under the 2005 Plan, 2015 Plan, the Executive Deferred Compensation Plan or the Directors Deferred Compensation Plan.

1.26 “OpCo Health and Welfare Plan” means the health and welfare plans sponsored and maintained by OpCo or any of its subsidiaries which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

1.27 “OpCo Long Term Incentive Plan” means the new OpCo Long Term Incentive Compensation Plan adopted by OpCo prior to the Time of Distribution and, with respect to Non-Plan Awards, substantially similar award agreements governing Non-Plan Awards after the Time of Distribution.

1.28 “OpCo Participant” means any individual who is an OpCo Service Provider or a Former Pinnacle Service Provider, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.29 “OpCo Service Provider” means any individual who, as of immediately prior to the Time of Distribution, is employed by, is an individual independent contractor for, or is a Director of, Pinnacle or any of its subsidiaries, including any individual on a leave of absence or on short-term or long-term disability.

1.30 “Opening OpCo Stock Price” has the meaning set forth in Section 5.2(a)(i)(2).

1.31 “Opening Pinnacle Stock Price” has the meaning set forth in Section 5.2(a)(i)(2).

1.32 “Option” when immediately preceded by “Pinnacle,” means an option to purchase shares of Pinnacle Common Stock granted by Pinnacle prior to the Time of Distribution pursuant to a Pinnacle Equity-Based Plan and, when immediately preceded by “OpCo,” means an option to purchase shares of OpCo Common Stock, which option is granted pursuant to the OpCo Long Term Incentive Plan as part of the adjustment to Pinnacle Options as set forth in Section 5.2.

1.33 “Participating Company” means (a) Pinnacle, (b) any Person (other than an individual) that Pinnacle has approved for participation in, and which is participating in, a Plan and (c) any Person (other than an individual) which, by the terms of such a Plan, participates in such Plan.

1.34 “Performance Units” means cash denominated performance units granted by Pinnacle under the 2005 Plan on or around March 19, 2015 or after the date of this Agreement.

1.35 “Pinnacle Defined Contribution Plan” means the Pinnacle 401(k) Investment Plan.

1.36 “Pinnacle Equity-Based Plans” means the 2005 Plan, 2015 Plan, Non-Plan Awards, the Executive Deferred Compensation Plan and the Directors Deferred Compensation Plan, each as amended from time to time.

1.37 “Pinnacle FSAs” has the meaning set forth in Section 4.3.

1.38 “Pinnacle Health and Welfare Plans” means the health and welfare plans sponsored and maintained by Pinnacle or any of its subsidiaries immediately prior to the Time of Distribution which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

1.39 “Plan,” when immediately preceded by “Pinnacle,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Pinnacle Health and Welfare Plan and the Pinnacle Defined Contribution Plan) for which the eligible classes of participants include current and/or former directors and employees of Pinnacle or its subsidiaries (which may include current or former employees of OpCo Group members prior to the Time of Distribution) (and their eligible dependents), and when immediately preceded by “OpCo,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including an OpCo Health and Welfare Plan) for which the eligible classes of participants are limited to current and former employees (and their eligible dependents) of OpCo or an OpCo Group member, but no other Pinnacle Group member.

1.40 “Restricted Stock Unit,” when immediately preceded by “Pinnacle,” means a unit granted by Pinnacle prior to the Time of Distribution pursuant to a Pinnacle Equity-Based Plan representing a general unsecured promise by Pinnacle to deliver a Pinnacle Common Share (or its cash value), including phantom stock unit awards, restricted stock unit awards, other stock unit awards, performance share grants, Director other stock unit awards, deferred shares under the Directors Deferred Compensation Plan and any other similar instruments, including those deferred under the Executive Deferred Compensation Plan and when immediately preceded by “OpCo,” means a unit granted by OpCo representing a general unsecured promise by OpCo to deliver a share of OpCo Common Stock (or its cash value), which unit is granted pursuant to the OpCo Long Term Incentive Plan as part of the adjustment to Pinnacle Restricted Stock Units as set forth in Section 5.2.

1.41 “Retained Deferred Equity Awards” has the meaning set forth in Section 5.2(b)(ii).

1.42 “Tax Matters Agreement” means that certain Tax Matters Agreement, dated on or about the date hereof, by and between the parties hereto.

ARTICLE II

TRANSFER OF OPCO SERVICE PROVIDERS; GENERAL PRINCIPLES

2.1 Transfer of Employment and Service of Certain OpCo Service Providers. Pinnacle and OpCo will each use best efforts to cause the employment of or, with respect to individual independent contractors, the engagement of each OpCo Service Provider who is not employed by or, with respect to an individual independent contractor or Director, engaged by an OpCo Group member as of the date hereof to be transferred to an OpCo Group member prior to the Time of Distribution.

2.2 Assumption and Retention of Liabilities. Pinnacle and OpCo intend that all employment-related and, with respect to individual independent contractors or Directors, service-related Liabilities and rights associated with OpCo Participants are to be assumed by OpCo or an OpCo Group member, in each case, except as specifically set forth herein. Accordingly, as of the Time of Distribution, OpCo or another member of the OpCo Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities and rights arising under or related to the Pinnacle Plans and the OpCo Plans, (ii) all employment or service-related Liabilities (including Liabilities relating to terminations of employment or service and any deemed termination of employment or service) and rights with respect to (A) all OpCo Participants and (B) any individual who is, or was, an individual independent contractor, Director, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to Pinnacle, any of its Subsidiaries, OpCo or an OpCo Group member, (iii) all Liabilities resulting from any failure of Pinnacle or a Pinnacle Group member to take any action required by this Agreement to be taken prior to the Time of Distribution, and (iv) any other Liabilities expressly transferred to OpCo or an OpCo Group member under this Agreement. In accordance with Section 7.2 hereof, OpCo shall indemnify and hold harmless Pinnacle and each Pinnacle Group member against any Liabilities or obligations allocated to, or retained or assumed by, OpCo or any member of the OpCo Group pursuant to this Agreement.

2.3 Sponsorship of the OpCo Plans. Except as otherwise provided herein, effective no later than immediately prior to the Time of Distribution, Pinnacle and OpCo shall take such actions (if any) as are required to cause OpCo or an OpCo Group member to assume sponsorship of, and all assets and Liabilities with respect to, each Pinnacle Plan and each OpCo Plan and for Pinnacle to transfer and assign sponsorship of, and all assets and Liabilities with respect to, all Pinnacle Plans to OpCo or an OpCo Group member.

2.4 Reimbursements. From time to time after the Time of Distribution, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

2.5 Approval of Plan. (i) Prior to the Time of Distribution, Pinnacle shall cause OpCo to adopt the OpCo Long Term Incentive Plan and (ii) at or prior to the Time of Distribution, Pinnacle and OpCo shall take all actions (including actions taken by Pinnacle and/or any of its direct or indirect subsidiaries as shareholder(s) of OpCo) as may be necessary or applicable to approve the OpCo Long Term Incentive Plan and any non-qualified deferred compensation plan under which equity awards may be granted or will be outstanding after the Time of Distribution in order to satisfy the requirements of the applicable rules and regulations of the applicable National Security Exchange.

2.6 Delivery of Shares; Registration Statement. From and after the Time of Distribution, OpCo shall have sole responsibility for delivery of shares of OpCo Common Stock pursuant to awards issued under an OpCo Plan in satisfaction of any obligations to deliver such shares under the OpCo Plans and shall do so without compensation from any Pinnacle Group member. OpCo shall cause a registration statement on Form S-8 (or other appropriate form) to be filed with respect to such issued or issuable shares prior to the Time of Distribution and shall cause such registration to remain in effect for so long as there may be an obligation to deliver OpCo shares under such OpCo Plans. Prior to the Time of Distribution, Pinnacle shall use commercially reasonable efforts to assist OpCo in completing such registration.

2.7 Labor Relations. To the extent required by applicable Law or any agreement with a labor union, works council or similar employee organization, OpCo shall provide notice, engage in consultation and take any similar action which may be required on its part in connection with the consummation of the transactions contemplated by the Separation Agreement and shall fully indemnify each Pinnacle Group member against any Liabilities arising from its failure to comply with such requirements. Effective no later than immediately prior to the Time of Distribution, (a) OpCo shall, or shall cause the applicable member of the OpCo Group to, assume the collective bargaining agreements (collectively, the “CBAs”) that cover OpCo Participants (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative and bargaining agent of an employee group or for any other purpose), (b) OpCo (or the applicable member of the OpCo Group) shall be the “Employer” for purposes of each such CBA, and (c) the OpCo Group shall have sole responsibility for all Liabilities arising under the CBAs.

2.8 Assumption of Employment Agreements. Effective no later than immediately prior to the Time of Distribution, Pinnacle shall assign to OpCo or an OpCo Group Member, and Pinnacle and OpCo shall take such actions (if any) as are required to cause OpCo or an OpCo Group member to assume, all employment agreements, individual supplemental benefit agreements and other individual agreements entered into between an OpCo Participant and Pinnacle or any of its Subsidiaries, and OpCo shall indemnify and hold harmless Pinnacle and each member of the Pinnacle Group against any Liabilities pursuant to any such agreement. In addition, nothing in the Separation Agreement or this Agreement shall be construed to change the at-will status of any Pinnacle or OpCo employee.

ARTICLE III

DEFERRED COMPENSATION PLANS

3.1 Pinnacle Defined Contribution Plan. Effective no later than immediately prior to the Time of Distribution, Pinnacle and OpCo shall take such actions (if any) as are required to cause OpCo or an OpCo Group member to assume sponsorship of, and all assets and Liabilities with respect to, the Pinnacle Defined Contribution Plan and for Pinnacle to transfer and assign sponsorship of, and all assets and Liabilities with respect to, the Pinnacle Defined Contribution Plan to OpCo or an OpCo Group member. If, and to the extent, investments under such Plan are comprised of Pinnacle Common Stock, OpCo shall determine the extent to which and when Pinnacle Common Stock shall cease to be investment alternatives thereunder.

3.2 Non-Qualified Deferred Compensation Plans. Except as provided in Section 5.2, effective no later than immediately prior to the Time of Distribution, Pinnacle and OpCo shall take such actions (if any) as are required to cause OpCo or an OpCo Group member to assume sponsorship of, and all assets and Liabilities with respect to, the Director Deferred Compensation Plan and Executive Deferred Compensation Plan and for Pinnacle to transfer and assign sponsorship of, and all assets and Liabilities with respect to, the Director Deferred Compensation Plan and Executive Deferred Compensation Plan to OpCo or an OpCo Group member. For purposes of determining when a distribution is required from the 2005 Plan, 2015 Plan, Non-Plan Awards, or the OpCo Plans described in this Section 3.2, OpCo Service Providers who were participants in such plans will be treated as not having experienced a separation from service until such employees have separated from service from all OpCo Group members.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Cessation of Participation in Pinnacle Health and Welfare Plans. Prior to the Time of Distribution, OpCo shall assume and Pinnacle shall assign to OpCo the Pinnacle Health and Welfare Plans. The transfer of employment from Pinnacle to OpCo or an OpCo Group member prior to or as of the Time of Distribution shall not be treated as a “status change” with respect to any OpCo Participant under the Pinnacle Health and Welfare Plans.

4.2 Allocation of Health and Welfare Plan Liabilities. All outstanding Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of OpCo Participants or their covered dependents under the Pinnacle Health and Welfare Plans or the OpCo Health and Welfare Plans on, before or after the Time of Distribution shall be assumed or retained, as applicable, by OpCo upon the Time of Distribution.

4.3 Flexible Spending Plan Treatment. Effective no later than immediately prior to the Time of Distribution, Pinnacle and OpCo shall take such actions (if any) as are required to cause OpCo or an OpCo Group member to assume sponsorship of, and all assets and Liabilities with respect to, dependent care and medical care flexible spending accounts (the “Pinnacle FSAs”) and for Pinnacle to transfer and assign sponsorship of, and all assets and Liabilities with respect to, Pinnacle FSAs to OpCo or an OpCo Group member.

4.4 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by OpCo Participants that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, on or before the Time of Distribution and while such individual was employed by Pinnacle or its Subsidiaries or by OpCo or any OpCo Group Member shall be assumed or retained, as applicable, by OpCo as of the Time of Distribution. OpCo and each OpCo Group member shall also be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by an OpCo Participant that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Time of Distribution. Pinnacle, each Pinnacle Group member, OpCo and each OpCo Group member shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.5 Payroll Taxes and Reporting. Pinnacle and OpCo (i) shall, to the extent practicable, treat OpCo (or an OpCo Group member designated by OpCo) as a “successor employer” and Pinnacle (or the appropriate Pinnacle Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to OpCo Service Providers for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53. Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement, including all withholding obligations otherwise set forth therein, except as otherwise provided in the Merger Agreement, OpCo and each OpCo Group member shall bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned after the Time of Distribution.

4.6 COBRA and HIPAA Compliance. As of the Time of Distribution, OpCo shall assume and be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Pinnacle Health and Welfare Plans and the OpCo Health and Welfare Plans with respect to OpCo Participants who incur a COBRA qualifying event or loss of coverage under the Pinnacle Health and Welfare Plans or the OpCo Health and Welfare Plans at any time on or before the Time of Distribution. OpCo shall also be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the OpCo Health and Welfare Plans with respect to OpCo Participants who incur a COBRA qualifying event or loss of coverage under the OpCo Health and Welfare Plans at any time after the Time of Distribution.

4.7 Vacation and Paid Time Off. As of the Time of Distribution, the applicable OpCo Group Member shall credit each OpCo Service Provider with the unused vacation days and personal and sickness days that such individual has accrued immediately prior to the Time of Distribution in accordance with the vacation and personnel policies applicable to such employee immediately prior to the Time of Distribution.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

5.1 Cash-Based Incentive Awards. OpCo shall pay each OpCo Service Provider who is participating in cash incentive programs of Pinnacle such OpCo Service Provider’s payments under any such plan, based on actual performance under each such plan in the ordinary course and subject to applicable plan award terms, as may be adjusted by OpCo to reflect the Time of Distribution or otherwise. Notwithstanding the foregoing, each award of Performance Units, other than the Exempt Awards, which is outstanding immediately prior to the Time of Distribution will be converted upon the Time of Distribution into two separate awards of Performance Units, an adjusted Pinnacle Performance Unit award (each, an “Adjusted Pinnacle PUA”) and an OpCo Performance Unit award, as set forth below. The number of Performance Units subject to each Adjusted Pinnacle PUA will be equal to the number of Performance Units subject to such Performance Unit award outstanding immediately prior to the Time of Distribution multiplied by a fraction, the numerator of which shall be the Opening Pinnacle Stock Price (as defined below) and the denominator of which shall be the Closing Pinnacle Stock Price (as defined below), which product shall be rounded down to the nearest whole dollar. The number of Performance Units subject to each OpCo Performance Unit award will be equal to the number of Performance Units subject to a corresponding Performance Unit award outstanding immediately prior to the Time of Distribution minus the number of Performance Units subject to the corresponding Adjusted Pinnacle PUA. Each Adjusted Pinnacle PUA shall be treated in accordance with the applicable provisions of the Merger Agreement. Each OpCo Performance Unit Award issued pursuant to this Section 5.1 shall be subject to the same terms and conditions regarding term, vesting (as may be equitably adjusted), and other provisions as set forth in the related Performance Unit award before the Time of Distribution.

5.2 Awards under the Pinnacle Equity-Based Plans. Except with respect to Exempt Awards, Pinnacle and OpCo and each of their successors shall use their commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Pinnacle Option and Restricted Stock Unit outstanding immediately prior to the Time of Distribution shall be adjusted as set forth in this Section 5.2. All share rounding described below shall be done on an aggregated award by award basis.

(a) Options.

(i) Conversion. Each Pinnacle Option (other than any Exempt Option) which is outstanding immediately prior to the Time of Distribution will be converted upon the Time of Distribution into two separate options, an adjusted Pinnacle Option (each, an “Adjusted Pinnacle Option”) and an OpCo Option, as set forth below.

(1) Number of Shares Subject to Options. The number of shares of Pinnacle Common Stock subject to each of the Adjusted Pinnacle Options will be equal to the number of shares of Pinnacle Common Stock subject to the Pinnacle Option immediately prior to the Time of Distribution. The number of shares of OpCo Common Stock subject to the OpCo Option will be equal to the number of shares of Pinnacle Common Stock subject to the Pinnacle Option immediately prior to the Time of Distribution multiplied by the Distribution Ratio and rounded down to the nearest whole share.

(2) Exercise Price. The per share exercise price of the Adjusted Pinnacle Option shall be equal to the product of (A) the per share exercise price of the Pinnacle Option immediately prior to the Time of Distribution multiplied by (B) a fraction, the numerator of which shall be the Opening Pinnacle Stock Price (as defined below) and the denominator of which shall be the Closing Pinnacle Stock Price (as defined below), which product shall be rounded up to the nearest whole cent. The per share exercise price of the OpCo Option shall be equal to the product of (x) the per share exercise price of the Pinnacle Option immediately prior to the Time of Distribution multiplied by (y) a fraction, the numerator of which shall be the Opening OpCo Stock Price (as defined below) and the denominator of which shall be the Closing Pinnacle Stock Price, which product shall be rounded up to the nearest whole cent. The “Opening Pinnacle Stock Price” shall mean the per share closing trading price of Pinnacle Common Stock, as traded on an ex-distribution basis on the last trading day immediately preceding the Time of Distribution. The “Opening OpCo Stock Price” shall mean the per share closing “when-issued” trading price of OpCo Common Stock on the last trading day immediately preceding the Time Distribution. The “Closing Pinnacle Stock Price” shall be the per share closing trading price of Pinnacle Common Stock trading on the “regular way” basis on the last trading day immediately prior to the Time of Distribution.

(ii) Option Terms. Each Adjusted Pinnacle Option shall be treated in accordance with the applicable provisions of the Merger Agreement. Each OpCo Option issued pursuant to this Section 5.2(a) shall be subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the related Pinnacle Option before the Time of Distribution.

(b) Restricted Stock Units.

(i) Restricted Stock Units. Upon the Time of Distribution, holders of Pinnacle Restricted Stock Unit awards (other than Exempt RSUs) will receive OpCo Restricted Stock Unit awards with respect to a number of shares of OpCo Common Stock equal to the number of shares of Pinnacle Common Stock subject to the corresponding Pinnacle Restricted Stock Unit awards immediately prior to the Time of Distribution multiplied by the Distribution Ratio and rounded to the nearest whole share of OpCo Common Stock.

(ii) Restricted Stock Unit Award Terms. Each Pinnacle Restricted Stock Unit outstanding immediately following the Time of Distribution (other than any Exempt RSU) (each, an “Adjusted Pinnacle RSU”) shall be treated in accordance with the Merger Agreement. Each OpCo Restricted Stock Unit issued pursuant to this Section 5.2(b) shall be subject to the same terms and conditions as set forth in the related

Pinnacle Restricted Unit award before the Time of Distribution. Following the Time of Distribution, all Adjusted Pinnacle RSUs that were prior to the Time of Distribution subject to the Director Deferred Compensation Plan or Executive Deferred Compensation Plan or otherwise constitute deferred compensation subject to Section 409A of the Code shall continue to be the Liability of Pinnacle (and shall not be assigned to OpCo), shall continue to be governed by the applicable terms of the 2005 Plan, 2015 Plan, Non-Plan Awards, Director Deferred Compensation Plan or Executive Deferred Compensation Plan (such Restricted Stock Units, the “Retained Deferred Equity Awards”), and shall be treated in accordance with the applicable provisions of the Merger Agreement, including the provision for the immediate termination of such Retained Deferred Equity Awards in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix)(B).

(c) Allocation of Deductions. Income Tax deductions with respect to the vesting and settlement of Adjusted Pinnacle Awards pursuant to Section 2.5 of the Merger Agreement shall be claimed solely by the Pinnacle Group (including, after the Effective Time of the Merger, GLPI and its Affiliates).

5.3 Exempt Awards. The following provisions of this Section 5.3 shall apply to Exempt Awards.

(a) Performance Units. Each award of Performance Units which is outstanding immediately prior to the Time of Distribution and was granted after July 16, 2015 (each, an “Exempt PUA Award”) will be converted upon the Time of Distribution into an OpCo Performance Unit award. The number of Performance Units subject to each OpCo Performance Unit award will be equal to the number of Performance Units subject to the corresponding Performance Unit award outstanding immediately prior to the Time of Distribution. Each OpCo Performance Unit Award issued pursuant to this Section 5.3(a) shall be subject to the same terms and conditions regarding term, vesting (as may be equitably adjusted), and other provisions as set forth in the related Performance Unit award before the Time of Distribution.

(b) Options. Each Pinnacle Option which is outstanding immediately prior to the Time of Distribution and was granted after July 16, 2015 (each, an “Exempt Option”) will be converted at the Time of Distribution into an adjusted OpCo Option. The number of shares of OpCo Common Stock subject to the OpCo Option will be equal to (i) the number of shares of Pinnacle Common Stock subject to the Exempt Option multiplied by (ii) a fraction, where the numerator shall be the Closing Pinnacle Stock Price and the denominator shall be the Opening OpCo Stock Price, which product shall be rounded down to the whole share. Each OpCo Option issued pursuant to this Section 5.3(b) shall be subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the related Pinnacle Option before the time Distribution. The per share exercise price of the OpCo Option shall be equal to the product of (A) the per share exercise price of the Pinnacle Option immediately prior to the Time of Distribution multiplied by (B) a fraction, the numerator of which shall be the Opening OpCo Stock Price and the denominator of which shall be the Closing Pinnacle Stock Price, which product shall be rounded up to the nearest whole cent.

(c) Restricted Stock Units. Each Pinnacle Restricted Stock Unit which is outstanding immediately prior to the Time of Distribution and was granted after July 16, 2015

(each, an “Exempt RSU”) will be converted upon the Time of Distribution into an adjusted OpCo Restricted Stock Unit. The number of shares of OpCo Common Stock subject to each OpCo Restricted Stock Unit award will be equal to (i) the number of shares of Pinnacle Common Stock subject to the Exempt RSU award multiplied by (ii) a fraction, where the numerator shall be the Closing Pinnacle Stock Price and the denominator shall be the Opening OpCo Stock Price. Each OpCo Restricted Stock Unit issued pursuant to this Section 5.3(c) shall be subject to the same terms and conditions as set forth in the related Pinnacle Restricted Stock Unit award before the Distribution.

5.4 No Effect on Subsequent Awards. The provisions of this Article 5 shall have no effect on the terms and conditions of equity and equity-based awards granted following the Time of Distribution by Pinnacle or OpCo.

5.5 Pinnacle Actions. Prior to the transfer of employment described in Section 2.1, the Board of Directors of Pinnacle and/or an appropriate committee thereof (including the “Committee” as defined under 2005 Plan or the 2015 Plan) shall adopt such resolutions providing for, and take all other actions necessary to effectuate, the treatment of the Adjusted Pinnacle Awards pursuant to Section 2.5 of the Merger Agreement.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. To the maximum extent permitted under applicable Law, Pinnacle and OpCo shall share, and shall cause each member of its respective Group to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Pinnacle Plans and the OpCo Plans. Pinnacle and OpCo and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Time of Distribution, all participant information shall be provided in the manner and medium applicable to Participating Companies in the Pinnacle Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of Pinnacle as in effect as of the Time of Distribution, unless otherwise agreed to by Pinnacle and OpCo.

6.2 Non-Termination of Employment; No Third Party Beneficiaries. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Pinnacle, OpCo, or an OpCo Group member under any Pinnacle Plan or OpCo Plan or otherwise. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude OpCo or any OpCo Group member, at any time after the Time of Distribution, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any OpCo Plan, any benefit under any OpCo Plan or any trust, insurance policy or funding vehicle related to any OpCo Plan.

6.3 Audit Rights with Respect to Information Provided. Each of Pinnacle and OpCo, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.3, which shall require reasonable advance notice by the auditing Party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.

6.4 Fiduciary Matters. Pinnacle and OpCo each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.5 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Governmental Authority) and such consent is withheld, Pinnacle and OpCo shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Pinnacle and OpCo shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

ARTICLE VII

GOVERNING LAW; INCORPORATION OF SEPARATION AGREEMENT PROVISIONS

7.1 Governing Law. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

7.2 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply to indemnification described herein as if fully set forth herein mutatis mutandis (references in this sentence of Section 7.2 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Section 5.2 (General Indemnification by OpCo); Section 5.3 (General Indemnification by Pinnacle); Section 5.4 (Indemnification Obligations Net of Insurance Proceeds and Other Amounts); Section 5.5 (Procedures for Indemnification of Third-Party Claims); Section 5.6 (Tax Procedures); Section 5.7 (Additional Matters); Section 5.8 (Remedies Cumulative; Limitations of

Liabilities); Section 5.9 (Survival of Indemnities). Article VII (Dispute Resolution) of the Separation Agreement is hereby incorporated herein by reference, and unless otherwise expressly specified herein, such Article shall apply as if fully set forth herein mutatis mutandis (references in the material incorporated herein by reference shall be references to the Separation Agreement).

ARTICLE VIII

MISCELLANEOUS

8.1 Complete Agreement; Construction. This Agreement, together with the Separation Agreement and the Merger Agreement (including the Schedules and Exhibits hereto and thereto), constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between on behalf of the Parties with respect to such subject matter.

8.2 Survival of Agreements. Except as otherwise contemplated by this Agreement, any covenants and agreements of the Parties contained in this Agreement shall survive the Time of Distribution and remain in full force and effect in accordance with their applicable terms.

8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.3):

If to OpCo, to:

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
Attention:	Regina Olshan, Esq. and
Stephen F Arcano, Esq.
Facsimile:	(212) 735-2000

if to GLPI, Pinnacle or a member of the Pinnacle Group, to:

Gaming and Leisure Properties, Inc.
825 Berkshire Blvd., Suite 400
Wyomissing, Pennsylvania 19610
Facsimile: (610) 401-2901
Email: bmoore@glpropinc.com

Attention:	Brandon J. Moore

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Daniel A. Neff
Gregory E. Ostling
Facsimile:	(212) 403-2000

8.4 Termination. Notwithstanding any provision to the contrary, if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated at any time prior to the Time of Distribution by and in the sole discretion of Pinnacle without the prior approval of any Person, including OpCo. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement. After the Time of Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

8.6 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, except that OpCo may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of OpCo; provided, however, that, in each case, no such assignment shall release OpCo from any liability or obligation under this Agreement. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, (A) is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (B) shall confer any right to employment or continued employment for any period or terms of employment, (C) be interpreted to prevent or restrict the Parties from modifying or terminating any Pinnacle Plan or OpCo Plan or the employment or terms of employment of any OpCo Service Provider, or (D) shall establish, modify or amend any Pinnacle Plan or OpCo Plan covering a Pinnacle Participant, OpCo Participant, any collective bargaining agreements, national collective bargaining agreements, or the terms and conditions of employment applicable to an OpCo Service Provider.

8.7 Specific Performance. Subject to the provisions of Article VII of this Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party which is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

8.8 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the Parties which, unless the Merger Agreement has been terminated in accordance with its terms, shall not become effective unless GLPI has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for GLPI to withhold its consent to any amendment which would be adverse to GLPI in GLPI’s good faith determination). No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving; provided that, unless the Merger Agreement has been terminated in accordance with its terms, no Party may waive any provision of this Agreement without GLPI’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for GLPI to withhold its consent to any amendment which would be adverse to GLPI in GLPI’s good faith determination). The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.9 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) provisions shall apply, when appropriate, to successive events and transactions, (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (x) Pinnacle and OpCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

8.10 Counterparts. This Agreement may be executed in counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

PINNACLE ENTERTAINMENT, INC.

By:
Name:
Title:

[OPCO]

By:
Name:
Title:

[Signature Page to Employee Matters Agreement]

EXHIBIT B

MASTER LEASE

TABLE OF CONTENTS

TO

MASTER LEASE

	ARTICLE VIII

8.1	Representations and Warranties	31
8.2	Compliance with Legal and Insurance Requirements, etc.	31
8.3	Zoning and Uses	32
8.4	Compliance with Ground Lease	33

	ARTICLE IX

9.1	Maintenance and Repair	34
9.2	Encroachments, Restrictions, Mineral Leases, etc.	35

	ARTICLE X

10.1	Construction of Capital Improvements to the Leased Property	36
10.2	Construction Requirements for All Capital Improvements	37
10.3	Landlord’s Right of First Offer to Fund	38

	ARTICLE XI

11.1	Liens	40

	ARTICLE XII

12.1	Permitted Contests	42

	ARTICLE XIII

13.1	General Insurance Requirements	43
13.2	Maximum Foreseeable Loss	45
13.3	Additional Insurance	45
13.4	Waiver of Subrogation	45
13.5	Policy Requirements	45
13.6	Increase in Limits	46
13.7	Blanket Policy	46
13.8	No Separate Insurance	46

	ARTICLE XIV

14.1	Property Insurance Proceeds	47
14.2	Tenant’s Obligations Following Casualty	47
14.3	No Abatement of Rent	48
14.4	Waiver	48
14.5	Insurance Proceeds Paid to Facility Mortgagee	48
14.6	Termination of Master Lease; Abatement of Rent	49

	ARTICLE XV

15.1	Condemnation	50
15.2	Award Distribution	51
15.3	Temporary Taking	51
15.4	Condemnation Awards Paid to Facility Mortgagee	51
15.5	Termination of Master Lease; Abatement of Rent	51

	ARTICLE XVI

16.1	Events of Default	52
16.2	Certain Remedies	54
16.3	Damages	55
16.4	Receiver	56
16.5	Waiver	56
16.6	Application of Funds	56

	ARTICLE XVII

17.1	Permitted Leasehold Mortgagees	56
17.2	Landlord’s Right to Cure Tenant’s Default	64
17.3	Landlord’s Right to Cure Debt Agreement	64

	ARTICLE XVIII

18.1	Sale of the Leased Property	65

	ARTICLE XIX

19.1	Holding Over	65

	ARTICLE XX

20.1	Risk of Loss	66

	ARTICLE XXI

21.1	General Indemnification	66

	ARTICLE XXII

22.1	Subletting and Assignment	66
22.2	Permitted Assignments	67
22.3	Permitted Sublease Agreements	69
22.4	Required Assignment and Subletting Provisions	70
22.5	Costs	71
22.6	No Release of Tenant’s Obligations; Exception	71

	ARTICLE XXIII

23.1	Officer’s Certificates and Financial Statements	71
23.2	Confidentiality; Public Offering Information	74
23.3	Financial Covenants	75
23.4	Landlord Obligations	76

	ARTICLE XXIV

24.1	Landlord’s Right to Inspect	76

	ARTICLE XXV

25.1	No Waiver	77

	ARTICLE XXVI

26.1	Remedies Cumulative	77

	ARTICLE XXVII

27.1	Acceptance of Surrender	77

	ARTICLE XXVIII

28.1	No Merger	77

	ARTICLE XXIX

29.1	Conveyance by Landlord	77

	ARTICLE XXX

30.1	Quiet Enjoyment	78

	ARTICLE XXXI

31.1	Landlord’s Financing	78
31.2	Attornment	79
31.3	Compliance with Facility Mortgage Documents	79

	ARTICLE XXXII

32.1	Hazardous Substances	81
32.2	Notices	81
32.3	Remediation	82
32.4	Indemnity	82
32.5	Environmental Inspections	83

	ARTICLE XXXIII

33.1	Memorandum of Lease	83
33.2	Tenant Financing	83

	ARTICLE XXXIV

34.1	Expert Valuation Process	84

	ARTICLE XXXV

35.1	Notices	85

	ARTICLE XXXVI

36.1	Transfer of Tenant’s Property and Operational Control of the Facilities	87
36.2	Determination of Successor Lessee and Gaming Assets FMV	87
36.3	Operation Transfer	89

	ARTICLE XXXVII

37.1	Attorneys’ Fees	89

	ARTICLE XXXVIII

38.1	Brokers	90

	ARTICLE XXXIX

39.1	Anti-Terrorism Representations	90

	ARTICLE XL

40.1	GLP REIT Protection	90

	ARTICLE XLI

41.1	Survival	91
41.2	Severability	92
41.3	Non-Recourse	92
41.4	Successors and Assigns	92
41.5	Governing Law	92
41.6	Waiver of Trial by Jury	92
41.7	Entire Agreement	93
41.8	Headings	93
41.9	Counterparts	93
41.10	Interpretation	93
41.11	Time of Essence	93
41.12	Further Assurances	93
41.13	Gaming Regulations	94
41.14	Certain Provisions of Nevada Law	94
41.15	Certain Provisions of Louisiana Law	95

EXHIBITS AND SCHEDULES

EXHIBIT A – LIST OF FACILITIES

EXHIBIT B – LEGAL DESCRIPTIONS

EXHIBIT C – GAMING LICENSES

EXHIBIT D – FORM OF GUARANTY

EXHIBIT E – FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT F – FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

SCHEDULE A – DISCLOSURE ITEMS

SCHEDULE B – BASE YEAR NET REVENUE

SCHEDULE C – REVENUE GENERATING SPACES

SCHEDULE D – PROPERTY AGREEMENTS

SCHEDULE 1.1 – EXCLUSIONS FROM LEASED PROPERTY

SCHEDULE 6.3 – GUARANTORS UINDER THE MASTER LEASE

MASTER LEASE

This MASTER LEASE (the “Master Lease”) is entered into as of                     , by and among [Pinnacle Entertainment, Inc.] (together with its permitted successors and assigns, “Landlord”), and [Pinnacle Entertainment OpCo Entity] (together with its permitted successors and assigns, “Tenant”).

RECITALS

A. Capitalized terms used in this Master Lease and not otherwise defined herein are defined in Article II hereof.

B. In connection with that certain Separation and Distribution Agreement, dated as of [                    ] (the “Separation Agreement”), among [Pinnacle Entertainment, Inc.] and [OpCo] (“Tenant’s Parent”), Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord upon the terms set forth in this Master Lease.

C. Pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 20, 2015, [Pinnacle Entertainment, Inc.] will, subject to the terms and conditions thereof, merge with and into a wholly owned subsidiary of Gaming and Leisure Properties, Inc. (the “Merger Transaction”).

D. A list of the thirteen (13) facilities covered by this Master Lease as of the date hereof is attached hereto as Exhibit A (each a “Facility,” and collectively, the “Facilities”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

1.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interest in and to the following with respect to each of the Facilities (collectively, the “Leased Property”):

(a) the real property or properties described in Exhibit B attached hereto (collectively, the “Land”);

(b) all buildings, structures, barges, riverboats, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of each such Facility (collectively, the “Leased Improvements”);

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements; and

(d) all equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements and (ii) qualify as Long-Lived Assets, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”).

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters as may be agreed to by Landlord or Tenant in accordance with the terms of this Master Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property. Notwithstanding the foregoing, Leased Property shall exclude those items referenced on Schedule 1.1.

1.2 Single, Indivisible Lease. This Master Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Master Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Master Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. The parties intend that the provisions of this Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Master Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Master Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may amend this Master Lease from time to time to include one or more additional Facilities as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Master Lease and all of the foregoing provisions shall continue to apply in full force.

1.3 Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Master Lease (the “Initial Term”) shall commence on the date hereof (the “Commencement Date”) and end on the last day of the calendar month in which the tenth (10th) anniversary of the Commencement Date occurs, subject to renewal as set forth in Section 1.4 below.

1.4 Renewal Terms. The term of this Master Lease may be extended for five (5) separate “Renewal Terms” of five (5) years each if: (a) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a Notice that it desires to exercise its right to extend this Master Lease for one (1) Renewal Term (a “Renewal Notice”); and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term. During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Master Lease shall remain in full force and effect.

Tenant may exercise such options to renew with respect to all (and no fewer than all) of the Facilities which are subject to this Master Lease as of the Exercise Date.

ARTICLE II

2.1 Definitions. For all purposes of this Master Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (ii) all references in this Master Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Master Lease; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Master Lease as a whole and not to any particular Article, Section or other subdivision; and (v) for the calculation of any financial ratios or tests referenced in this Master Lease (including the Adjusted Revenue to Rent Ratio and the Indebtedness to EBITDA Ratio), this Master Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense.

AAA: As defined in Section 34.1(b).

Accounts: All accounts, including deposit accounts and any Facility Mortgage Reserve Account (to the extent actually funded by Tenant), all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

Additional Charges: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Master Lease and, in the event of any failure on the part of Tenant to pay any of those items, except where such failure is due to the acts or omissions of Landlord, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

Adjusted Revenue: For any Test Period, Net Revenue (i) minus expenses other than Specified Expenses and (ii) plus Specified Proceeds, if any; provided, however, that for purposes of calculating Adjusted Revenue, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances of any subtenants of Tenant or any deemed payments under subleases of this Master Lease, licenses or other access rights from Tenant to its operating subsidiaries. Adjusted Revenue shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease since the beginning of any Test Period of Tenant as if each such increase or decrease had been effected on the first day of such Test Period.

Adjusted Revenue to Rent Ratio: As at any date of determination, the ratio for any period of Adjusted Revenue to Rent. For purposes of calculating the Adjusted Revenue to Rent Ratio, Adjusted Revenue shall be calculated on a pro forma basis (and shall be calculated to give effect to (x) pro forma adjustments reasonably contemplated by Tenant and (y) such other pro forma adjustments consistent with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Tenant or any Guarantor during any Test Period of Tenant as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Test Period. In addition, (i) Adjusted Revenue and Rent shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Master Lease during any Test Period as if such increase or decrease had been effected on the first day of such Test Period and (ii) in the event Rent is to be increased in connection with the addition or inclusion of a Long-Lived Asset that is projected to increase Adjusted Revenue, such Rent increase shall not be taken into account in calculating the Adjusted Revenue to Rent Ratio until the first fiscal quarter following the completion of the installation or construction of such Long-Lived Assets.

Affected Facility: As defined in Section 7.3(a).

Affiliate: When used with respect to any corporation, limited liability company, or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

Appointing Authority: As defined in Section 34.1(b).

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Taking.

Base Rent: The sum of (i) the Building Base Rent, and (ii) the Land Base Rent.

Base Year Net Revenue: The amounts set forth on Schedule B1 for the Facilities.

Building Base Rent:

(A) During the Initial Term, an annual amount equal to [Two Hundred Eighty Nine Million Fifty Six Thousand Dollars ($289,056,000.00]2; provided, however, that commencing with the second (2nd) Lease Year and continuing each Lease Year thereafter during the Initial Term, the Building Base Rent shall increase to an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation.

(B) The Building Base Rent for the first year of each Renewal Term shall be an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. Commencing with the second (2nd) Lease Year of any Renewal Term and continuing each Lease Year thereafter during such Renewal Term, the Building Base Rent shall increase to an annual amount equal to the sum of (i) the Building Base Rent for the immediately preceding Lease Year, and (ii) the Escalation.

(C) As applicable during the Term, Building Base Rent shall be increased pursuant to Section 10.3(c) in respect of Capital Improvements funded by Landlord (which increases shall, in each case, be subject to the Escalations provided in the foregoing clauses (A) and (B)).

Building Base Rent shall be subject to further adjustment as and to the extent provided in Section 14.6.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York or Las Vegas, Nevada are authorized, or obligated, by law or executive order, to close.

Capital Improvements: With respect to any Facility, any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land of such Facility, during the Term, including construction of a new wing or new story, all of which shall constitute a portion of the Leased Improvements and Leased Property hereunder in accordance with Section 10.3. Notwithstanding the foregoing, for purposes of Article X only, “Capital Improvements” shall not include any improvements or alterations or modifications of the Leased Improvements or any expansion of the existing improvements if such (i) commenced prior to the Term in accordance with the terms of the Merger Agreement, and (ii) costs less than Fifteen Million Dollars ($15,000,000) on an individual project basis and less than Fifty Million Dollars

[1]	Schedule B to list the trailing 12 months Net Revenues for the Facilities as of the month ending immediately prior to the execution of the Master Lease.
[2]	$377M minus (i) Land Base Rent and (ii) Percentage Rent. Current amount is as of June 30, 2015. Initial Building Base Rent to be updated as of the date of execution of the Master Lease.

($50,000,000) in the aggregate with respect to all of the Facilities, it being agreed, for the avoidance of doubt, such improvements or alterations or modifications of the Leased Improvements or any expansion of the existing improvements shall be deemed part of the Leased Property and the Facilities for all purposes hereunder.

Cash: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

Casualty Event: Any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any governmental authority) of, any asset for which Tenant or any of its Subsidiaries (directly or through Tenant’s Parent) receives cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof by any governmental authority, civil or military.

Change in Control: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), (a) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant’s Parent entitled to vote in an election of directors of Tenant’s Parent, or (b) shall have caused the election of a majority of the members of the board of directors or equivalent body of Tenant’s Parent, which such members have not been nominated by a majority of the members of the board of directors or equivalent body of Tenant’s Parent as such were constituted immediately prior to such election, (ii) except as permitted or required hereunder, the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facilities in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries), or (iii) (a) Tenant ceasing to be a wholly-owned Subsidiary (directly or indirectly) of Tenant’s Parent or (b) Tenant’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Tenant or (iv) Tenant’s Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Tenant’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction).

Code: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

Commencement Date: As defined in Section 1.3.

Competing Facility: As defined in Section 7.3(e).

Competing Facility Floor: As defined in Section 7.3(e).

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Confidential Information: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its affiliates, divisions and subsidiaries, which such party or its Related Persons provide to the other party or its Related Persons, whether furnished before or after the date of this Master Lease, and regardless of the manner in which it was furnished, and any material prepared by a party or its Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its Related Persons in breach of this Master Lease; (ii) was or becomes available to the other party or its Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its Related Persons, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.

Consolidated Interest Expense: For any period, interest expense of Tenant and its Subsidiaries that are Guarantors for such period as determined on a consolidated basis for Tenant and its Subsidiaries that are Guarantors in accordance with GAAP.

CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

CPI Increase: The product of (i) the CPI published for the beginning of each Lease Year, divided by (ii) the CPI published for the beginning of the first Lease Year. If the product is less than one, the CPI Increase shall be equal to one.

CPR Institute: As defined in Section 34.1(b).

Date of Taking: The date the Condemnor has the right to possession of the property being condemned.

Debt Agreement: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant and/or its Affiliates, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which may be secured by assets of Tenant and its Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Master Lease), and (iv) which shall provide Landlord, in accordance with Section 17.3 hereof, the right to receive copies of notices of Specified Debt Agreement Defaults thereunder and opportunity to cure any breaches or defaults by Tenant thereunder within the cure period, if any, that exists under such Debt Agreement.

Dollars and $: The lawful money of the United States.

Discretionary Transferee: A transferee that meets all of the following requirements: (a) such transferee has (1) at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing casinos with revenues in the immediately preceding fiscal year of at least Seven Hundred Fifty Million Dollars ($750,000,000) (or retains a manager with such qualifications, which manager shall not be replaced other than in accordance with Article XXII hereof) that is not in the business, and that does not have an Affiliate in the business, of leasing properties to gaming operators, or (2) agreement(s) in place in a form reasonably satisfactory to Landlord to retain for a period of eighteen (18) months (or more) after the effective time of the transfer at least (i) eighty percent (80%) of Tenant and its Subsidiaries’ personnel employed at the Facilities who have employment contracts as of the date of the relevant agreement to transfer and (ii) seventy percent (70%) of Tenant’s and Tenant’s Parent’s ten most highly compensated corporate employees as of the date of the relevant agreement to transfer based on total compensation determined in accordance with Item 402 of Regulation S-K of the Securities and Exchange Act of 1934, as amended; (b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each gaming authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of the Master Lease); (c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and (d) (i) other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) the Parent Company of such transferee or, if such transferee does not have a Parent Company, such transferee, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment (including pursuant to a Change in Control under Section 22.2(iii)(x) or Section 22.2(iii)(y), its Indebtedness to EBITDA Ratio on a consolidated basis in accordance with GAAP is less than 8:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty, or (ii) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) Tenant has an Indebtedness to EBITDA Ratio of less than 8:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity’s long term, unsecured debt has provided a Guaranty.

EBITDA: For any Test Period, the consolidated net income or loss of the Parent Company of a Discretionary Transferee (or, in the case of (x) a Permitted Leasehold Mortgagee Foreclosing Party, such Permitted Leasehold Mortgagee Foreclosing Party or (y) a Discretionary Transferee that does not have a Parent Company, such Discretionary Transferee) on a consolidated basis for such period, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses and (9) unusual or non-recurring gains or items of income or loss.

Encumbrance: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.

End of Term Gaming Asset Transfer Notice: As defined in Section 36.1.

Environmental Costs: As defined in Section 32.4.

Environmental Laws: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Equity Interests: With respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

Equity Rights: With respect to any Person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

Escalated Building Base Rent: For any Lease Year (other than the first Lease Year), an amount equal to 102% of the Building Base Rent as of the end of the immediately preceding Lease Year.

Escalation: For any Lease Year (other than the first Lease Year), the lesser of (a) an amount equal to the excess of (i) the Escalated Building Base Rent for such Lease Year over (ii) the Building Base Rent for the immediately preceding Lease Year, and (b) an amount (but not less than zero) that adding such amount to the Rent for the immediately preceding Lease Year will have yielded an Adjusted Revenue to Rent Ratio for such preceding Lease Year of 1.8:1.

Event of Default: As defined in Section 16.1.

Excluded Sublease: Any sublease permitted hereunder relating to solely portions of the Leased Property (a) that are within the footprint of a building located on the Leased Property as of the date hereof, (b) that are not Revenue Generating Spaces as of the date hereof and (c) with respect to which (i) a Person that is not an Affiliate of Tenant is subtenant, and (ii) the premises subleased thereunder will not be used for gaming or lodging purposes.

Exercise Date: As defined in Section 1.4.

Expert: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

Facilit(y)(ies): As defined in Recital D.

Facility Mortgage: As defined in Section 13.1.

Facility Mortgage Documents: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

Facility Mortgage Reserve Account: As defined in Section 31.3(b).

Facility Mortgagee: As defined in Section 13.1.

Financial Statements: (i) For a Fiscal Year, consolidated statements of Tenant’s Parent and its consolidated subsidiaries (as defined by GAAP) of income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a fiscal quarter, consolidated statements of Tenant’s Parent’s income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP.

Fiscal Year: The annual period commencing January 1 and terminating December 31 of each year.

Fixtures: As defined in Section 1.1(d).

Foreclosure Assignment: As defined in Section 22.2(iii).

Foreclosure COC: As defined in Section 22.2(iii).

Foreclosure Purchaser: As defined in Section 31.1.

GAAP: Generally accepted accounting principles consistently applied in the preparation of financial statements, as in effect from time to time (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the date hereof).

Gaming Assets FMV: As defined in Section 36.1.

Gaming Facility: A facility at which there are operations of slot machines, table games or pari-mutuel wagering.

Gaming License: Any license, permit, approval, finding of suitability or other authorization issued by a state regulatory agency to operate, carry on or conduct any gambling game, gaming device, slot machine, race book or sports pool on the Leased Property, or required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit C, as amended from time to time, and those related to any Facilities that are added to this Master Lease after the date hereof.

Gaming Regulation(s): Any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law.

Gaming Revenues: As defined in the definition of Net Revenue.

GLP: Gaming and Leisure Properties, Inc.

Greenfield Floor: As defined in Section 7.3(a).

Greenfield Project: As defined in Section 7.3(a).

Ground Leased Property: The real property leased pursuant to the Ground Leases.

Ground Leases: Those certain leases with respect to real property that is a portion of the Leased Property, pursuant to which Landlord is a tenant and which leases have either been approved by Tenant or are in existence as of the date hereof and listed on Schedule A hereto.

Ground Lessor: As defined in Section 8.4(a).

Guarantor: Any entity that guaranties the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Master Lease, including any replacement guarantor consented to by Landlord in connection with the assignment of the Master Lease or a sublease of Leased Property pursuant to Article XXII.

Guaranty: That certain Guaranty of Master Lease dated as of the date hereof, a form of which is attached as Exhibit D hereto, as the same may be amended, supplemented or replaced from time to time, by and between Tenant’s Parent, Landlord and certain Subsidiaries of Tenant from time to time party thereto, and any other guaranty in form and substance reasonably satisfactory to the Landlord executed by a Guarantor in favor of Landlord (as the same may be amended, supplemented or replaced from time to time) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

Handling: As defined in Section 32.4.

Hazardous Substances: Collectively, any petroleum, petroleum product or by product or any substance, material or waste regulated or listed pursuant to any Environmental Law.

Immaterial Subsidiary Guarantor: Any Subsidiary of Tenant having assets with an aggregate fair market value of less than twenty-five million Dollars ($25.0 million) as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b); provided, however, that in no event shall the aggregate fair market value of the assets of all Immaterial Subsidiary Guarantors exceed fifty million Dollars ($50.0 million) as of the most recent date on which Financial Statements have been delivered to Landlord pursuant to Section 23.1(b).

Impartial Appraiser: As defined in Section 13.2.

Impositions: Collectively, all taxes, including capital stock, franchise, margin and other state taxes of Landlord, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents (pursuant to the Ground Leases); all obligations of Landlord and its Affiliates under the documents listed on Schedule D hereto; water, sewer and other utility levies and charges; excise tax levies; fees including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent and Additional Charges and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that nothing contained in this Master Lease shall be construed to require Tenant to pay (a) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other Person, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof, or (d) any principal or interest on any indebtedness on or secured by the Leased Property owed to a Facility Mortgagee for which Landlord or its Subsidiaries or GLP is the obligor; provided, further, Impositions shall include any tax, assessment, tax levy or charge set forth in clause (a) or (b) that is levied, assessed or imposed in lieu of, or as a substitute for, any Imposition.

Indebtedness: Of any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, (g) all guarantees by such Person of any of the foregoing and (h) all indebtedness of the nature described in the foregoing clauses (a)-(g) of any partnership of which such Person is a general partner.

Indebtedness to EBITDA Ratio: As at any date of determination, the ratio of (a) Indebtedness of the applicable (x) Discretionary Transferee or Parent Company of the Discretionary Transferee or (y) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, the Permitted Leasehold Mortgagee Foreclosing Party (such Discretionary Transferee, Parent Company or Permitted Leasehold Mortgagee Foreclosing Party, as applicable the “Relevant Party”) on a consolidated basis, as of such date (excluding (i) Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness or Indebtedness referred to in clauses (d) or (g) of the definition of Indebtedness to the extent relating to Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness, to (b) EBITDA for the Test Period most recently ended prior to such date for which financial statements are available. For purposes of calculating the Indebtedness to EBITDA Ratio, EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the potential transferee which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Relevant Party and its Subsidiaries since the beginning of any Test Period of the Relevant Party as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such period. In addition, for the avoidance of doubt, (i) if the Relevant Party or any Subsidiary of the Relevant Party has incurred any Indebtedness or repaid, repurchased, acquired, defeased or otherwise discharged any Indebtedness since the end of the most recent Test Period for which financial statements are available, Indebtedness shall be calculated (for purposes of this definition) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period and (ii) the Indebtedness to EBITDA Ratio shall give pro forma effect to the transactions whereby the applicable Discretionary Transferee becomes party to the Master Lease or the Change in Control transactions permitted under Section 22.2(iii) and shall include the Indebtedness and EBITDA of Tenant and its Subsidiaries for the relevant period.

Initial Term: As defined in Section 1.3.

Insurance Requirements: The terms of any insurance policy required by this Master Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Investment Fund: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Master Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise or investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

Land: As defined in Section 1.1(a).

Land Base Rent: An annual amount equal to [Forty Three Million Nine Hundred Seventy Two Thousand Dollars ($43,972,000.00)]3. Land Base Rent shall be subject to further adjustment as and to the extent provided in Section 14.6.

Landlord: As defined in the preamble.

Landlord Representatives: As defined in Section 23.4.

Landlord Tax Returns: As defined in Section 4.1(b).

Lease Year: The first Lease Year for each Facility shall be the period commencing on the Commencement Date and ending on the last day of the calendar month in which the first (1st) anniversary of the Commencement Date occurs, and each subsequent Lease Year for each Facility shall be each period of twelve (12) full calendar months after the last day of the prior Lease Year.

Leased Improvements: As defined in Section 1.1(b).

Leased Property: As defined in Section 1.1.

Leased Property Rent Adjustment Event: As defined in Section 14.6.

Leasehold Estate: As defined in Section 17.1(a).

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting either the Leased Property, Tenant’s Property and all Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

Liquor Authority: As defined in Section 41.13(a).

Liquor Laws: As defined in Section 41.13(a).

Long-Lived Assets: (i) With respect to property owned by Tenant’s Parent as of the date hereof, all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of Tenant’s Parent at or about the time of acquisition thereof or (ii) with respect to those assets purchased, replaced or otherwise maintained by Tenant after the date hereof, such asset capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as of or about the time of the acquisition thereof, as classified by Tenant in accordance with GAAP.

[3]	Calculated as two percent (2%) of the trailing 12 months Net Revenues as of June 30, 2015. To be updated as of the date of execution of the Master Lease to equal two percent (2%) of the aggregate Base Year Net Revenue.

Master Lease: As defined in the preamble.

Material Indebtedness: At any time, Indebtedness of any one or more of the Tenant (and its Subsidiaries) and any Guarantor in an aggregate principal amount exceeding ten percent (10%) of Adjusted Revenue of Tenant and the Guarantors that are Subsidiaries of Tenant on a consolidated basis over the most recent Test Period for which financial statements are available. As of the date hereof, until financial statements are available for the initial Test Period, such amount shall be [$         [amount equal to 10% of Adjusted Revenue for 12 month trailing period as of the date of the Lease]].

Maximum Foreseeable Loss: As defined in Section 13.2.

Merger Agreement: As defined in Recital C.

Merger Transaction: As defined in Recital C.

Net Revenue: The sum of, without duplication, (i) the amount received by Tenant (and its Subsidiaries and its subtenants) from patrons at any Facility for gaming, less refunds and free promotional play provided to the customers and invitees of Tenant (and its Subsidiaries and subtenants) pursuant to a rewards, marketing, and/or frequent users program, and less amounts returned to patrons through winnings at any Facility (the amounts in this clause (i), “Gaming Revenues”); and (ii) the gross receipts of Tenant (and its Subsidiaries and subtenants) for all goods and merchandise sold, the charges for all services performed, or any other revenues generated by Tenant (and its Subsidiaries and subtenants) in, at, or from the Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding any Gaming Revenues (the amounts in this clause (ii), “Retail Sales”); less (iii) the retail value of accommodations, food and beverage, and other services furnished without charge to guests of Tenant (and its Subsidiaries and subtenants) at any Facility (the amounts in this clause (iii), “Promotional Allowance”). For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. For the absence of doubt, if Gaming Revenues, Retail Sales or Promotional Allowances of a Subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such Subsidiary or subtenant, as applicable, pursuant to any sublease with such Subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues. Notwithstanding the foregoing, (i) with respect to any Specified Sublease, Net Revenue shall not include Gaming Revenues or Retail Sales from the subtenants under such subleases and shall include the rent received by Tenant or its subsidiaries thereunder, and (ii) with respect to any Excluded Sublease, Net Revenue shall not include Retail Sales from the subtenants under such subleases.

New Lease: As defined in Section 17.1(f).

Notice: A notice given in accordance with Article XXXV.

Notice of Termination. As defined in Section 17.1(f).

NRS: As defined in Section 41.14.

OFAC: As defined in Section 39.1.

Officer’s Certificate: A certificate of Tenant or Landlord, as the case may be, signed by an officer of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.

Overdue Rate: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

Parent Company: With respect to any Discretionary Transferee, any Person (other than an Investment Fund) (x) as to which such Discretionary Transferee is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).

Payment Date: Any due date for the payment of the installments of Rent or any other sums payable under this Master Lease.

Percentage Rent: Initially, an annual amount equal to equal to [Forty Three Million Nine Hundred Seventy Two Thousand Dollars ($43,972,000.00)]4. The Percentage Rent shall be reset each Percentage Rent Reset Year to a fixed annual amount equal to the product of (i) four percent (4%) and (ii) the excess (if any) of (a) the average annual Net Revenues for the trailing two-year period (i.e., the first (1st) and second (2nd) Lease Years, the third (3rd) and fourth (4th) Lease Years, the fifth (5th) and sixth (6th) Lease Years, etc.) over (b) [One Billion, Ninety Nine Million, Three Hundred Five Thousand Five Hundred Dollars ($1,099,305,500.00)]5. For purposes of the preceding sentence, in the case of any Leased Property Rent Adjustment Event, the “average annual Net Revenues” shall be calculated as if such Leased Property Rent Adjustment Event occurred on the first day of such trailing two-year period. Percentage Rent shall be subject to further adjustment as and to the extent provided in Section 14.6 and in Section 22.3.

Percentage Rent Reset Year: Each and every other Lease Year commencing with the third (3rd) Lease Year, and continuing with the fifth (5th) Lease Year, the seventh (7th) Lease Year, the ninth (9th) Lease Year, the first (1st), third (3rd) and fifth (5th) Lease Years of the first Renewal Term, the second (2nd) and fourth (4th) Lease Years of the second Renewal Term, etc.

Permitted Leasehold Mortgage: A document creating or evidencing an encumbrance on Tenant’s leasehold interest (or a subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement.

[4]	Calculated as two percent (2%) of the trailing 12 months Net Revenues as of June 30, 2015. To be updated as of the date of execution of the Master Lease to equal two percent (2%) of the aggregate Base Year Net Revenue.
[5]	Calculated as fifty percent (50%) of the trailing 12 months Net Revenues as of June 30, 2015. To be updated as of the date of execution of the Master Lease to equal fifty percent (50%) of the aggregate Base Year Net Revenue.

Permitted Leasehold Mortgagee: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

Permitted Leasehold Mortgagee Designee: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

Permitted Leasehold Mortgagee Foreclosing Party: A Permitted Leasehold Mortgagee that forecloses on this Master Lease and assumes this Master Lease or a Subsidiary of a Permitted Leasehold Mortgagee that assumes this Master Lease in connection with a foreclosure on this Master Lease by a Permitted Leasehold Mortgagee.

Person or person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Pre-Opening Expense: With respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Tenant’s Parent and its Subsidiaries for such period.

Primary Intended Use: Gaming and/or pari-mutuel use consistent, with respect to each Facility, with its current use (as specified on Exhibit A attached hereto as it may be amended from time to time), or with prevailing gaming industry use at any time, together with all ancillary uses consistent with gaming use and operations, including hotels, restaurants, bars, etc.

Prime Rate: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

Proceeding: As defined in Section 23.1(b)(v).

Prohibited Persons: As defined in Section 39.1.

Promotional Allowance: As defined in the definition of Net Revenue.

Qualified Successor Tenant: As defined in Section 36.2.

Related Persons: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, advisors and controlling persons of such party and its Affiliates and Subsidiaries.

Renewal Notice: As defined in Section 1.4(a).

Renewal Term: A period for which the Term is renewed in accordance with Section 1.4.

Rent: Collectively, the Base Rent and the Percentage Rent.

Representative: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

Restricted Area: The geographical area that at any time during the Term is within a sixty (60) mile radius of any Facility covered under this Master Lease at such time.

Restricted Information: As defined in Section 23.1(c).

Restricted Payment: Dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than outstanding securities convertible into Equity Interests) of Tenant, but excluding dividends, payments or distributions paid through the issuance of additional shares of Equity Interests and any redemption, retirement or exchange of any Equity Interest through, or with the proceeds of, the issuance of Equity Interests of Tenant.

Retail Sales: As defined in the definition of Net Revenue.

Revenue Generating Spaces. The portions of the footprint of the buildings located on the Leased Property that are designated as “Revenue Generating Space” on Schedule C hereto.

SEC: The United States Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

Separation Agreement: As defined in Recital B.

Solvent: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities)

as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

Specified Debt Agreement Default: Any event or occurrence under a Debt Agreement or Material Indebtedness that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement or Material Indebtedness.

Specified Expenses: For any Test Period, (i) Rent incurred for the same Test Period, and (ii) the (1) income tax expense, (2) consolidated interest expense, (3) depreciation and amortization expense, (4) any nonrecurring, unusual, or extraordinary items of income, cost or expense, including but not limited to, (a) any gains or losses attributable to the early extinguishment or conversion of indebtedness, (b) gains or losses on discontinued operations and asset sales, disposals or abandonments, and (c) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (5) any non-cash items of expense (other than to the extent such non-cash items of expense require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense may, at the election of the Tenant, be added to net income and deducted when and to the extent actually paid in cash)), (6) any Pre-Opening Expenses, (7) transaction costs for the spin-off of Tenant’s Parent, the entry into this Master Lease, the negotiation and consummation of the financing transactions in connection therewith and the other transactions contemplated in connection with the foregoing consummated on or before the date hereof, (8) non-cash valuation adjustments, (9) any expenses related to the repurchase of stock options, and (10) expenses related to the grant of stock options, restricted stock, or other equivalent or similar instruments; in the case of each of (1) through (10), of Tenant and the Subsidiaries of Tenant that are Guarantors on a consolidated basis for such period.

Specified Proceeds: For any Test Period, to the extent not otherwise included in Net Revenue, the amount of insurance proceeds received during such period by Tenant or the Guarantors in respect of any Casualty Event; provided, however, that for purposes of this definition, (i) with respect to any Facility subject to such Casualty Event which had been in operation for at least one complete fiscal quarter the amount of insurance proceeds plus the Net Revenue (excluding such insurance proceeds), if any, attributable to the Facility subject to such Casualty Event for such period shall not exceed an amount equal to the Net Revenue attributable to such Facility for the Test Period ended immediately prior to the date of such Casualty Event (calculated on a pro forma annualized basis to the extent such Facility was not operational for the full previous Test Period) and (ii) with respect to any Facility subject to such Casualty Event which had not been in operation for at least one complete fiscal quarter, the amount of insurance proceeds plus the Net Revenue attributable to such Facility for such period shall not exceed the Net Revenue reasonably projected by Tenant to be derived from such Facility for such period.

Specified Sublease: Any lease in effect on the Commencement Date constituting part of the Leased Property with respect to which Tenant is a sublessor, substantially as in effect on the Commencement Date, a list of which is attached on Schedule A hereto.

State: With respect to each Facility, the state or commonwealth in which such Facility is located.

Subsidiary: As to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Master Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

Successor Tenant: As defined in Section 36.1.

Successor Tenant Rent: As defined in Section 36.2.

Taking: As defined in Section 15.1(a).

Tenant: As defined in the preamble.

Tenant Capital Improvement: A Capital Improvement funded by Tenant, as compared to Landlord.

Tenant COC: As defined in Section 22.2(iii).

Tenant Parent COC: As defined in Section 22.2(iii).

Tenant Representatives: As defined in Section 23.4.

Tenant’s Parent: As defined in Recital B.

Tenant’s Property: With respect to each Facility, all assets (other than the Leased Property and property owned by a third party) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, together with all replacements, modifications, additions, alterations and substitutes therefor.

Term: As defined in Section 1.3.

Termination Notice: As defined in Section 17.1(d).

Test Period: With respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person.

Unavoidable Delay: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that lack of funds shall not be deemed a cause beyond the reasonable control of a party.

Unsuitable for Its Primary Intended Use: A state or condition of any Facility such that by reason of damage or destruction, or a partial taking by Condemnation, such Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.

ARTICLE III

3.1 Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Base Rent during any Lease Year is payable in advance in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year and the Percentage Rent during any Lease Year is payable in advance in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year; provided that during the first three (3) months of each Percentage Rent Reset Year the amount of the Percentage Rent payable monthly in advance shall remain the same as in the then preceding Lease Year, and provided, further, that Tenant shall make a payment to Landlord (or be entitled to set off against its Rent payment due) on the fifth (5th) Business Day of the fourth (4th) calendar month of such Lease Year in the amount necessary to “true-up” any Percentage Rent payments not yet (or overpayments having been) made for such three (3) month period. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. The parties will agree on an allocation of the Base Rent on a declining basis for federal income tax purposes within the 115/85 safe harbor of Section 467 of the Code, assuming a projected schedule of Base Rent for this purpose.

3.2 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Master Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3 Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4 Net Lease. Landlord and Tenant acknowledge and agree that (i) this Master Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Master Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to each Facility, all as more fully set forth in Article IV and subject to any other provisions of this Master Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except as provided in Section 3.1.

ARTICLE IV

4.1 Impositions. (a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b) Landlord or GLP shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements), and Tenant’s Property.

(c) Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant.

(d) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Master Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e) Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f) Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement.

4.2 Utilities. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to any Facility may be imposed against Landlord by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property or any Capital Improvement, including any and all costs and expenses associated with any utility, drainage and parking easements. Landlord will not enter into agreements that will encumber the Leased Property without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the use or future development of the Facility as a Gaming Facility or increase Additional Charges payable under this Master Lease); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement. Tenant will not enter into agreements that will encumber the Leased Property after the expiration of the Term without Landlord’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the value of the Leased Property or the Facility); provided Landlord is given reasonable opportunity to participate in the process leading to such agreement.

4.3 Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default or a default by Tenant of Section 23.3(b) hereof (to be exercised by thirty (30) days’ written notice to Tenant); and provided Tenant is not already being required to impound such payments in accordance with the requirements of Section 31.3(b) below, Tenant shall be required to deposit, at the time of any payment of Base Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual real and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

5.1 No Termination, Abatement, etc. Except as otherwise specifically provided in this Master Lease, Tenant shall remain bound by this Master Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as may be otherwise specifically provided in this Master Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Improvement or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or

(v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Master Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in this Master Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Master Lease or by termination of this Master Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Master Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Master Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided that such assignment does not adversely affect Landlord’s rights under any such policy and provided further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.

ARTICLE VI

6.1 Ownership of the Leased Property. (a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Master Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Master Lease, (iii) this Master Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Master Lease are those of a true lease, (iv) the business relationship created by this Master Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Master Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b) Each of the parties hereto covenants and agrees, subject to Section 6.1(c), not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Master Lease is a “true lease” with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property, including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property, (y) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord reporting the Rent payments as rental income under Section 61 of the Code.

(c) If Tenant should reasonably conclude that GAAP or the SEC require treatment different from that set forth in Section 6.1(b) for applicable non-tax purposes, then (x) Tenant shall promptly give prior Notice to Landlord, accompanied by a written statement that references the applicable pronouncement that controls such treatment and contains a brief description and/or analysis that sets forth in reasonable detail the basis upon which Tenant reached such conclusion, and (y) notwithstanding Section 6.1(b), Tenant may comply with such requirements.

(d) The Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Master Lease does not constitute a transfer of all or any part of the Leased Property.

(e) Tenant waives any claim or defense based upon the characterization of this Master Lease as anything other than a true lease and as a master lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1.

6.2 Tenant’s Property. Tenant shall, during the entire Term, own (or lease) and maintain (or cause its Subsidiaries to own (or lease) and maintain) on the Leased Property adequate and sufficient Tenant’s Property, and shall maintain (or cause its Subsidiaries to maintain) all of such Tenant’s Property in good order, condition and repair, in all cases as shall be necessary and appropriate in order to operate the Facilities for the Primary Intended Use in compliance with all applicable licensure and certification requirements and in compliance with all applicable Legal Requirements, Insurance Requirements and Gaming Regulations. If any of Tenant’s Property requires replacement in order to comply with the foregoing, Tenant shall replace (or cause a Subsidiary to replace) it with similar property of the same or better quality at Tenant’s (or such Subsidiary’s) sole cost and expense. Subject to the foregoing, Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property (other than Gaming Licenses and subject to Section 6.3) in their discretion in the ordinary course of its business and Landlord shall have no rights to such Tenant’s Property. Tenant shall, upon Landlord’s request, from time to time but not more frequently than one time per Lease Year, provide Landlord with a list of the material Tenant’s Property located at each of the Facilities. In the case of any such Tenant’s Property that is leased (rather than owned) by Tenant (or its Subsidiaries), Tenant shall use commercially reasonable efforts to ensure that the lease agreements pursuant to which Tenant (or its Subsidiaries) leases such Tenant’s Property are assignable to third parties in connection with any transfer by Tenant (or its Subsidiaries) to a replacement lessee or operator at the end of the Term. Tenant shall remove all of Tenant’s Property from the Leased Property at the end of the Term, except to the extent Tenant has transferred ownership of such Tenant’s Property to a Successor Tenant or Landlord. Any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a Successor Tenant shall be deemed abandoned by Tenant and shall become the property of Landlord.

6.3 Guarantors; Tenant’s Property. Each of Tenant’s Parent and each of Tenant’s Subsidiaries set forth on Schedule 6.3 shall be a Guarantor under this Master Lease and shall execute and deliver to the Landlord the Guaranty attached hereto as Exhibit D. In addition, if any material Gaming License or other license or other material asset necessary to operate any portion of the Leased Property is owned by a Subsidiary, Tenant shall within two (2) Business Days after the date such Subsidiary acquires such Gaming License, other license or other material asset, (a) notify the Landlord thereof and (b) cause such Subsidiary (if it is not already a Guarantor) to become a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord.

ARTICLE VII

7.1 Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Master Lease and has found the same (except as included in the disclosures on Schedule A) to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2 Use of the Leased Property. (a) Tenant shall use or cause to be used the Leased Property and the improvements thereon of each Facility for its Primary Intended Use. Tenant shall not use the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord acknowledges that operation of each Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor GLP may operate, control or participate in the conduct of the gaming and/or racing operations at the Facilities.

(b) Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility after the expiration or earlier termination of the Term.

(c) Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof or (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof.

(d) Except in instances of casualty or condemnation, Tenant shall continuously operate each of the Facilities for the Primary Intended Use. Tenant in its discretion shall be permitted to cease operations at a Facility or Facilities if such cessation would not reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole, provided that the following conditions are satisfied: (i) no Event of Default has occurred and is continuing immediately prior to or immediately after the date that operations are ceased or as a result of such cessation; and (ii) the Percentage Rent due from each and every such Facility whose operations have ceased will thereafter be subject to a floor which will be calculated based on the Percentage Rent that would have been paid for such Facility if Percentage Rent were adjusted based on Net Revenues for the Fiscal Year immediately preceding the time that Tenant ceased operations at the Facility.

7.3 Competing Business.

(a) Tenant’s Obligations for Greenfields. Tenant agrees that during the Term, neither Tenant nor any of its Affiliates shall build or otherwise participate in the development of a new Gaming Facility (including a facility that has been shut down for a period of more than twelve (12) months) (a “Greenfield Project”) within a Restricted Area of a Facility (the Facility in whose Restricted Area there is activity under this Section 7.3, an “Affected Facility”), unless Tenant shall first offer Landlord the opportunity to include the Greenfield Project as a Leased Property under this Master Lease on terms to be negotiated by the parties (which terms with respect to Landlord funding such development shall include the terms set forth in Section 10.3 hereof regarding Capital Improvements). Within thirty (30) days of Landlord’s receipt of notice from Tenant providing the opportunity to fund and include as Leased Property under this Master Lease a Greenfield Project on terms to be negotiated by the parties, Landlord shall notify Tenant as to whether it intends to participate in such Greenfield Project and, if Landlord indicates such intent, the parties shall negotiate in good faith the terms and conditions upon which this would be effected, including the terms of any amendment to this Master Lease and any development or funding agreement, which Landlord might require. Should Landlord notify Tenant that it does not intend to pursue such Greenfield Project (or should Landlord decline to notify Tenant of its affirmative response within such thirty (30) day period), or if the parties despite good faith efforts on both sides fail to reach agreement on the terms under which such opportunity would be jointly pursued under this Master Lease and such new Greenfield Project would become a portion of the Leased Property hereunder, in any event, within forty-five (45) days after Landlord’s notice to Tenant of Landlord’s intent to participate in such Greenfield Project, then the Percentage Rent due from each and every Affected Facility will thereafter (a) be subject to a floor which will be calculated based on the Percentage Rent that would have been paid for such Affected Facility if Percentage Rent were adjusted based on Net Revenues for the calendar year immediately prior to the year in which the Greenfield Project is first opened to the public (the “Greenfield Floor”), and (b) be subject to normal periodic adjustments; provided that annual Percentage Rent may not be reduced below the Greenfield Floor. Notwithstanding anything to the contrary in this Section 7.3(a), Tenant and its Affiliates shall not be restricted under this Section 7.3(a) from (i) expanding any Facility under this Master Lease (subject to Tenant’s compliance with the terms of Section 10.3 and the other provisions of Article X), and (ii) subject to compliance with the provisions of Section 7.3(e) hereof, acquiring or operating any competing Gaming Facility that is in operation at the time of its acquisition or operation by Tenant or its Affiliates.

(b) Landlord’s Obligations for Greenfields. Landlord agrees that during the Term, neither Landlord nor any of its Affiliates shall, without the prior written consent of the Tenant (which consent may be withheld in Tenant’s sole discretion), build or otherwise participate in the development of a Greenfield Project within the Restricted Area. Notwithstanding anything to the contrary in this Section 7.3(b), (i) Landlord and its Affiliates shall not be restricted under this Section 7.3(b) from acquiring, financing or providing refinancing for any facility that is in operation or has been in operation at any time during the twelve month period prior to the time in question, and (ii) subject to the provisions of Section 7.3(d) hereof, Landlord and its Affiliates shall not be restricted under this Section 7.3(b) from expanding any Competing Facility existing at the time in question.

(c) Tenant’s Rights Regarding Facility Expansions. Tenant shall be permitted to construct Capital Improvements in accordance with the terms of Article X hereof.

(d) Landlord’s Rights Regarding Facility Expansions. Landlord shall be permitted to finance expansions of any Competing Facility within the Restricted Area that is already in existence at any time in question, provided that the Percentage Rent attributable to any Affected Facilities shall thereafter be calculated monthly (based on (i) how much each preceding monthly Net Revenues for the Affected Facility is greater (or is less) than 1/12th of the portion of the Base Year Net Revenue attributable to the Affected Facility, and (ii) not on how much the average annual Net Revenues is greater (or is less) than the trailing two-year period as would have otherwise been the case).

(e) Tenant’s Rights to Acquire or Operate Existing Facilities. In the event Tenant or its Affiliate acquires or operates any existing competing Gaming Facility within the Restricted Area (a “Competing Facility”), the Percentage Rent due from any Affected Facility will thereafter (a) be subject to a floor which will be based on the Percentage Rent that would have been paid for such Affected Facility if Percentage Rent were adjusted based on Net Revenues for the calendar year immediately prior to the year in which the competing facility is acquired or first operated by Tenant or its Affiliate (the “Competing Facility Floor”), and (b) be subject to normal periodic adjustments; provided that annual Percentage Rent may not be reduced below the Competing Facility Floor.

(f) Landlord’s Rights to Acquire or Finance Existing Facilities. Landlord shall not be restricted under this Section 7.3 from acquiring or providing any kind of financing or refinancing to any Competing Facility within the Restricted Area that is already in existence at any time in question.

(g) No Restrictions Outside of Restricted Area. Each of Landlord and Tenant shall not be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities, outside the Restricted Area at any time.

ARTICLE VIII

8.1 Representations and Warranties. Each party represents and warrants to the other that: (i) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the State(s) where any portion of the Leased Property is located; and (iii) neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party. Tenant represents and warrants that as of the date hereof, the Revenue Generating Spaces represent all portions of the footprints of the buildings located on the Leased Property that generate Net Revenue.

8.2 Compliance with Legal and Insurance Requirements, etc. Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord may, but shall not be obligated to, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. In the event that a regulatory agency, commission, board or other governmental body notifies Tenant that it is in jeopardy of losing a Gaming License material to the continued operation of a Facility, and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual revocation of such Gaming License) Tenant shall be required to sell (i) if permitted by applicable law, the Gaming License, and to the extent such sale is not permitted by applicable law Tenant shall use reasonable best efforts to transfer the applicable Gaming License or to cause the issuance of a new or replacement Gaming License, pursuant to the procedures permitted by applicable state law, and (ii) Tenant’s Property related to such Facility to a successor operator of such Facility determined by Landlord choosing one and Tenant choosing three (for a total of four) potential operators and Landlord indicating the reasonable, market terms under which it would agree to lease such Facility to such potential operators, which in Landlord’s reasonable discretion may contain reasonable variations in terms to the extent required to account for credit quality differences among the potential operators (e.g., Landlord may require different letter of credit terms and amounts, but may not set different rent terms). Tenant will then be entitled to auction off Tenant’s Property relating to such Facility and Landlord will thereafter be entitled to lease the Facility to the potential successor that is the successful bidder. In the event of a new lease from Landlord to the successor, the Leased Property relating to such Facility shall be severed from the Leased Property hereunder and thereafter Rent shall be reduced based on the formula set forth in Section 14.6 hereof. Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Facilities taking into account its Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a regulatory agency, commission, board or other governmental body notifies Landlord that it is in jeopardy of failing to comply with any such Gaming Regulation or other regulatory requirements material to the continued operation of a Facility for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of the Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property relating to such Facility to the highest bidder (and Tenant shall be entitled to be one of the bidders) who would agree to lease such Facility to Tenant on terms substantially the same as the terms hereof (including rent calculated in the manner provided pursuant to Section 14.6 hereof, an identical amount of which, after the effective time of such sale, shall be credited against Rent hereunder); provided that if Tenant is the bidder it shall not be required to agree to lease the Facility, but if it is the winning bidder shall be entitled to a credit against the Rent hereunder calculated in the manner provided pursuant to Section 14.6. In the event during the period in which Landlord conducts such auction such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility for its Primary Intended Use shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.

8.3 Zoning and Uses. Without the prior written consent of Landlord, which shall not be unreasonably withheld unless the action for which consent is sought could adversely affect the Primary Intended Use of a Facility (in which event Landlord may withhold its consent in its sole and absolute discretion), Tenant shall not (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property or use or permit the use of the Leased Property; (iii) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances (other than Permitted Leasehold Mortgages) upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property; (iv) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (v) permit or suffer the Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (v) is not intended to and shall not restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, Gaming Regulations, to afford to the public access to the Leased Property).

8.4 Compliance with Ground Lease.

(a) This Master Lease, to the extent affecting and solely with respect to the Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of the Ground Lease. Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of the Ground Lease. Tenant hereby agrees that Tenant shall not do, or fail to do, anything that would cause any violation of the Ground Lease. Without limiting the foregoing, (i) Tenant shall pay Landlord on demand as an Additional Charge hereunder all rent required to be paid by, and other monetary obligations of, Landlord as tenant under the Ground Lease (and, at Landlord’s option, Tenant shall make such payments directly to the Ground Lessor); provided, however, such Additional Charges payable by Tenant shall exclude any additional costs under the Ground Lease which are caused solely by Landlord after the date hereof without consent or fault of or omission by Tenant, (ii) to the extent Landlord is required to obtain the written consent of the lessor under the Ground Lease (the “Ground Lessor”) to alterations of or the subleasing of all or any portion of the Ground Leased Property pursuant to the Ground Lease, Tenant shall likewise obtain Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property, and (iii) Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under the Ground Lease.

(b) In the event of cancellation or termination of the Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Master Lease, including extensions and renewals granted thereunder, then, at Ground Lessor’s option, Tenant shall make full and complete attornment to Ground Lessor with respect to the obligations of Landlord to Ground Lessor in connection with the Ground Leased Property for the balance of the term of the Ground Lease (notwithstanding that this Master Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease). Tenant’s attornment shall be evidenced by a written agreement which shall provide that the Tenant is in direct privity of contract with Ground Lessor (i.e., that all obligations previously owed to Landlord under this Master Lease with respect to the Ground Lease or the Ground Leased Property shall be obligations owed to Ground Lessor for the balance of the term of this Master Lease, notwithstanding that this Master Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of the Ground Lease) and which shall otherwise be in form and substance reasonably satisfactory to Ground Lessor. Tenant shall execute and deliver such written attornment within thirty (30) days after request by Ground Lessor. Unless and until such time as an attornment agreement is executed by Tenant pursuant to this Section 8.4(b), nothing contained in this Master Lease shall create, or be construed as creating, any privity of contract or privity of estate between Ground Lessor and Tenant.

(c) Nothing contained in this Master Lease amends, or shall be construed to amend, any provision of the Ground Lease.

ARTICLE IX

9.1 Maintenance and Repair. (a) Tenant, at its expense and without the prior consent of Landlord, shall maintain the Leased Property and Tenant’s Property, and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s control in good order and repair whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property and Tenant’s Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with all Legal Requirements, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use.

(b) Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Master Lease or hereafter enacted.

(c) Nothing contained in this Master Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

(d) Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property (including all Capital Improvements, subject to the provisions of Article X), in each case with respect to such Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease and except for ordinary wear and tear.

(e) Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Master Lease, within thirty (30) days after the end of each calendar year (commencing with the calendar year ending [December 31, 201    ]), Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion that Tenant has in such calendar year spent, with respect to the Leased Property and Tenant’s Property, an aggregate amount equal to at least 1% of its actual Net Revenue from the Facilities for such calendar year on installation or restoration and repair or other improvement of items, which installations, restorations and repairs and other improvements are capitalized in accordance with GAAP with an expected life of not less than three (3) years. If Tenant fails to make at least the above amount of expenditures and fails within sixty (60) days after receipt of a written demand from Landlord to either (i) cure such deficiency or (ii) obtain Landlord’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, then the same shall be deemed an Event of Default hereunder.

9.2 Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, each of Tenant and Landlord, subject to their right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend the other party hereto from and against fifty percent (50%) of all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant at the shared cost and expense of Tenant and Landlord on a 50-50 basis shall make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment.

Tenant’s (and Landlord’s) obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord and Tenant for any damages incurred by any such encroachment, violation or impairment, Tenant shall be entitled to fifty percent (50%) of any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant under this Section 9.2 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided such assignment does not adversely affect Landlord’s rights under any such policy. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

10.1 Construction of Capital Improvements to the Leased Property. Tenant shall, with respect to any Facility, have the right to make a Capital Improvement, including, without limitation, any Capital Improvement required by Section 8.2 or 9.1(a), without the consent of Landlord if the Capital Improvement (i) is of equal or better quality than the existing Leased Improvements it is improving, altering or modifying, (ii) does not consist of adding new structures or enlarging existing structures, and (iii) does not have an adverse effect on the structure of any existing Leased Improvements. Tenant shall provide Landlord copies of the plans and specifications in respect of all Capital Improvements, which plans and specifications shall be prepared in a high-grade professional manner and shall adequately demonstrate compliance with clauses (i)-(iii) of the preceding sentence with respect to projects that do not require Landlord’s written consent and shall be in such form as Landlord may reasonably require for any other projects. All other Capital Improvements shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld. For any Capital Improvement which does not require the approval of Landlord, Tenant shall, prior to commencing construction of such Capital Improvement, provide to Landlord a written description of such Capital Improvement and on an ongoing basis supply Landlord with related documentation and information as Landlord may reasonably request (including plans and specifications of any such Capital Improvements). If Tenant desires to make a Capital Improvement for which Landlord’s approval is required, Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon any or all of the following terms and conditions:

(a) Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld;

(b) Such construction shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld;

(c) Landlord’s receipt, from the general contractor and, if reasonably requested by Landlord, a major subcontractor(s) of a performance and payment bond for the full value of such construction, which such bond shall name Landlord as an additional obligee and otherwise be in form and substance and issued by a Person reasonably satisfactory to Landlord;

(d) In the case of a Tenant Capital Improvement, such construction shall not be undertaken unless Tenant demonstrates to the reasonable satisfaction of Landlord the financial ability to complete the construction without adversely affecting its cash flow position or financial viability; and

(e) No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes.

10.2 Construction Requirements for All Capital Improvements. Whether or not Landlord’s review and approval is required, for all Capital Improvements:

(a) Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application which require the approval of Landlord as hereinabove provided shall have been so approved by Landlord;

(b) (i) Such construction shall not, and Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the design of such construction (as illustrated through the applicable corresponding construction documents) shall not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices, and (ii) Tenant’s general contractor shall certify to Landlord that such construction is in compliance with such design and corresponding construction documents;

(c) Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the detailed plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property of the applicable Facility;

(d) During and following completion of such construction, the parking and other amenities which are located in the applicable Facility or on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, with Landlord’s prior consent and at no additional expense to Landlord, (i) to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land; or (ii) Tenant may acquire off-site parking to serve such Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, such Facility;

(e) All work done in connection with such construction shall be done promptly and using materials and resulting in work that is at least as good product and condition as the remaining areas of the applicable Facility and in conformity with all Legal Requirements, including, without limitation, any applicable minority or women owned business requirements; and

(f) Promptly following the completion of such construction, Tenant shall deliver to Landlord “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work, and copies of any new or revised certificates of occupancy.

10.3 Landlord’s Right of First Offer to Fund. Tenant shall request that Landlord fund or finance the construction and acquisition of any Capital Improvement that includes Long-Lived Assets (along with reasonably related fees and expenses, such as title fees, costs of permits, legal fees and other similar transaction related costs) if the cost of such Capital Improvements constituting Long-Lived Assets is expected to be in excess of $2 million (subject to the CPI Increase), and Tenant shall provide to Landlord any information about such Capital Improvements which Landlord may reasonably request (including any specifics regarding the terms upon which Tenant will be seeking financing for such Capital Improvements). Landlord may, but shall be under no obligation to, provide the funds necessary to meet the request. Within ten (10) Business Days of receipt of a request to fund a proposed Capital Improvement pursuant to this Section 10.3, Landlord shall notify Tenant as to whether it will fund all or a portion of such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so (including the terms with respect to any increases in Rent hereunder due to such Capital Improvements). If Landlord agrees to fund such proposed Capital Improvement, Tenant shall have ten (10) Business Days to accept or reject Landlord’s funding proposal. If Landlord declines to fund a proposed Capital Improvement (or declines to provide Tenant written notice within such ten (10) Business Day period of the terms of its proposal to fund such Capital Improvements), Tenant shall be permitted to secure outside financing or utilize then existing available financing for such Capital Improvement for a six-month period, after which six-month period (if Tenant has not secured outside financing or determined to utilize then existing available financing) Tenant shall again be required to first seek funding from Landlord. If Landlord agrees to fund all or a portion of a proposed Capital Improvement and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for such Capital Improvement for a six-month period. If Tenant constructs a Capital Improvement with its then existing available financing or outside financing obtained in accordance with this Section 10.3, (i) except as may otherwise be expressly provided in this Master Lease to the contrary, (A) during the Term, such Capital Improvements shall be deemed part of the Leased Property and the

Facilities solely for the purpose of calculating Net Revenues and Percentage Rent hereunder and shall for all other purposes be Tenant’s Property and (B) following expiration or termination of the Term, shall be either, at the option of Landlord, purchased by Landlord for fair market value or, if not purchased by Landlord, Tenant shall be entitled to either remove such Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord, or receive fair value for such Tenant Capital Improvements in accordance with Article XXXVI. If Landlord agrees to fund a proposed Capital Improvement and Tenant accepts the terms thereof, such Capital Improvements shall be deemed part of the Leased Property and the Facilities for all purposes and Tenant shall provide Landlord with the following prior to any advance of funds:

(a) any information, certificates, licenses, permits or documents reasonably requested by Landlord which are necessary and obtainable to confirm that Tenant will be able to use the Capital Improvement upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

(b) an Officer’s Certificate and, if requested, a certificate from Tenant’s architect providing appropriate backup information, setting forth in reasonable detail the projected or actual costs related to such Capital Improvements;

(c) an amendment to this Master Lease (and any development or funding agreement agreed to in accordance with this Section 10.3), in a form reasonably agreed to by Landlord and Tenant, which may include, among other things, an increase in the Rent in amounts as agreed upon by the parties hereto pursuant to the agreed funding proposal terms described above and other provisions as may be necessary or appropriate;

(d) a deed conveying title to Landlord to any land acquired for the purpose of constructing the Capital Improvement free and clear of any liens or encumbrances except those approved by Landlord, and accompanied by an ALTA survey thereof satisfactory to Landlord;

(e) for each advance, endorsements to any outstanding policy of title insurance covering the Leased Property or commitments therefor reasonably satisfactory in form and substance to Landlord (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or as may be approved by Landlord, which approval shall not be unreasonably withheld, and (ii) increasing the coverage thereof by an amount equal to the cost of the Capital Improvement, except to the extent covered by the owner’s policy of title insurance referred to in paragraph (f) below;

(f) if appropriate, an owner’s policy of title insurance insuring the fair market value of fee simple title to any land and improvements conveyed to Landlord free and clear of all liens and encumbrances except those that do not materially affect the value of such land and do not interfere with the use of the Leased Property or are approved by Landlord, which approval shall not be unreasonably withheld, provided that if the requirement in this paragraph (f) is not satisfied (or waived by Landlord), Tenant shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Landlord;

(g) if requested by Landlord, an appraisal by a member of the Appraisal Institute of the Leased Property indicating that the fair market value of the Leased Property upon completion of the Capital Improvement will exceed the fair market value of the Leased Property immediately prior thereto by an amount not less than ninety-five percent (95%) of the cost of the Capital Improvement, provided that if the requirement in this paragraph (g) is not satisfied (or waived by Landlord), Tenant shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Landlord; and

(h) such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Landlord.

ARTICLE XI

11.1 Liens. Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming Licenses) or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Master Lease; (ii) the matters that existed as of the Commencement Date with respect to such Facility and disclosed on Schedule A; (iii) restrictions, liens and other encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld); (iv) liens for Impositions which Tenant is not required to pay hereunder; (v) subleases permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless being contested in accordance with Article XII and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor and no foreclosure or similar remedies with respect to such liens has been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; or (2) any such liens are in the process of being contested as permitted by Article XII; (viii) any liens created by Landlord; (ix) liens related to equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted by Article XII and provided that a lien holder’s removal of any such Tenant’s Property from the Leased Property shall be made in accordance with the requirements set forth in this Section 11.1; (x) liens granted as security for the obligations of Tenant and its Affiliates under a Debt Agreement; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages and related principal Debt Agreements; and (xi) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Leased Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property, taken as a whole. For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder (except to the extent contemplated in the final paragraph of this Section 11.1) and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Change in Control set forth in Article XXII) or to prohibit Tenant from pledging its Accounts and other Tenant’s Property and other property of Tenant, including fixtures and equipment installed by Tenant at the Facilities, as collateral in connection with financings from equipment lenders (or to Permitted Leasehold Mortgagees); provided that Tenant shall in no event pledge to any Person that is not granted a Permitted Leasehold Mortgage hereunder any of the Gaming Licenses or other of Tenant’s Property to the extent that such Tenant’s Property cannot be removed from the Leased Property without damaging or impairing the Leased Property (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Tenant shall have the right to grant a lien on) slot machines and other gaming equipment even if the removal thereof from the Leased Property could result in de minimis damage; provided any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Master Lease.

Landlord and Tenant intend that this Master Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Master Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Master Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.

If, notwithstanding (a) the form and substance of this Master Lease and (b) the intent of the parties, and the language contained herein providing that this Master Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction finds that this Master Lease is a financing arrangement, this Master Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to the Landlord a security interest in all right, title or interest in or to any and all of the Leased Property, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder). Tenant authorizes Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Master Lease or to more fully perfect or renew the rights of the Landlord, and to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee, with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under Article XVII hereof). At any time and from time to time upon the request of the Landlord, and at the expense of the Tenant, Tenant shall promptly execute, acknowledge and deliver such further documents and do such other acts as the Landlord may reasonably request in order to effect fully this Master Lease or to more fully perfect or renew the rights of the Landlord with respect to the Leased Property. Upon the exercise by the Landlord of any power, right, privilege or remedy pursuant to this Master Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Landlord may be required to obtain from Tenant for such consent, approval, recording, qualification or authorization.

ARTICLE XII

12.1 Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) if any such contest shall involve a sum of money or potential loss in excess of Five Hundred Thousand Dollars ($500,000), upon request of Landlord, Tenant shall deliver to Landlord an opinion of counsel reasonably acceptable to Landlord to the effect set forth in clauses (i), (ii) and (iii) above, to the extent applicable (it being agreed that the matters set forth in clause (i) can be addressed by Tenant paying the contested amount prior to any such contest); (v) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (vi) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vii) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (viii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent written notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

ARTICLE XIII

13.1 General Insurance Requirements. During the Term, Tenant shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property of each Facility and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the applicable State. All third party liability type policies must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee” for its interests in each Facility. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional insured” and/or “loss payee” each Permitted Leasehold Mortgagee and as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than Five Million Dollars ($5,000,000) in which event no consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant hereunder shall insure against all the following risks with respect to each Facility:

(a) Loss or damage by fire, vandalism, collapse and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage and windstorm, in an amount not less than the insurable value on a Maximum Foreseeable Loss (as defined below in Section 13.2) basis and including a building ordinance coverage endorsement; provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of Two Hundred Million Dollars ($200,000,000) or as may be reasonably requested by Landlord and commercially available, and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of Two Hundred Million Dollars ($200,000,000) or as may be reasonably requested by Landlord and commercially available; provided, further, that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant (or prior operator of Facilities) over the preceding three years for the insurance policy contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum insurance coverage it deems most efficient and prudent to purchase and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as deemed by Tenant;

(b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in each Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c) Flood (when any of the improvements comprising the Leased Property of a Facility is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) probable maximum loss of a 250 year event, and (ii) One Hundred Million Dollars ($100,000,000), and such other hazards and in such amounts as may be customary for comparable properties in the area;

(d) Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c), provided that Tenant may self-insure specific Facilities for the insurance contemplated under this Section 13.1(d), provided that (i) such Facilities that Tenant chooses to self-insure are not expected to generate more than ten percent (10%) of Net Revenues anticipated to be generated from all the Facilities and (ii) Tenant deposits in any impound account created under Section 4.3 hereof an amount equal to the product of (1) the sum of (A) the insurance premiums paid by Tenant for such period under this Section 13.1(d) to insurance companies and (B) the amount deposited by Tenant in an impound account pursuant to this provision, and (2) the percentage of Net Revenues that are anticipated to be generated by the Facilities that are being self-insured by Tenant under this provision;

(e) Claims for personal injury or property damage under a policy of comprehensive general public liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate, provided that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

(f) During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s contractors or subcontractors.

13.2 Maximum Foreseeable Loss. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Landlord reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Tenant and Landlord agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in accordance with Section 34.1 hereof. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Tenant shall forthwith adjust the amount of the insurance carried pursuant to this Article XIII to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be), subject to the approval of the Facility Mortgagee, as applicable. Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Landlord pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Tenant pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder. If Tenant has undertaken any structural alterations or additions to the Leased Property having a cost or value in excess of Twenty Five Million Dollars ($25,000,000), Landlord may at Tenant’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.

13.3 Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance upon notice from Landlord as may be reasonably required from time to time by any Facility Mortgagee and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property in accordance with Legal Requirements.

13.4 Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.5 Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a minimum policyholder rating of “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide, or a minimum rating of “BBB” from Standard & Poor’s or equivalent. If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld. Upon written request by Landlord, Tenant shall provide Landlord copies of the property insurance policies when issued by the insurers providing such coverage.

13.6 Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided that in no event will Tenant be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 13.1(e) hereof and (ii) the CPI Increase; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.6.

13.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided that the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord.

13.8 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Master Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.

ARTICLE XIV

14.1 Property Insurance Proceeds. All proceeds (except business interruption not allocated to rent expenses) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Facility Mortgagee or to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rents due by Tenant hereunder; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is One Hundred Fifty Thousand Dollars ($150,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall be paid to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, it being understood and agreed that Tenant shall have no obligation to rebuild any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction shall be provided to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2 Tenant’s Obligations Following Casualty. (a) If a Facility and/or any Tenant Capital Improvements to a Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (excluding any Tenant Capital Improvement, it being understood and agreed that Tenant shall not be required to repair any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord), to substantially the same condition as existed immediately before such damage and (ii) such damage shall not terminate this Master Lease.

(b) If Tenant restores the affected Leased Property and the cost of the repair or restoration exceeds the amount of proceeds received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility. Such excess amounts necessary to restore such Facility shall be paid by Tenant.

(c) If Tenant has not restored the affected Leased Property and gaming operations have not recommenced by the date that is the third anniversary of the date of any casualty, all remaining insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant.

(d) In the event neither Landlord nor Tenant is required or elects to repair and restore the Leased Property, all insurance proceeds, other than proceeds reasonably attributed to any Tenant Capital Improvements (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent obligations hereunder), which proceeds shall be and remain the property of Tenant, shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.

14.3 No Abatement of Rent. This Master Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Master Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration. Upon the occurrence of any casualty that has a negative impact on Net Revenue, the Percentage Rent shall continue during the period required to make all necessary repairs at the same rate then in effect immediately prior to the occurrence of such casualty and until such time as the affected Leased Property is rebuilt and gaming operations have recommenced thereon (or such time as this Master Lease has been terminated as to the affected Leased Property).

14.4 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5 Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Facility Mortgage, such proceeds shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. In the event that the Facility Mortgagee elects, or is required under the related financing document, to apply the insurance proceeds to the indebtedness secured by the Facility Mortgage, then Tenant shall not be obligated to repair or restore the Facility and Landlord shall either (i) refinance with a replacement Facility Mortgage (or otherwise fund) the amount of insurance proceeds applied to Facility Mortgage indebtedness within twelve (12) months of such application (in which case Tenant shall be obligated to restore the Facility upon receipt of such proceeds), or (ii) sell to Tenant the Leased Property consisting of such Facility (and Tenant shall be entitled to retain any remaining insurance proceeds) in exchange for a payment equal to the greater of (1) the difference between (a) the value of such Facility immediately prior to such casualty, based on the average fair market value of similar real estate in the areas surrounding such Facility, and (b) the amount of insurance proceeds retained by the Facility Mortgagee, and (2) the value of such Facility after such casualty, based on the average fair market value of similar real estate in the areas surrounding such Facility.

14.6 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated as to an affected Leased Property pursuant to Section 8.2 (in respect of Tenant being in jeopardy of losing a Gaming License or Landlord being in jeopardy of failing to comply with a regulatory requirement material to the continued operation of a Facility), Section 14.5 (in the event Facility Mortgagee elects to apply insurance proceeds to pay down indebtedness secured by a Facility Mortgage following the damage to or destruction of all or any portion of the Leased Property or such prepayment is required under the related financing document) or Section 15.5 (as provided therein) (such termination or cessation, a “Leased Property Rent Adjustment Event”), then:

(i)	the Building Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the Adjusted Revenue for the affected Leased Property and (y) the denominator of which shall be the Adjusted Revenue for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the Building Base Rent payable under this Master Lease immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

(ii)	the Land Base Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the Adjusted Revenue for the affected Leased Property and (y) the denominator of which shall be the Adjusted Revenue for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the Land Base Rent payable under this Master Lease immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

(iii)	the Percentage Rent due from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property, shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the Adjusted Revenue for the affected Leased Property and (y) the denominator of which shall be the Adjusted Revenue for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the Percentage Rent payable immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

(iv)	the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent shall be modified from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property by reducing the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent by an amount determined by multiplying (A) a fraction, (x) the numerator of which is the Adjusted Revenue for the affected Leased Property and (y) the denominator of which is the Adjusted Revenue for all of the Leased Property then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant’s Parent’s financial results are available), by (B) the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property; and

(v)	Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.

ARTICLE XV

15.1 Condemnation.

(a) Total Taking. If the Leased Property of a Facility is totally and permanently taken by Condemnation (a “Taking”), this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.

(b) Partial Taking. If a portion of the Leased Property of, and any Tenant Capital Improvements to, a Facility are taken by Condemnation, this Master Lease shall remain in effect if the affected Facility is not thereby rendered Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Master Lease shall terminate with respect to such Facility as of the day before the Date of Taking for such Facility.

(c) Restoration. If there is a partial Taking of the Leased Property of, and any Tenant Capital Improvements to, a Facility and this Master Lease remains in full force and effect with respect to such Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property (excluding any Tenant Capital Improvements, it being understood and agreed that Tenant shall not be required to repair or restore any Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord), and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and the Base Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of thirty (30) days after the occurrence of the Taking, then the Base Rent for such Facility shall be proportionately reduced, based on the proportion of the Facility that was subject to the partial Taking and pursuant to the formula set forth in Section 14.6 hereof. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Taking.

15.2 Award Distribution. Except as set forth below (and to the extent provided in Section 15.1(c) hereof), the entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Taking for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any Tenant Capital Improvements (subject to Tenant’s restoring the Leased Property not subject to a Taking in a manner reasonably satisfactory to Landlord) and Tenant’s Property shall be and remain the property of Tenant free of any claim thereto by Landlord.

15.3 Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Master Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.4 Condemnation Awards Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any Condemnation Award, or any portion thereof, under the terms of any Facility Mortgage or related financing agreement, such award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage or related financing agreement. In the event that the Facility Mortgagee elects to apply the Condemnation Award to the indebtedness secured by the Facility Mortgage in the case of a Taking as to which the restoration provisions apply (or the related financing agreement requires such application), Landlord shall either (i) within ninety (90) days of the notice from the Facility Mortgagee make available to Tenant for restoration of such Leased Property funds (either through refinance or otherwise) equal to the amount applied by the Facility Mortgagee or applicable to restoration of the Leased Property, or (ii) sell to Tenant the portion of the Leased Property consisting of the Facility that is not subject to the Taking in exchange for a payment equal to the greater of (1) the difference between (a) the value of such Facility immediately prior to such Taking, based on the average fair market value of similar real estate in the areas surrounding such Facility, and (b) the amount of the Condemnation Award retained by the Facility Mortgagee, and (2) the value of the remaining portion of such Facility after such Taking, based on the average fair market value of similar real estate in the areas surrounding such Facility.

15.5 Termination of Master Lease; Abatement of Rent. In the event this Master Lease is terminated with respect to the affected portion of the Leased Property as a result of a Taking (or pursuant to Section 15.4 hereof as a result of a Facility Mortgagee electing to apply a Condemnation Award to the indebtedness secured by the Facility Mortgage), the Base Rent due hereunder from and after the effective date of such termination shall be reduced by an amount determined in the same manner as set forth in Section 14.6 hereof.

ARTICLE XVI

16.1 Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(a)	(i) Tenant shall fail to pay any installment of Rent within four (4) Business Days of when due and such failure is not cured by Tenant within three (3) Business Days after notice from Landlord of Tenant’s failure to pay such installment of Rent when due (and such notice of failure from Landlord may be given any time after such installment is four (4) Business Days late);

(ii)	Tenant shall fail on any two separate occasions in the same Fiscal Year to pay any installment of Rent within four (4) Business Days of when due;

(iii)	Tenant shall fail on any occasion to pay any installment of Rent within ten (10) Business Days of when due; or

(iv)	Tenant shall fail to pay any Additional Charge within five (5) Business Days after notice from Landlord of Tenant’s failure to make such payment of such Additional Charge when due (and such notice of failure from Landlord may be given any time after such payment is more than one (1) Business Day late);

(b) a default shall occur under any Guaranty, where the default is not cured within any applicable grace period set forth therein or, if no cure periods are provided, within fifteen (15) days after notice from Landlord (or in the case of a breach of Paragraph 8 of the Guaranty, the cure periods provided herein with respect to such action or omission);

(c) Tenant or any Guarantor shall:

(i)	admit in writing its inability to pay its debts generally as they become due;

(ii)	file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)	make an assignment for the benefit of its creditors;

(iv)	consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(v)	file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;

(d) Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or any Guarantor (other than an Immaterial Subsidiary

Guarantor), a receiver of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) or of the whole or substantially all of the Tenant’s or any Guarantor’s (other than an Immaterial Subsidiary Guarantor’s) property, or approving a petition filed against Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) seeking reorganization or arrangement of Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(e) Tenant or any Guarantor (other than an Immaterial Subsidiary Guarantor) shall be liquidated or dissolved (except that any Guarantor may be liquidated or dissolved into another Guarantor or the Tenant or so long as its assets are distributed following such liquidation or dissolution to another Guarantor or Tenant);

(f) the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding relating to more than $1,000,000 and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(g) except as a result of material damage, destruction or Condemnation, Tenant voluntarily ceases operations for its Primary Intended Use at a Facility and such event would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, in each case, taken as a whole;

(h) any of the representations or warranties made by Tenant hereunder or by any Guarantor in a Guaranty proves to be untrue when made in any material respect which materially and adversely affects Landlord;

(i) any applicable license or other agreements material to a Facility’s operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at a Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole;

(j) except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant or Subsidiary that joins as a Guarantor to the Guaranty pursuant to Section 22.3, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;

(k) Tenant or any Guarantor, by its acts or omissions, causes the occurrence of a default under any provision (to the extent Tenant has knowledge of such provision and Tenant’s or such Guarantor’s obligations with respect thereto) of any Facility Mortgage, related documents or obligations thereunder by which Tenant is bound in accordance with Section 31.1 or has agreed under the terms of this Master Lease to be bound, which default is not cured within the applicable time period, if the effect of such default is to cause, or to permit the holder or holders of that Facility Mortgage or Indebtedness secured by that Facility Mortgage (or a trustee or agent on behalf of such holder or holders), to cause, that Facility Mortgage (or the Indebtedness secured thereby) to become or be declared due and payable (or redeemable) prior to its stated maturity (excluding in any case any default related to the financial performance of Tenant or any Guarantor);

(l) (x) a breach by Tenant of Section 23.3(a) hereof for two consecutive Test Periods ending on the last day of two consecutive fiscal quarters or (y) a breach of Section 23.3(b) hereof;

(m) [Reserved];

(n) if Tenant shall fail to observe or perform any other term, covenant or condition of this Master Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(o) if Tenant or any Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the product of (i) $100 million and (ii) the CPI Increase (and only to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days; and

(p) an assignment of Tenant’s interest in this Master Lease (including pursuant to a Change in Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

16.2 Certain Remedies. If an Event of Default shall have occurred and be continuing, Landlord may (a) terminate this Master Lease by giving Tenant no less than ten (10) days’ notice of such termination and the Term shall terminate and all rights of Tenant under this Master Lease shall cease, (b) seek damages as provided in Section 16.3 hereof, and/or (c) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Master Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements of the Facilities) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property (including any such Tenant Capital Improvement thereto).

16.3 Damages. None of (i) the termination of this Master Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to any Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Master Lease. If any such termination of this Master Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Master Lease to and including the date of such termination. Thereafter:

Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for the occurrence of an Event of Default, either:

(A) the sum of:

(i)	the worth at the time of award of the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(ii)	the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii)	the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)	any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Master Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided. For purposes of determining the worth at the time of the award, Percentage Rent that would have been payable for the remainder of the Term shall be deemed to be the greater of (y) the same as the Percentage Rent for the then current Lease Year or, if not determinable, the immediately preceding Lease Year; and (z) such other amount as Landlord shall demonstrate could reasonably have been earned (assuming Net Revenues will have not been impacted by any of the conditions that contributed to the Event of Default).

or

(B) if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Master Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Master Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Master Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).

16.4 Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Waiver. If Landlord initiates judicial proceedings or if this Master Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Master Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

ARTICLE XVII

17.1 Permitted Leasehold Mortgagees.

(a) On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold

Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Master Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided that no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement (in form and substance reasonably satisfactory to Landlord) providing (i) that (unless this Master Lease has been terminated as to a particular Facility) such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates as of the date such Person becomes a Permitted Leasehold Mortgagee (or, in the case of any Facility added to the Master Lease after such date, as of the date that such Facility is added to the Master Lease), and (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(iii)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Master Lease, and (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject to the terms of the Master Lease.

(b) Notice to Landlord.

(i) (1) If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with written notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such written notice by Landlord, the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage.

(2) In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, written notice of the new name and address shall be provided to Landlord.

(ii) Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify the Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii) After Landlord has received the notice provided for by subsection (b)(i) above, the Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by the Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide the Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c) Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Master Lease or (ii) a termination of this Master Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Master Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, after the giving of such notice upon its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.

(d) Notice to Permitted Leasehold Mortgagee. Anything contained in this Master Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Master Lease, Landlord shall have no right to terminate this Master Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i)	notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii)	pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and

(iii)	comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Master Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against the Tenant’s interest in this Master Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee; and

(iv)	during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Master Lease.

(e) Procedure on Default.

(i)	If Landlord shall elect to terminate this Master Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Master Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided that such Permitted Leasehold Mortgagee shall, during such six-month period (and during the period of any continuance referred to in subsection (e)(ii) below):

(1) pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Master Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Master Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Master Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2) if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Master Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii)	If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Master Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Master Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Master Lease beyond the original term thereof as extended by any options to extend the term of this Master Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease.

(iii)	If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Discretionary Transferee this Master Lease shall continue in full force and effect as if Tenant had not defaulted under this Master Lease, provided that such Discretionary Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv)	For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Master Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Master Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Tenant to be performed hereunder; but the purchaser at any sale of this Master Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Master Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of the Tenant to be performed hereunder and meet the qualifications of Discretionary Transferee or be reasonably consented to by Landlord in accordance with Section 22.2(i) hereof).

(v)	Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(iii) of this Master Lease may, upon acquiring Tenant’s Leasehold Estate, without further consent of Landlord, sell and assign the Leasehold Estate in accordance with the requirements of Section 22.2(iii) of this Master Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi)	Notwithstanding any other provisions of this Master Lease, any sale of this Master Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Master Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Master Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Master Lease is a Discretionary Transferee and the transfer otherwise complies with the requirements of Section 22.2(iii) of this Master Lease or the transferee is reasonably consented to by Landlord in accordance with Section 22.2(i) hereof.

(f) New Lease. In the event of the termination of this Master Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, Landlord shall provide each Permitted Leasehold Mortgagee with written notice that this Master Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Master Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case if a Discretionary Transferee) for the remainder of the term of this Master Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Master Lease, provided:

(i) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Master Lease given pursuant to this Section 17.1(f);

(ii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Master Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g) New Lease Priorities. If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Master Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.

(h) Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Section 16.1(c), (d), (e), (f) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee), (m) (as related to the Indebtedness secured by a Permitted Leasehold Mortgage that is junior to the lien of the Permitted Leasehold Mortgagee and such junior lien would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee) or (o) (if the judgment is in favor of a Permitted Leasehold Mortgagee other than a Permitted Leasehold Mortgagee holding a Permitted Leasehold Mortgage that is senior to the lien of such Permitted Leasehold Mortgagee) and any other sections of this Master

Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i) Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Master Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to the Tenant (but not such proceeds, if any, payable jointly to the Landlord and the Tenant or to the Landlord, to the Facility Mortgagee or to a third-party escrowee) pursuant to the provisions of this Master Lease.

(j) Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Master Lease.

(k) No Merger. The fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Master Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(l) Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address or fax number furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(m) Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.

(n) Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall have the right to make all determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the sale process described in Article XXXVI be commenced, the determination and agreement of the Gaming Assets FMV, the Successor Tenant Rent, and the potential Successor Tenants that should be included in the process, and negotiation with such Successor Tenants), in each case, in accordance with and subject to the terms and provisions of Article XXXVI, including without limitation the requirement that Successor Tenant meet the qualifications of Discretionary Transferee.

(o) Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Master Lease.

17.2 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

17.3 Landlord’s Right to Cure Debt Agreement. Tenant agrees that each and any agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) will include a provision requiring the lender or lenders thereunder (or the Representative of such lenders) to provide a copy to Landlord of any notices issued by such lenders or the Representative of such lenders to Tenant of a Specified Debt Agreement Default. In addition, Tenant agrees that it will ensure that any such agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) includes a provision with the effect that should Tenant fail to make any payment or to perform any act required to be made or performed under an agreement related to Material Indebtedness or under the Debt Agreement when due or within any cure period provided for therein (if any), Landlord may, subject to applicable Gaming Regulations and the terms hereof, cure any such default by making such payment to the applicable lenders or Representative or otherwise performing such acts within the cure period thereunder (if any) for the account of Tenant, to the extent such default is susceptible to cure by Landlord; provided that Landlord’s right to cure such default shall not be any greater than the rights of the obligors under such Material Indebtedness or Debt Agreement to cure such default. Landlord and Tenant agree that all sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be for the account of Tenant and paid by Tenant to Landlord on demand.

ARTICLE XVIII

18.1 Sale of the Leased Property. Landlord shall not voluntarily sell all or portions of the Leased Property (including via entering into a merger transaction other than the Merger Transaction that is contemplated in the Recitals hereof) during the Term without the prior written consent of Tenant, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Tenant’s consent shall not be required for (A) any transfer to a Facility Mortgagee contemplated under Article XXXI hereof which may include, without limitation, a transfer by foreclosure brought by the Facility Mortgagee or a transfer by deed in lieu of foreclosure (and the first subsequent sale by such Facility Mortgagee to the extent the Facility Mortgagee has been diligently attempting to expedite such first subsequent sale from the time it initiated foreclosure proceedings taking into account the interest of such Facility Mortgagee to maximize the proceeds of such sale), (B) a sale by Landlord of all of the Leased Property to a single buyer or group of buyers, other than to an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Landlord shall be permitted to sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (C) a merger transaction or sale by Landlord or GLP involving all of the Facilities, other than with an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Landlord or GLP shall be permitted to merge with or sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (D) a sale/leaseback transaction by Landlord with respect to any or all of the Leased Properties for financing purposes, (E) any sale of all or a portion of the Leased Property or the Facilities that does not change the identity of the Landlord hereunder, including without limitation a participating interest in Landlord’s interest under this Master Lease or a sale of Landlord’s reversionary interest in the Leased Property, or (F) a sale or transfer to an Affiliate of GLP or a joint venture entity in which GLP or its Affiliate is the managing member or partner. Any sale by Landlord of all or any portion of the Leased Property pursuant to this Section 18.1 shall be subject in each instance to all of the rights of Tenant under this Master Lease and, to the extent necessary, any purchaser or successor Landlord and/or other controlling persons must be approved by all applicable gaming regulatory agencies to ensure that there is no material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Facilities for gaming activities in substantially the same manner as immediately prior to Landlord’s sale.

ARTICLE XIX

19.1 Holding Over. If Tenant shall for any reason remain in possession of the Leased Property of a Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Base Rent each month twice the monthly Base Rent applicable to the prior Lease Year for such Facility, together with all Percentage Rent and Additional Charges and all other sums payable by Tenant pursuant to this Master Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Master Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Master Lease.

ARTICLE XX

20.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

21.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Master Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; and (vi) the violation by Tenant of any Legal Requirement. Any amounts which become payable by Tenant under this Article XXI shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

ARTICLE XXII

22.1 Subletting and Assignment. Tenant shall not, without Landlord’s prior written consent, which, except as specifically set forth herein, may be withheld in Landlord’s sole and absolute discretion, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation) this Master Lease, sublet all or any part of the Leased Property of any Facility or engage the services of any Person (other than an Affiliate of Tenant that is also a Guarantor) for the management or operation of any Facility (provided that the foregoing shall not restrict a transferee of Tenant from retaining a manager necessary for such transferee’s satisfying the requirement set forth in clause (a)(1) of the definition of “Discretionary Transferee”). Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities and that Landlord entered into this Master Lease with the expectation that Tenant would remain in and operate such Facilities during the entire Term and for that reason, except as set forth herein, Landlord retains sole and absolute discretion in approving or disapproving any assignment or sublease. Any Change in Control shall constitute an assignment of Tenant’s interest in this Master Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply.

22.2 Permitted Assignments. Notwithstanding the foregoing, and subject to Section 40.1, Tenant may:

(i) with Landlord’s prior written consent, which consent shall not be unreasonably withheld, allow to occur or undergo a Change in Control (including without limitation a transfer or assignment of this Master Lease to any third party in conjunction with a sale by Tenant of all or substantially all of Tenant’s assets relating to the Facilities);

(ii) without Landlord’s prior written consent, assign this Master Lease or sublease the Leased Property to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent or a wholly-owned Subsidiary of Tenant if all of the following are first satisfied: (w) such Affiliate becomes a party to the Guaranty as a Guarantor and in the case of an assignment of this Master Lease, becomes party to and bound by this Master Lease; (x) Tenant remains fully liable hereunder; (y) the use of the Leased Property continues to comply with the requirements of this Master Lease; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; and

(iii) without Landlord’s prior written consent:

(w) undergo a Change in Control of the type referred to in clause (i)(a) of the definition of Change in Control (such Change in Control, a “Tenant Parent COC”) if a Person acquiring such beneficial ownership or control is (1) a Discretionary Transferee and (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord;

(x) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant in connection with a Change in Control that does not constitute a Tenant Parent COC or a Foreclosure COC (such Change in Control, a “Tenant COC”) if (1) such Person is a Discretionary Transferee, (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, and (3) the Adjusted Revenue to Rent Ratio with respect to all of the Facilities (determined at the proposed effective time of the Change in Control) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1;

(y) assign this Master Lease to any Person in an assignment that does not constitute a Foreclosure Assignment if (1) such Person is a Discretionary Transferee, (2) such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Master Lease without amendment or modification other than as provided below, (3) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, and (4) the Adjusted Revenue to Rent Ratio with respect to all of the Facilities (determined at the proposed effective time of the assignment) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1; or

(z) (i) assign this Master Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person (any such assignment, a “Foreclosure Assignment”) or (ii) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant as a result of the purchase at a foreclosure on a permitted pledge of the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (iii) effect the first subsequent sale or assignment of the Leasehold Estate or Change in Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of 100% of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, to the extent such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee in maximizing the proceeds of such disposition if (1) such Person is a Discretionary Transferee, (2) in the case of any Foreclosure Assignment, if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Designee such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Master Lease without amendment or modification other than as provided below (which written assumption, in the case of a Permitted Leasehold Mortgagee Foreclosing Party, may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee) and (3) if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Foreclosing Party, the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord;

provided that no such Change in Control or assignment referred to in this Section 22.2(iii) shall be permitted without Landlord’s prior written consent unless, and in which case such consent shall not be unreasonably withheld, (A) the use of the Leased Property at the time of such Change in Control or assignment and immediately after giving effect thereto is permitted by Section 7.2 hereof, and (B) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment and assumption and received an executed counterpart thereof (provided no such approval shall be required in the case of a Tenant Parent COC or a Tenant COC, so long as (A) Tenant remains obligated under the Master Lease and the Guaranty remains in effect except with respect to any release of Tenant’s Parent permitted thereunder, (B) the requirements for a Guaranty from the Parent Company or Discretionary Transferee under clause (w) or (x) above are met, and (C) any modifications to this Master Lease required pursuant to the next succeeding paragraph are made); and

(iv) without Landlord’s prior written consent, pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and permit a pledge of the equity interests in Tenant to be pledged to a Permitted Leasehold Mortgagee.

Upon the effectiveness of any Change in Control or assignment permitted pursuant to this Section 22.2, such Discretionary Transferee (and, if applicable, its Parent Company) and Landlord shall make such amendments and other modifications to this Master Lease as are reasonably requested by either party to give effect to such Change in Control or assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such Change in Control or assignment including, without limitation, changes to the definition of Change in Control to substitute the Parent Company (or, if the Discretionary Transferee does not have a Parent Company, the Discretionary Transferee) for Tenant’s Parent therein and in the provisions of this Master Lease regarding delivery of financial statements and other reporting requirements with respect to Tenant’s Parent. After giving effect to any such Change in Control or assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Discretionary Transferee or its Parent Company, as applicable.

22.3 Permitted Sublease Agreements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1, (a) provided that no Event of Default shall have occurred and be continuing, Tenant shall be permitted to sublease gaming operations to a wholly-owned Subsidiary that becomes a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord, (b) the Specified Subleases shall be permitted without any further consent from Landlord, and (c) provided that no Event of Default shall have occurred and be continuing, Tenant may enter into any sublease agreement without the prior written consent of Landlord, provided, further that, (i) in either of clause (b) or (c), the subleased space pursuant to such sublease will not be used for gaming purposes (and any such space sublet for any gaming use will require Landlord’s prior written consent, which consent may not be unreasonably withheld), except to the extent permitted under the Specified Subleases; (ii) all sublease agreements under clauses (b) and (c) of this Section 22.3 are made in the normal course of the Primary Intended Use and to concessionaires or other third party users or operators of portions of the Leased Property in furtherance of the Primary Intended Use, except with respect to the Specified Subleases; (iii) each sublease agreement under this Section 22.3 include a provision providing Landlord audit rights (subject to reasonable confidentiality obligations) to the fullest extent necessary to determine Net Revenues hereunder, except with respect to the Specified Subleases; and (iv) Landlord shall have the right to reasonably approve the identity of any subtenants under this Section 22.3 (except with respect to subtenants under the Specified Subleases and any permitted assignment by such subtenants with respect to such Specified Sublease) that will be operating all or portions of the Leased Property for its Primary Intended Use to ensure that all are adequately capitalized and competent and experienced for the operations which they will be conducting. After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Master Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder. If reasonably requested by Tenant in connection with a sublease permitted under clause (c) above, Landlord and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such sublease in a form reasonably satisfactory to Landlord (and if a Facility Mortgage is then in effect, Landlord shall use reasonable efforts to cause the Facility Mortgagee to enter into such subordination, non-disturbance and attornment agreement).

22.4 Required Assignment and Subletting Provisions. Any assignment and/or sublease must provide that:

(i) in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Master Lease;

(ii) the use of the applicable Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Master Lease;

(iii) except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign this Master Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Master Lease (it being understood that any subtenant under Section 22.3(a) may pledge and mortgage its subleasehold estate (or allow the pledge of its equity interests) to a Permitted Leasehold Mortgagee);

(iv) in the case of a sublease, in the event of cancellation or termination of this Master Lease for any reason whatsoever or of the surrender of this Master Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, subject to Article XXXVI, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the subtenant shall execute and deliver within five (5) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Master Lease; and

(v) in the event the subtenant receives a written notice from Landlord stating that this Master Lease has been cancelled, surrendered or terminated, then, subject to Article XXXVI, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Master Lease.

22.5 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment, subletting or management arrangement, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease, assignment or management agreement is actually consummated.

22.6 No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted transfer pursuant to Section 22.2(i) or Section 22.2(iii)(y) or Section 22.2(iii)(z)(1) or Section 22.2(iii)(z)(3), in connection with a sale or assignment of the Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Master Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Master Lease is to be performed, (ii) waiver of the performance of an obligation required under this Master Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Master Lease, provided that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Master Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant.

ARTICLE XXIII

23.1 Officer’s Certificates and Financial Statements.

(a) Officer’s Certificate. Each of Landlord and Tenant shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an Officer’s Certificate certifying (i) that this Master Lease is unmodified and in full force and effect, or that this Master Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the party furnishing such Officer’s Certificate is as set forth in this Master Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Master Lease (together with back-up calculation and information reasonably necessary to support such determination) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property; and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Facility Mortgagee or Permitted Leasehold Mortgagee shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Master Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Master Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee, Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property. Each Guarantor or Tenant, as the case may be, shall deliver a written notice within two (2) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions such Guarantor or Tenant has taken or shall take, if any, to remedy such default.

(b) Statements. Tenant shall furnish the following statements to Landlord:

(i) Within sixty-five (65) days after the end of Tenant Parent’s Fiscal Years (commencing with the Fiscal Year ending [December 31, 201    ]) or concurrently with the filing by Tenant’s Parent of its annual report on Form 10-K with the SEC, whichever is earlier: (x) Tenant’s Parent’s Financial Statements; (y) a certificate, executed by the chief financial officer or treasurer of the Tenant’s Parent (a) certifying that no default has occurred under this Master Lease or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (b) setting forth the calculation of the financial covenants set forth in Section 23.3 hereof in reasonable detail as of such Fiscal Year (commencing with the Fiscal Year ending [December 31, 201    ]); and (z) a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s accountants, which report shall be unqualified as to going concern and scope of audit of Tenant’s Parent and its Subsidiaries (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date of such audit or any projected financial performance or covenant default in any Material Indebtedness or this Master Lease in such twelve month period) and shall provide in substance that (a) such consolidated financial statements present fairly the consolidated financial position of Tenant’s Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by Tenant’s Parent’s accountants in connection with such Financial Statements has been made in accordance with generally accepted auditing standards;

(ii) Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Tenant’s Parent’s Fiscal Year (commencing with the fiscal quarter ending [            , 201    ]) or concurrently with the filing by Tenant’s Parent of its quarterly report on Form 10-Q with the SEC, whichever is earlier, a copy of Tenant’s Parent’s Financial Statements for such period, together with a certificate, executed by the chief financial officer or treasurer of Tenant’s Parent (i) certifying that no default has occurred or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the calculation of the financial covenants set forth in Section 23.3 hereof in reasonable detail as of such quarter, to the extent one complete Test Period has been completed which has commenced following the date of this Master Lease and (iii) certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(iii) Promptly following Landlord’s request from time to time, (a) five-year forecasts of Tenant’s income statement and balance sheet covering such quarterly and annual periods as may be reasonably requested by Landlord, and in a format consistent with Tenant Parent’s quarterly and annual financial statements filed with the SEC, and such additional financial information and projections as may be reasonably requested by Landlord in connection with syndications, private placements, or public offerings of GLP’s or Landlord’s debt securities or loans or equity or hybrid securities and (b) such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord or GLP may require for its ongoing filings with the SEC under both the Securities Act and the Securities Exchange Act of 1934, as amended, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord or GLP during the Term of this Master Lease, the Internal Revenue Service (including in respect of GLP’s qualification as a “real estate investment trust” (within the meaning of Section 856(a) of the Code)) and any other federal, state or local regulatory agency with jurisdiction over GLP or its Subsidiaries subject to Section 23.1(c) below);

(iv) Within thirty-five (35) days after the end of each calendar month, a copy of Tenant’s income statement for such month and Tenant’s balance sheet as of the end of such month (which may be subject to quarterly and year-end adjustments and the absence of footnotes); provided, however, that with respect to each calendar quarter, Tenant shall provide such financial reports for the final month thereof as soon as is reasonably practicable following the closing of the books for such month and in sufficient time so that Landlord or its Affiliate is able to include the operational results for the entire quarter in its current Form 10-Q or Form 10-K (or supplemental report filed in connection therewith);

(v) Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify in a way adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property;

(vi) As soon as it is prepared and in no event later than sixty (60) days after the end of each Fiscal Year, a capital and operating budget for each Facility for that Fiscal Year; and

(vii) Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Master Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to (i) facilitate Landlord’s internal financial and reporting database and (ii) permit Landlord to calculate any rent, fee or other payments due under Ground Leases. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the Master Lease terms (including, without limitation, calculation of Net Revenues).

(c) Notwithstanding the foregoing provisions of Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Landlord or its Affiliates a “competitive” advantage with respect to markets in which GLP, Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”) it being understood that Restricted Information shall not include revenue and expense information relevant to Landlord’s calculation and verification of (i) the Escalation amount hereunder and (ii) Tenant’s compliance with Section 23.3(a) hereof, provided that the foregoing information shall be provided on a portfolio wide (as opposed to Facility by Facility) basis, except where required by Landlord to be able to make submissions to, or otherwise to comply with requirements of, gaming and other regulatory authorities, in which case such additional information (including Facility by Facility performance information) will be provided by Tenant to Landlord to the extent so required (provided that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the Master Lease terms (and GLP’s compliance with Securities Exchange Commission, Internal Revenue Service and other legal and regulatory requirements) and provided that appropriate measures are in place to ensure that only Landlord’s auditors and attorneys (and not Landlord or GLP or any of Landlord’s other Affiliates) are provided access to such information). In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than GLP or a Subsidiary of Landlord) that directly or indirectly owns or operates any gaming business or is a competitor of Tenant, Tenant’s Parent or any Affiliate of Tenant.

23.2 Confidentiality; Public Offering Information.

(a) The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Representatives acting on its behalf shall, during or within five (5) years after the term of the termination or expiration of this Master Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Master Lease. Notwithstanding the foregoing, in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b) Notwithstanding anything to the contrary in Section 23.2(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facilities (1) which is approved by Tenant in its sole discretion, (2) which is publicly available, (3) the Adjusted Revenue to Rent Ratio, or (4) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of GLP’s or Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided that, with respect to matters permitted to be disclosed solely under this clause (4), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, neither Landlord nor GLP shall revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord or GLP or any direct or indirect parent entity of Landlord pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith) shall not disclose the operational results of the Facilities prior to Tenant’s Parent’s, Tenant’s or its Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, participation in road shows and other presentations at Landlord’s or GLP’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or GLP or any direct or indirect parent entity of Landlord or GLP or to satisfy GLP’s or Landlord’s SEC disclosure requirements or the disclosure requirements of any direct or indirect parent entity of Landlord or GLP. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.

23.3 Financial Covenants. (a) Tenant on a consolidated basis with respect to all of the Facilities shall maintain an Adjusted Revenue to Rent Ratio determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period (commencing with the Test Period ending on [December 31, 201    ]) of at least 1.2:1.

(b) In the event that Tenant does not satisfy at any time the Adjusted Revenue to Rent Ratio set forth in Section 23.3(a), Tenant’s Parent shall not be permitted to make any Restricted Payment until Tenant is in compliance with such ratio in a subsequent period.

23.4 Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements may be non-public financial or operational information with respect to Tenant and/or the Leased Property. Landlord further agrees (i) to maintain the confidentiality of such non-public information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information with GLP and their respective officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by GLP or Landlord, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by GLP or Landlord, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided that such Landlord Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) that neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such non-public information provided by or on behalf of Landlord or GLP (provided that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Master Lease or the Leased Property in connection with Tenant’s review of the treatment of this Master Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such non-public information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and their respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of GLP or Landlord based on any such non-public information provided by or on behalf of Tenant or Tenant’s Parent (provided that this provision shall not govern the provision of information by Landlord or GLP).

ARTICLE XXIV

24.1 Landlord’s Right to Inspect. Upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives to inspect its Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency.

ARTICLE XXV

25.1 No Waiver. No delay, omission or failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Master Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

26.1 Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Master Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

27.1 Acceptance of Surrender. No surrender to Landlord of this Master Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

28.1 No Merger. There shall be no merger of this Master Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Master Lease or the leasehold estate created hereby or any interest in this Master Lease or such leasehold estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

29.1 Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Master Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Master Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

30.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Master Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Master Lease or consented to by Tenant. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Master Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Master Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.

ARTICLE XXXI

31.1 Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein; provided, however, if Tenant has not consented to any such Facility Mortgage entered into by Landlord after the Commencement Date, Tenant’s obligations with respect thereto shall be subject to the limitations set forth in Section 31.3. This Master Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Master Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit E and with respect to any Facility Mortgage on any vessel or barge, Landlord shall be required to deliver such nondisturbance and attornment agreement to Tenant from each holder of a Facility Mortgage on such vessel or barge prior to the recording or registration of such Facility Mortgage on such vessel or barge in a manner that would, or the enforcement of remedies thereunder would, affect or disturb the rights of Tenant under this Master Lease or the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee, in the case of any Permitted Leasehold Mortgagee (provided that upon the request of Landlord such nondisturbance and attornment agreement shall also incorporate subordination provisions referenced above, as contemplated below, and be in substantially the form attached hereto as Exhibit F, and be executed by Tenant as well as Landlord), which will bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Master Lease, the holder of such Facility Mortgage, and any Foreclosure Purchaser shall disturb neither Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Master Lease, including the provisions of Article XVII which benefit any Permitted Leasehold

Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Master Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles XVI and XXXVI)). In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit F or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, or (iii) diminish Tenant’s rights under this Master Lease in any material respect.

31.2 Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Master Lease or enter into a new lease substantially in the form of this Master Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Master Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Master Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Master Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3 Compliance with Facility Mortgage Documents. (a) Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of a Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (i) the maintenance and repair of such Facility; (ii) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (iii) the procurement of insurance policies with respect to such Facility; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to such Facility and the operation of the business thereof. For so long as any Facility Mortgages encumber the Leased Property or any portion thereof or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the applicable Facility(ies) in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, notwithstanding the foregoing, this Section 31.3(a) shall not be deemed to, and shall not, impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, or (iii) diminish Tenant’s rights under this Master Lease in any material respect. For purposes of the foregoing, any proposed implementation of new financial covenants shall be deemed to diminish Tenant’s rights under this Master Lease in a material respect (it being understood that Landlord may agree to such financial covenants in any Facility Mortgage Documents and such financial covenants will not impose obligations on Tenant). If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 31.3(a), Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord; provided, however, that neither Landlord nor its Affiliates shall enter into any new Facility Mortgage Documents imposing obligations on Tenant with respect to impounds that are more restrictive than obligations imposed on Tenant pursuant to this Master Lease.

(b) Without limiting or expanding Tenant’s obligations pursuant to Section 31.3(a), during the Term of this Master Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Master Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of a Facility that are required by any Facility Mortgage Documents or by Facility Mortgagee, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Facility Mortgage Documents as security for or otherwise relating to any operating expenses of a Facility, including any capital repair or replacement reserves and/or impounds or escrow accounts for taxes or insurance premiums (each a “Facility Mortgage Reserve Account”); provided, however, this Section 31.3(b) shall not (i) increase Tenant’s monetary obligations under this Master Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Master Lease in any material respect, (iii) diminish Tenant’s rights under this Master Lease in any material respect, or (iv) impose obligations to fund such reserve or similar accounts in excess of amounts required under this Master Lease in respect of reserve or similar accounts under the circumstances required under this Master Lease; and provided, further, that any amounts which Tenant is required to fund into a Facility Mortgage Reserve Account with respect to satisfaction of any repair or replacement reserve requirements imposed by a Facility Mortgagee or Facility Mortgage Documents shall be credited on a dollar for dollar basis against the mandatory expenditure obligations of Tenant for such applicable Facility(ies) under Section 9.1(e). During the Term of this Master Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder (and the related Facility Mortgage Documents), have access to and the right to apply or use (including for reimbursement) to the same extent as Landlord all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith. Landlord hereby acknowledges that funds deposited by Tenant in any Facility Mortgage Reserve Account are the property of Tenant and Landlord is obligated to return the portion of such funds not previously released to Tenant within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Master Lease with respect to such applicable Facility, (y) the maturity or earlier prepayment of the applicable Facility Mortgage and obligations secured thereby, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Facility Mortgagee or secured under a Facility Mortgage as a result of the exercise of remedies under the applicable Facility Mortgage or Facility Mortgage Documents; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Landlord’s right to bring any damage claim against Tenant for any breach of its obligations under this Master Lease that may have resulted in the loss of any impound funds held by a Facility Mortgagee.

ARTICLE XXXII

32.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the applicable Facility or to the extent in existence at any Facility and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2 Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Leased Property, including any complaints, notices, warnings or assertions of violations in connection therewith.

32.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before (except to the extent first discovered after the end of the Term) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 that is not cured within any applicable cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a) in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b) in bringing the Leased Property into compliance with all Legal Requirements; and

(c) in removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of written notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5 Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Master Lease. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Master Lease.

ARTICLE XXXIII

33.1 Memorandum of Lease. Landlord and Tenant shall enter into one or more short form memoranda of this Master Lease, in form suitable for recording in each county or other applicable location in which the Leased Property is located. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the applicable Facility.

33.2 Tenant Financing. If, in connection with granting any Permitted Leasehold Mortgage or entering into a Debt Agreement, Tenant shall reasonably request (A) reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse

Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Master Lease as a condition thereto, Landlord hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Landlord’s monetary obligations under this Master Lease, (ii) adversely increase Landlord’s non-monetary obligations under this Master Lease in any material respect, (iii) diminish Landlord’s rights under this Master Lease in any material respect, (iv) adversely impact the value of the Leased Property or (v) adversely impact Landlord’s (or any Affiliate of Landlord’s) tax treatment or position.

ARTICLE XXXIV

34.1 Expert Valuation Process.

(a) In the event that the opinion of an “Expert” is required under this Master Lease and Landlord and Tenant have not been able to reach agreement on such Person after at least ten (10) days of good faith negotiations, then either party shall each have the right to seek appointment of the Expert by the “Appointing Authority,” as defined below, by writing to the Appointing Authority and asking it to serve as the Appointing Authority and appoint the Expert. The Appointing Authority shall appoint an Expert who is independent of the parties and has at least ten (10) years of experience valuing commercial real estate and/or in leasing or other matters, as applicable with respect to any of the matters to be determined by the Expert.

(b) The “Appointing Authority” shall be (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the American Arbitration Association (“AAA”) under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by the AAA, unless it is unable to serve, in which case (iii) the parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority or an Expert in accordance with the court’s power to appoint arbitrators. The CPR Institute and the AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request from either Landlord or Tenant to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm its Expert appointment within sixty (60) after receiving such written request. The Appointing Authority’s appointment of the Expert shall be final and binding upon the parties. The Appointing Authority shall have no power or authority except to appoint the Expert, and no rules of the Appointing Authority shall be applied to the valuation or other determination of the Expert other than the rules necessary for the appointment of the Expert.

(c) Once the Expert is finally selected, either by agreement of the parties or by confirmation to the parties from the Appointing Authority, the Expert will determine the matter in question, by proceeding as follows:

In the case of an Expert required for any other purpose, including without limitation under Section 13.2 and Section 36.2(a) hereof, each of Landlord and Tenant shall have a period of ten (10) days to submit to the Expert its position as to the Maximum Foreseeable Loss, as to the replacement cost of the Facilities as of the date of the expiration of this Master Lease and as to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question (or as to any other matter to be resolved by an Expert hereunder), as the case may be, and any materials each of Landlord and Tenant wishes the Expert to consider when determining such Maximum Foreseeable Loss, replacement cost of the Facilities and the appropriate per annum yield for leases between owners and operators of Gaming Facilities (or as to any other matter to be resolved by an Expert hereunder), and the Expert will then make the relevant determination, by a “baseball arbitration” proceeding with the Expert limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted, except that in the case of a determination in respect of a dispute under Section 36.2(a), the Expert in its discretion may choose the position of one party with respect to the replacement cost of the Facilities as of the date of the expiration of this Master Lease and the position of the other party with respect to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question), which shall then be binding on the parties hereto. The Expert, in his or her sole discretion, shall consider any and all materials that he or she deems relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Expert may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame agreed by the parties or, absent agreement by the parties, set by the Expert.

(d) All communications between a party and either the Appointing Authority or the Expert shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Expert.

(e) The costs of any Appointing Authority or Expert engaged with respect to any issue under Section 34.1(c) of this Master Lease shall be borne by the party against whom the Expert rules on such issue. If Landlord pays such Expert or Appointing Authority and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert or Appointing Authority and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

35.1 Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Tenant:	[ ]
3980 Howard Hughes Parkway
Las Vegas, NV 89169
Attention: [ ]
Facsimile: [ ]

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
(that shall not	4 Times Square
constitute notice)	New York, New York 10036
Attention: Evan R. Levy, Esq.
Facsimile: (917) 777-3889

To Landlord (prior to	[ ]
consummation of the	3980 Howard Hughes Parkway
Merger Transaction):	Las Vegas, NV 89169
Attention: [ ]
Facsimile: [ ]

And with copy to	Skadden, Arps, Slate, Meagher & Flom LLP
(which shall not	4 Times Square
constitute notice):	New York, New York 10036
Attention: Evan R. Levy, Esq.
Facsimile: (917) 777-3889

To Landlord (after the	[ c/o]
consummation of the	Gaming and Leisure Properties, Inc.
Merger Transaction):	825 Berkshire Blvd., Suite 400
Wyomissing, Pennsylvania 19610
	Attention:	Chief Executive Officer
	Facsimile:	(610) 401-2901

And with copy to (which shall not constitute notice):

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

ARTICLE XXXVI

36.1 Transfer of Tenant’s Property and Operational Control of the Facilities. Upon the written request (an “End of Term Gaming Asset Transfer Notice”) of Landlord either immediately prior to or in connection with the expiration or earlier termination of the Term, or of Tenant in connection with a termination of this Master Lease that occurs (i) either on the last date of the Initial Term or the last date of any Renewal Term, or (ii) in the event Landlord exercises its right to terminate this Master Lease or repossess the Leased Property in accordance with the terms of this Master Lease and, provided that, in each of the foregoing clauses (i) or (ii), Tenant complies with the provisions of Section 36.3, Tenant shall transfer (or cause to be transferred) upon the expiration of the Term, or as soon thereafter as Landlord shall request, the business operations conducted by Tenant and its Subsidiaries at the Facilities (including, for the avoidance of doubt, all Tenant’s Property relating to each of the Facilities other than tradenames and trademarks, but including all customer lists and all other Facility specific information and assets) to a successor lessee or operator (or lessees or operators) of the Facilities (collectively, the “Successor Tenant”) designated pursuant to Section 36.2 for consideration to be received by Tenant (or its Subsidiaries) from the Successor Tenant in an amount equal to the fair market value of such business operations conducted at the Facilities and Tenant’s Property (including any Tenant Capital Improvements not funded by Landlord in accordance with Section 10.3) (the “Gaming Assets FMV”) as negotiated and agreed by Tenant and the Successor Tenant; provided, however, that in the event an End of Term Gaming Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the business operations conducted at the Facilities and Tenant’s Property to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facilities in accordance with the applicable terms of this Master Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facilities prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). If Tenant and a potential Successor Tenant designated by Landlord cannot agree on the Gaming Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then such Gaming Assets FMV shall be determined, and Tenant’s transfer of Tenant’s Property to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.2.

36.2 Determination of Successor Lessee and Gaming Assets FMV.

If not effected pursuant to Section 36.1, then the determination of the Gaming Assets FMV and the transfer of Tenant’s Property to a Successor Tenant in consideration for the Gaming Assets FMV shall be effected by (i) first, determining in accordance with Section 36.2(a) the rent that Landlord would be entitled to receive from Successor Tenant assuming a lease term of ten (10) years (the “Successor Tenant Rent”) pursuant to a lease agreement containing substantially the same terms and conditions of this Master Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 36.2(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) prepared to lease the Facilities at the Successor Tenant Rent and to bid for the business operations (which will include a two (2) year transition license for tradenames and trademarks used at the Facilities) conducted at the Facilities and Tenant’s Property, and (iii) third, in accordance with the terms of Section 36.2(c), determining the highest price a Qualified Successor Tenant would agree to pay for Tenant’s Property and setting such highest price as the Gaming Assets FMV in exchange for which Tenant shall be required to transfer Tenant’s Property and Landlord will enter into a lease with such Qualified Successor Tenant on substantially the same terms and conditions of this Master Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease) through the remaining term of this Master Lease (assuming that this Master Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term) or ten (10) years, whichever is greater for a rent calculated pursuant to Section 36.2(a) hereof. Notwithstanding anything in the contrary in this Article XXXVI, the transfer of Tenant’s Property will be conditioned upon the Successor Tenant obtaining the Gaming Licenses or the approval of the applicable regulatory agencies of the transfer of the Gaming Licenses and any other gaming assets to the Successor Tenant and/or the issuance of new gaming licenses as required by applicable Gaming Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.

(a) Determining Successor Tenant Rent. Landlord and Tenant shall first attempt to agree on the amount of Successor Tenant Rent that it will be assumed Landlord will be entitled to receive for a term of ten (10) years and pursuant to a lease containing substantially the same terms and conditions of this Master Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease). If Landlord and Tenant cannot agree on the Successor Tenant Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then the Successor Tenant Rent shall be set as follows:

(i) for the period preceding the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, then the annual Successor Tenant Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Master Lease for such period (assuming the Master Lease will have not been terminated prior to its natural expiration); and

(ii) for the period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, then the Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Master Lease.

(b) Designating Potential Successor Tenants. Landlord will select one and Tenant will select three additional (for a total of up to four) potential Qualified Successor Tenants prepared to lease the Facilities for the Successor Tenant Rent, each of whom must meet the criteria established for a Discretionary Transferee (and none of whom may be Tenant or an Affiliate of Tenant (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant), except in the case of termination of the Master Lease on the last day of the calendar month in which the thirty fifth (35th) anniversary of the Commencement Date occurs). Landlord and Tenant must designate their proposed Qualified Successor Tenants within ninety (90) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed four; provided that, in the event the total number of potential Qualified Successor Tenants is less than four, the transfer process will still proceed as set forth in Section 36.2(c) below.

(c) Determining Gaming Assets FMV. Tenant will have a three (3) month period to negotiate an acceptable sales price for Tenant’s Property with one of the Qualified Successor Tenants, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.2(b). If Tenant does not reach an agreement prior to the end of such three (3) month period, Landlord shall conduct an auction for Tenant’s Property among the four potential successor lessees, and Tenant will be required to transfer Tenant’s Property to the highest bidder.

36.3 Operation Transfer. Upon designation of a Successor Tenant (pursuant to either Section 36.1 or 36.2, as the case may be), Tenant shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Tenant) to effectuate the transfer of operational control of the Facilities to Successor Tenant in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Facilities for its Primary Intended Use. Notwithstanding the expiration or earlier termination of the Term and anything to the contrary herein, unless Landlord consents to the contrary, until such time that Tenant transfers Tenant’s Property and operational control of the Facilities to a Successor Tenant in accordance with the provisions of this Article XXXVI, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facilities in accordance with the applicable terms of this Master Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facilities prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). Concurrently with the transfer of Tenant’s Property to Successor Tenant, Landlord and Successor Tenant shall execute a new master lease in accordance with the terms as set forth in the final clause of the first sentence of Section 36.2 hereof.

ARTICLE XXXVII

37.1 Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Master Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Master Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Master Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

38.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Master Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

39.1 Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Master Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

Tenant will not during the Term of this Master Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Property. A breach of the representations contained in this Section 39.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Master Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

40.1 GLP REIT Protection. (a) The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Master Lease shall be interpreted consistent with this intent.

(b) Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Leased Property so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of GLP) in which Tenant, Landlord or GLP owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Leased Property in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Master Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 40.1(b) shall likewise apply to any further subleasing by any subtenant.

(c) Anything contained in this Master Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Master Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(d) Anything contained in this Master Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of GLP’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Master Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Master Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Master Lease or (iii) materially diminish Tenant’s rights under this Master Lease.

ARTICLE XLI

41.1 Survival. Anything contained in this Master Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2 Severability. If any term or provision of this Master Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Master Lease and any other application of such term or provision shall not be affected thereby.

41.3 Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Master Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.

41.4 Successors and Assigns. This Master Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5 Governing Law. THIS MASTER LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS MASTER LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY OF ANY FACILITY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE IN WHICH THE LEASED PROPERTY IS LOCATED.

41.6 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE

DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS MASTER LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7 Entire Agreement. This Master Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Master Lease.

41.8 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Master Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

41.9 Counterparts. This Master Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

41.10 Interpretation. Both Landlord and Tenant have been represented by counsel and this Master Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Master Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11 Time of Essence. TIME IS OF THE ESSENCE OF THIS MASTER LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

41.12 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Master Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with all applicable gaming authorities in connection with the administration of their regulatory jurisdiction over Tenant’s Parent, Tenant and its Subsidiaries, including the provision of such documents and other information as may be requested by such gaming authorities relating to Tenant or any of its Subsidiaries or to this Master Lease and which are within Landlord’s reasonable control to obtain and provide.

41.13 Gaming Regulations. (a) Notwithstanding anything to the contrary in this Master Lease, this Master Lease and any agreement formed pursuant to the terms hereof are subject to the Gaming Regulations and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns acknowledges that (i) it is subject to being called forward by the gaming authority or governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Master Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite governmental authorities.

(b) Notwithstanding anything to the contrary in this Master Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each gaming authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto, including, without limitation, the provision of such documents or other information as may be requested by any such gaming authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Master Lease or any agreement formed pursuant to the terms hereof.

41.14 Certain Provisions of Nevada Law. Pursuant to Section 108.234 of the Nevada Revised Statutes (as amended or supplemented from time to time, “NRS”), to the extent the Leased Property is located in Nevada, Landlord hereby informs Tenant that Tenant must comply with the requirements of NRS § 108.2403 and NRS § 108.2407. Tenant shall (a) take all actions necessary under laws of the State of Nevada to ensure that no liens encumbering Landlord’s interest in the Leased Property located in Nevada arise as a result of Capital Improvements by Tenant, which actions shall include, without limitation, the recording of a notice of posted security in the Office of the County Recorder of Clark County, Nevada, in accordance with NRS § 108.2403(1)(a), and (b) either (i) establish a construction disbursement account pursuant to NRS § 108.2403(1)(b)(1), or (ii) furnish and record, in accordance with NRS § 108.2403(1)(b)(2), a surety bond for the prime contract for such Capital Improvements at such Leased Property that meets the requirements of NRS § 108.2415. Tenant shall notify Landlord of the name and address of Tenant’s prime contractor who will be performing such Capital Improvements as soon as it is known. Tenant shall notify Landlord immediately upon the signing of any contract with the prime contractor for such Capital Improvements or other construction, alteration or repair of any portion of such Leased Property or any improvements to such Leased Property. Tenant may not enter such Leased Property to begin any alteration or other work in such Leased Property until Tenant has delivered evidence satisfactory to Landlord that Tenant has complied with the terms of this Section 41.14. Failure by Tenant to comply with the terms of this Section 41.14 shall permit Landlord to declare an Event of Default. Further, Landlord shall have the right to post and maintain any notices of non-responsibility.

41.15 Certain Provisions of Louisiana Law. For Facilities located in the State of Louisiana, Landlord hereby waives and releases all liens and privileges it may have now or hereafter on or against any personal property (e.g., movable property under Louisiana law) now or hereafter located on or about the Leased Property, whether such property is owned by Tenant or any other Person, including without limitation the lessor’s lien and privilege provided by Louisiana Civil Code Articles 2707 - 2710. This waiver and release shall be self-operative. However, Landlord shall, upon request of Tenant made from time to time, execute instruments reasonably required to effect or confirm this waiver and release.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

[PINNACLE ENTERTAINMENT, INC.]

By:
Name:
Title:

TENANT:

[PINNACLE ENTERTAINMENT OPCO ENTITY]

By:
Name:
Title:

EXHIBIT C

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

[OPCO]

PINNACLE ENTERTAINMENT, INC.

AND,

SOLELY WITH RESPECT TO Article VIII,

GAMING AND LEISURE PROPERTIES, INC.

Dated [                    ]

Article V

RELEASE AND INDEMNIFICATION

5.1	Release of Pre-Distribution Claims	27
5.2	General Indemnification by OpCo	29
5.3	General Indemnification by Pinnacle	29
5.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	30
5.5	Procedures for Indemnification of Third Party Claims	30
5.6	Tax Procedures	32
5.7	Additional Matters	33
5.8	Remedies Cumulative; Limitations of Liability	35
5.9	Survival of Indemnities	35

Article VI

OTHER AGREEMENTS

6.1	Further Assurances	35
6.2	Confidentiality	36
6.3	Insurance Matters	38
6.4	Litigation; Cooperation	38
6.5	Tax Matters	40
6.6	Employee Matters	40
6.7	Compliance with Legal Requirements	40

Article VII

DISPUTE RESOLUTION

7.1	General Provisions	40
7.2	Arbitration	41

Article VIII

MISCELLANEOUS

8.1	Corporate Power	43
8.2	Governing Law; Jurisdiction	43
8.3	Survival of Covenants	43
8.4	Force Majeure	43
8.5	Notices	43
8.6	Termination	44
8.7	Severability	45
8.8	Entire Agreement	45
8.9	Assignment; No Third-Party Beneficiaries	45

8.10	Specific Performance	45
8.11	Amendment	45
8.12	Rules of Construction	46
8.13	Counterparts	46
8.14	GLPI Guaranty	46

SCHEDULES

Schedule 1.1(a)	Pinnacle Contracts

Schedule 1.1(b)	Transfer Fee

Schedule 2.1(a)	Plan of Reorganization

Schedule 2.3(a)	Pinnacle Assets

Schedule 2.3(b)	OpCo Assets

Schedule 2.4(a)	Pinnacle Liabilities

Schedule 2.4(b)	OpCo Liabilities

Schedule 2.6(g)	Certain Leases

Schedule 6.4(a)(ii)	Pinnacle Assumed Actions

Schedule 6.4(b)(i)	Pinnacle Transferred Actions

EXHIBITS

Exhibit A	Form of Restrictive Declaration

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [                    ] (this “Agreement”), is by and between [OpCo], a Delaware corporation (“OpCo”), Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), and, solely with respect to Article VIII, Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”).

W I T N E S S E T H:

WHEREAS, Pinnacle, GLPI, and Gold Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as July 20, 2015 (the “Merger Agreement”), providing for, among other things, the merger of Pinnacle with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”) as a wholly-owned Subsidiary of GLPI;

WHEREAS, on the terms and subject to the conditions contained herein, prior to the consummation of the Merger, Pinnacle shall separate its operations into an independent publicly-traded company by means of the Distribution (as defined below), all as more fully described in this Agreement and the agreements and actions contemplated by this Agreement (the “Reorganization”);

WHEREAS, in order to effect the Reorganization, immediately prior to the Effective Time (as defined in the Merger Agreement), Pinnacle shall distribute, on a pro rata basis, all of the issued and outstanding shares of OpCo Common Stock (as defined below) owned by Pinnacle to record holders of shares of common stock, par value $0.10 per share (“Pinnacle Common Stock”), of Pinnacle (the “Distribution”);

WHEREAS, in connection with the Merger and the agreements contemplated thereby, including the Transactions (as defined below), Pinnacle, for the benefit of OpCo, has entered into the Company Financing Commitment (as defined below) in order to, among other things, make the OpCo Cash Payment (as defined below);

WHEREAS, the board of directors of Pinnacle (the “Pinnacle Board of Directors”) has approved the Reorganization;

WHEREAS, it is a condition to the Merger that, prior to the Effective Time, the Reorganization and Distribution be consummated in accordance with the terms of this Agreement; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Reorganization and the Distribution and the relationship of Pinnacle, OpCo and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition and the definitions of “Pinnacle Group” and “OpCo Group,” “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, from and after the Time of Distribution and for purposes of this Agreement and the other Transaction Documents, no member of the OpCo Group shall be deemed to be an Affiliate of any member of the Pinnacle Group, and no member of the Pinnacle Group shall be deemed to be an Affiliate of any member of the OpCo Group.

“Agreement” has the meaning set forth in the Preamble.

“Approval Costs” means any fees, costs or expenses associated with the obtaining or making of the Required Approvals, other than the Transfer Fee.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:

(a) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic or any other form and including all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental, and similar reports, studies and audits in a Person’s possession or control;

(b) all office, hotel, casino, barge, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, fittings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), passenger/delivery vehicles, computer hardware and IT hardware systems, reservations terminals, software, point of sale equipment, two-way security radios and base station, machinery, spare parts, apparatus, appliances, draperies, art work, carpeting, keys, building materials, telephones and other communications equipment, televisions, maintenance equipment, tools, signs and signage, office supplies, engineering, maintenance and cleaning supplies and other supplies of all kinds, stationery and printing, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, and food, beverage, alcoholic beverage inventories and all other articles of tangible personal property;

(c) all interests in Real Property;

(d) (i) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, (ii) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, (iii) all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and (iv) all other investments in securities of any Person;

(e) all license agreements, leases of personal property, supplies, parts or services and other contracts, agreements or commitments;

(f) all deposits, letters of credit and performance and surety bonds;

(g) all written (including in electronic form) or oral technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third Persons;

(h) all Intellectual Property and Technology;

(i) all Software;

(j) all cost information, sales data, customer lists, markers, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, formulations and specifications, bookings, contracts, reservations, advertising, marketing and promotional materials, telephone numbers, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(k) all prepaid expenses, trade accounts and other accounts and notes receivable;

(l) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

(m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(o) all Cash and Cash Equivalents, bank accounts, lock boxes and other deposit arrangements; and

(p) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Belterra Park” means PNK (Ohio), LLC, any of its Subsidiaries and any Assets and Liabilities held therein, including any real property interest.

“Cash and Cash Equivalents” means, as of any date of determination, all cash and cash equivalents determined in accordance with GAAP, all Restricted Cash and all marketable securities.

“Closing Existing Indebtedness” means the amount of Existing Indebtedness as of the Distribution Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Financing Commitment” has the meaning set forth in the Merger Agreement.

“CPR” means the International Institute for Conflict Prevention & Resolution.

“CPR Arbitration Rules” has the meaning set forth in Section 7.2(a).

“Delaware Courts” has the meaning set forth in Section 7.2(d).

“Dispute” has the meaning set forth in Section 7.1(a).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means [●].

“Distribution Date” means the date on which the Distribution to Pinnacle’s stockholders is effective.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached as Exhibit A to the Merger Agreement, to be entered into by and between Pinnacle and OpCo on or prior to the Distribution Date.

“Environmental Law” means any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Estimated Existing Indebtedness” means an amount of Existing Indebtedness equal to three billion six hundred seventy five million dollars ($3,675,000,000).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Existing Indebtedness” means (i) $850.0 million principal amount of 6.375% Senior Notes issued by Pinnacle due 2021; (ii) $1.04 billion principal amount of 7.50% Senior Notes issued by Ameristar Casinos, Inc. due 2021; (iii) $325.0 million principal amount of 7.75% Senior Subordinated Notes issued by Pinnacle due 2022; (iv) $350.0 million principal amount of 8.75% Senior Subordinated Notes issued by Pinnacle due 2020 and (v) the aggregate principal amount of obligations outstanding under the Amended and Restated Credit Agreement, dated August 13, 2013, by and among Pinnacle, as borrower, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A. as Administrative Agent; but excluding, for avoidance of doubt, any and all accrued and unpaid interest on the items listed in clauses (i) through (v) above.

“Fee Letter” shall have the meaning set forth in Section 2.2(f).

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources. Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable and such party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10 filed by OpCo with the SEC relating to the OpCo Common Stock, as amended from time to time.

“GLPI” has the meaning set forth in the Preamble.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means the Pinnacle Group or the OpCo Group, as the context requires.

“Guaranteed Obligations” has the meaning set forth in Section 8.14(a).

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) which could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, toxic mold, lead (including lead-based paint), electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnification Trust Agreement” means that certain Indemnification Trust Agreement dated as of August 16, 2005 by and between Pinnacle Entertainment, Inc. and Wilmington Trust Company and, as an additional party, Bruce Leslie, as Beneficiaries’ Representative.

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnity Payment” has the meaning set forth in Section 5.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (i) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (ii) trademarks, service marks, brand names, trade names, service names, trade dress, logos, slogans, symbols and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) Internet domain names, (iv) copyrightable works, copyrights, moral rights, mask work rights, database rights, assumed names, corporate names, fictitious names and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (v) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, in each case, other than Software, and (vi) intellectual property rights arising from or in respect of any Technology.

“IRS” means the United States Internal Revenue Service.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Leased Property” has the meaning set forth in the Master Lease.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Master Lease” means the Master Lease Agreement, in substantially the form attached as Exhibit B to the Merger Agreement, to be entered into by Pinnacle and OpCo as of the Time of Distribution.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act, including the New York Stock Exchange and NASDAQ.

“OpCo” has the meaning set forth in the Preamble.

“OpCo Assets” has the meaning set forth in Section 2.3(b).

“OpCo Assumed Actions” has the meaning set forth in Section 6.4(a)(i).

“OpCo Business” means the businesses and operations conducted prior to the Time of Distribution by any member of the Pinnacle Group that are not included in the Pinnacle Business, including the business of conducting gaming and hospitality operations. For the avoidance of doubt, OpCo Business shall exclude any Pinnacle Asset or Pinnacle Liability.

“OpCo Cash Payment” has the meaning set forth in Section 2.2.

“OpCo Common Stock” means shares of common stock, par value $[●] per share, of OpCo.

“OpCo Confidential Information” has the meaning set forth in Section 6.2(a).

“OpCo Group” means OpCo, and each Person that is an Affiliate of OpCo immediately after the Distribution Date or that becomes an Affiliate of OpCo after the Distribution Date; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed to be a member of the OpCo Group.

“OpCo Indemnified Parties” has the meaning set forth in Section 5.3.

“OpCo Liabilities” has the meaning set forth in Section 2.4(b).

“OpCo Transferred Actions” has the meaning set forth in Section 6.4(b)(ii).

“Parent REIT” has the meaning set forth in Section 5.6(a).

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Pinnacle” has the meaning set forth in the Preamble.

“Pinnacle Assets” has the meaning set forth in Section 2.3(a).

“Pinnacle Assumed Actions” has the meaning set forth in Section 6.4(a)(ii).

“Pinnacle Board of Directors” has the meaning set forth in the Recitals.

“Pinnacle Business” means the business of owning or leasing the Pinnacle Real Property and owning and operating the Pinnacle Subsidiaries, provided, that for the avoidance of doubt, the Pinnacle Business shall not include the business of conducting gaming or hospitality operations, racetracks or other facilities located at the Pinnacle Real Property and shall not include the business of owning, leasing or operating Belterra Park (including the Real Property owned by it or located therein). For the avoidance of doubt, Pinnacle Business shall exclude any OpCo Asset or OpCo Liability.

“Pinnacle Common Stock” has the meaning set forth in the Recitals.

“Pinnacle Confidential Information” has the meaning set forth in Section 6.2(b).

“Pinnacle Contracts” means any contract, agreement, arrangement, commitment or understanding listed or described on Schedule 1.1(a) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described on Schedule 1.1(a)) and any other contract, agreement, arrangement, commitment or understanding, whether or not in writing, that relates primarily to the Pinnacle Business.

“Pinnacle Group” means Pinnacle and each Person that is an Affiliate of Pinnacle immediately after the Distribution Date or that becomes an Affiliate of Pinnacle after the Distribution Date; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed a member of the Pinnacle Group.

“Pinnacle Indemnified Parties” has the meaning set forth in Section 5.2.

“Pinnacle Liabilities” has the meaning set forth in Section 2.4(a).

“Pinnacle Real Property” means all the Real Property of OpCo Group and Pinnacle Group, other than Belterra Park and the OpCo Assets expressly set forth on Schedule 2.3(b).

“Pinnacle Subsidiaries” means the entities intended to remain Subsidiaries of Pinnacle in the Reorganization pursuant to the Plan of Reorganization.

“Pinnacle Transferred Actions” has the meaning set forth in Section 6.4(b)(i).

“Plan of Reorganization” has the meaning set forth in Section 2.1(a).

“Qualifying Income” has the meaning set forth in Section 5.6(a).

“Real Property” means all interests in real property of whatever nature, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise, and including all buildings, vessels, and barges located thereon or moored thereto, and all associated parking areas, fixtures and all other improvements located on thereon, and including all rights, benefits, privileges, tenements, hereditaments, covenants, conditions, restrictions, easements and other appurtenances on such a real property or otherwise appertaining to or benefitting the real property and/or the improvements situated thereon, including all mineral rights, development rights, air and water rights, subsurface rights, vested rights entitling, or prospective rights which may entitle the owner of the real property to related easements, land use rights, air rights, viewshed rights, density credits, water, sewer, electrical or other utility service, credits and/or rebates, strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the real property, and all easements, rights of way and other appurtenances used or connected with the beneficial use or enjoyment of the real property.

“Record Date” means the close of business on the date to be determined by the Pinnacle Board of Directors as the record date for the Distribution.

“REIT” has the meaning set forth in Section 5.6(a).

“Reorganization” has the meaning set forth in the Recitals.

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Approvals” has the meaning set forth in Section 2.6(a).

“Restricted Cash” means cash in escrow accounts or which is otherwise subject to any other contractual or legal restriction that impairs the ability of the owner of such cash to freely transfer or use such cash for any lawful purpose.

“Restrictive Declarations” mean those certain restrictive declarations, to be substantially in the form of Exhibit A attached hereto and made part hereof, to be recorded against the undeveloped lands in Lake Charles, LA and Baton Rouge, LA which constitute OpCo Assets, as listed on Schedule 2.3(b) hereto, which restrictive declarations shall provide for access to the adjacent Leased Property and restrict gaming use on such undeveloped land, as more specifically provided for therein.

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Special Damages” has the meaning set forth in Section 5.8.

“Specified REIT Requirements” has the meaning set forth in Section 5.6(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached as Exhibit D to the Merger Agreement, to be entered into by and between OpCo, GLPI and Pinnacle on or prior to the Distribution Date.

“Technology” means all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.

“Third Party Claim” has the meaning set forth in Section 5.5(a).

“Time of Distribution” means the time at which the Distribution occurs on the Distribution Date, which shall be determined by the Pinnacle Board of Directors.

“Transaction Documents” means this Agreement, the Master Lease, the Tax Matters Agreement, the Employee Matters Agreement, the Restrictive Declarations and the Transfer Documents.

“Transaction Expenses” means all of the OpCo Group’s and the Pinnacle Group’s (as such group exists as of the Distribution) fees and expenses of legal counsel, brokers, finders, consultants, experts, advisors and investment bankers incurred by or on behalf of, or to be paid by, any such Person in connection with the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents (which, for avoidance of doubt, shall include any Approval Costs but exclude the Transfer Fee, fees, costs or expenses associated with the Company Financing Commitment, and any fees, costs or expenses of GLPI (including with respect to any of its financing arrangements) and any fees, expenses or costs with respect to the Existing Indebtedness).

“Transactions” means, collectively, (i) the Reorganization, (ii) the Distribution and (iii) all other transactions contemplated by this Agreement or any other Transaction Document.

“Transfer Documents” means the documents executed by OpCo, Pinnacle or their applicable Affiliates or Subsidiaries in connection with the transactions contemplated by Section 2.1(b), Section 2.1(c) and Section 2.5(b).

“Transfer Fee” means the costs set forth on Schedule 1.1(b).

“Year End Interest Amount” means the amount of accrued and unpaid interest in respect of the Existing Indebtedness as of December 31, 2015 but excluding, for the avoidance of doubt, any overdue interest and costs or penalties in respect thereof accrued and unpaid as of December 31, 2015.

ARTICLE II

THE REORGANIZATION

2.1 Transfer of Assets; Assumption of Liabilities.

(a) Prior to the Distribution, Pinnacle shall effect the steps of the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Plan of Reorganization”), including:

(i) Pinnacle shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to OpCo or certain Persons designated by OpCo who are or will become members of the OpCo Group, and OpCo or such Persons shall accept from Pinnacle and its applicable Subsidiaries, all of Pinnacle’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all OpCo Assets;

(ii) OpCo shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to Pinnacle or certain Persons designated by Pinnacle who are or will become members of the Pinnacle Group, and Pinnacle or such Persons shall accept from OpCo and its applicable Subsidiaries, all of OpCo’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all Pinnacle Assets;

(iii) subject to Section 2.6(c), OpCo and certain Persons designated by OpCo who are or will become members of the OpCo Group shall assume all the OpCo Liabilities. OpCo and such Persons shall be responsible for all OpCo Liabilities, regardless of when or where such OpCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such OpCo Liabilities are asserted or determined (including any OpCo Liabilities arising out of claims made by Pinnacle’s or OpCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Pinnacle Group or the OpCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Pinnacle Group or the OpCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates; and

(iv) subject to Section 2.6(c), Pinnacle and certain Persons designated by Pinnacle who are or will become members of the Pinnacle Group shall assume all the Pinnacle Liabilities. Pinnacle and such Persons shall be responsible for all Pinnacle Liabilities, regardless of when or where such Pinnacle Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such Pinnacle Liabilities are asserted or determined (including any Pinnacle Liabilities arising out of claims made by Pinnacle’s or OpCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Pinnacle Group or the OpCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Pinnacle Group or the OpCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the OpCo Assets and the assumption of the OpCo Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(iii), on the date that such OpCo Assets are assigned, transferred, conveyed or delivered or such OpCo Liabilities are assumed (i) Pinnacle shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Pinnacle and its Subsidiaries’ (other than OpCo and its Subsidiaries) right, title and interest in and to the OpCo Assets to OpCo and its Subsidiaries, and (ii) OpCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the OpCo Liabilities by OpCo and its Subsidiaries.

(c) In furtherance of the assignment, transfer, conveyance and delivery of the Pinnacle Assets and the assumption of the Pinnacle Liabilities in accordance with Section 2.1(a)(ii) and Section 2.1(a)(iv), on the date that such Pinnacle Assets are assigned, transferred, conveyed or delivered or such Pinnacle Liabilities are assumed (i) OpCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of OpCo’s and its Subsidiaries’ right, title and interest in and to the Pinnacle Assets to Pinnacle and its Subsidiaries, and (ii) Pinnacle shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Pinnacle Liabilities by Pinnacle and its Subsidiaries.

(d) If at any time or from time to time (whether prior to or after the Time of Distribution), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset or Liability (including any Intellectual Property or Technology) that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall, as applicable, promptly transfer or accept, or cause to be transferred or accepted, such Asset (including, with respect to the OpCo Assets, the funds to be transferred to OpCo pursuant to Section 2.3(b)(vi) below) or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(e) OpCo hereby waives compliance by each and every member of the Pinnacle Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the OpCo Assets to any member of the OpCo Group.

(f) Pinnacle hereby waives compliance by each and every member of the OpCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Pinnacle Assets to any member of the Pinnacle Group.

2.2 OpCo Cash Payment. For purposes of this Agreement, the “OpCo Cash Payment” shall mean a transfer from OpCo to Pinnacle or the applicable member of the Pinnacle Group, as directed by Pinnacle, of an amount equal to $975,000,000 in connection with the Company Financing Commitment, as such amount may be adjusted pursuant to this Section 2.2, such amount of which will, substantially concurrently with the consummation of the Distribution and the Merger, be used by Pinnacle to satisfy a portion of the Liabilities under the Existing Indebtedness; provided that:

(a) in the event the Closing Existing Indebtedness exceeds the Estimated Existing Indebtedness, the OpCo Cash Payment shall be increased on a dollar-for-dollar basis by the amount of such difference;

(b) the OpCo Cash Payment shall be reduced on a dollar-for-dollar basis by (i) the aggregate amount of Medicare Taxes (as defined in the Employee Matters Agreement), (ii) all Transaction Expenses up to and including either (A) thirty two million dollars ($32,000,000) if the Distribution and the Merger are completed on or prior to March 31, 2016 or (B) $25,000,000 if the Distribution or the Merger is completed after March 31, 2016 and (iii) the Transfer Fee;

(c) in the event the accrued and unpaid interest in respect of the Existing Indebtedness as of the Time of Distribution exceeds the Year End Interest Amount, the OpCo Cash Payment shall be increased on a dollar-for-dollar basis by the amount of such difference;

(d) in the event the Year End Interest Amount exceeds the amount of accrued and unpaid interest in respect of the Existing Indebtedness as of the Time of Distribution, the OpCo Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such difference;

(e) in the event the Estimated Existing Indebtedness exceeds the Closing Existing Indebtedness, the OpCo Cash Payment shall be decreased on a dollar-for-dollar basis by the amount of such difference; and

(f) in the event the Distribution and the Merger have not been consummated by December 31, 2015, the OpCo Cash Payment shall be increased on a dollar-for-dollar basis by (x) the amount payable under Section 1(a)(1)(c) of the Fee Letter dated as of July 20, 2015, among GLPI and JPMorgan Chase, N.A., J.P. Morgan Securities LLC, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Fee Letter”), as in effect on such date and (y) the amount of any comparable time-based fees payable after December 31, 2015 with respect to any commitment for Parent Alternate Financing (as such term is defined in the Merger Agreement); provided that in no event shall the OpCo Cash Payment be increased pursuant to this clause (f) by more than $3,375,000 in the aggregate.

2.3 Assets.

(a) For purposes of this Agreement, “Pinnacle Assets” shall mean (without duplication):

(i) all Leased Property;

(ii) all Pinnacle Real Property;

(iii) all permits or authorizations necessary to operate the Pinnacle Business;

(iv) all issued and outstanding capital stock of, or other equity interests in, the Pinnacle Subsidiaries;

(v) all Pinnacle Contracts;

(vi) the proceeds of the OpCo Cash Payment to be distributed from OpCo to Pinnacle in accordance with the terms of this Agreement; (vii) all Assets of the OpCo Group or the Pinnacle Group that are expressly provided by this Agreement or any other Transaction Document to be Pinnacle Assets; and

(vii) the Assets listed or described on Schedule 2.3(a).

Notwithstanding the foregoing, the Pinnacle Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Employee Matters Agreement.

(b) For the purposes of this Agreement, “OpCo Assets” shall mean (without duplication) all Assets of the OpCo Group or the Pinnacle Group as of the Time of Distribution, other than the Pinnacle Assets, including:

(i) all Intellectual Property, Software and Technology of any member of the OpCo Group or the Pinnacle Group;

(ii) all Cash and Cash Equivalents held by any member of the OpCo Group or the Pinnacle Group (other than the proceeds of the OpCo Cash Payment), or that any such member has or may have a right to, in each case, immediately prior to the Time of Distribution;

(iii) all Assets of the OpCo Group or the Pinnacle Group that are expressly provided by this Agreement or any other Transaction Document to be OpCo Assets;

(iv) the Assets listed or described on Schedule 2.3(b);

(v) Belterra Park; and

(vi) all funds distributed to Pinnacle under the Indemnification Trust Agreement (or any renewal, substitute or similar agreement), including upon and following the expiration of such agreement.

Notwithstanding the foregoing, the OpCo Assets shall not in any event include any Assets governed by the Tax Matters Agreement or the Employee Matters Agreement.

2.4 Liabilities.

(a) For the purposes of this Agreement, “Pinnacle Liabilities” shall mean (without duplication):

(i) except as otherwise expressly set forth in any Transaction Document, all Liabilities to the extent (A) relating to, arising out of or resulting from any Pinnacle Assets or the Pinnacle Business and (B) arising after the Time of Distribution;

(ii) all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed by Pinnacle or any member of the Pinnacle Group;

(iii) subject to Section 2.2, all Liabilities (including, for the avoidance of doubt, breakage fees or other fees, costs or expenses) pursuant to the Existing Indebtedness and in connection with the Parent Financing (as defined in the Merger Agreement), if applicable; provided that for the avoidance of doubt, any fees, costs or expenses in connection with the Company Financing (as such term is defined in the Merger Agreement) shall not constitute Pinnacle Liabilities (other than as provided in Section 2.4(a)(vi));

(iv) all Liabilities arising under any Environmental Law or with respect to Hazardous Materials in connection with, related to or associated with the Pinnacle Assets, including any such Liabilities arising in connection with the exposure to or release, discharge, emission or disposal or arrangement for same of Hazardous Materials at, on, under, or migrating from or to the Pinnacle Assets or at any third party properties, or with respect to actual or alleged violations of Environmental Law, in each case solely to the extent that the Liabilities arise and the facts on which they are based occur subsequent to the Distribution Date;

(v) the Transfer Fee (which, for the avoidance of doubt, shall be satisfied as a reduction to the OpCo Cash Payment pursuant to Section 2.2(b));

(vi) all Transaction Expenses up to and including either (i) thirty two million dollars ($32,000,000) if the Distribution and the Merger are completed on or prior to March 31, 2016 or (ii) $25,000,000 if the Distribution or the Merger is completed after March 31, 2016 (which, for the avoidance of doubt, shall be satisfied as a reduction to the OpCo Cash Payment pursuant to Section 2.2(b));

(vii) the accrued and unpaid interest in respect of the Existing Indebtedness (for the avoidance of doubt, the OpCo Cash Payment shall be adjusted pursuant to Section 2.2(c)); and

(viii) those Liabilities set forth on Schedule 2.4(a).

provided, however, that Pinnacle Liabilities shall not include any Liabilities that are governed by the Tax Matters Agreement or Employee Matters Agreement.

(b) For the purposes of this Agreement, “OpCo Liabilities” shall mean (without duplication) all of the Liabilities of Pinnacle, OpCo or any member of the OpCo Group or Pinnacle Group (as such group exists as of the Time of Distribution), other than the Pinnacle Liabilities, including:

(i) except as otherwise expressly set forth in any Transaction Document, all Liabilities to the extent relating to, arising out of or resulting from any OpCo Assets or the OpCo Business or Pinnacle Assets or the Pinnacle Business, arising at or before the Time of Distribution (with respect to the Pinnacle Assets or the Pinnacle Business) or whether arising before, at or after the Time of Distribution (with respect to the OpCo Assets or the OpCo Business);

(ii) all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed by OpCo or any other member of the OpCo Group;

(iii) all Liabilities (including, for the avoidance of doubt, any related interest or fees, costs or expenses) pursuant to the Company Financing Commitment;

(iv) all Liabilities of the Pinnacle Group (as such group exists as of the Time of Distribution) in respect of stockholder and securities litigation and the administration thereof relating to the Form 10 and the Transaction Documents arising between the execution of the Merger Agreement and the Effective Time of the Merger (excluding any Liabilities to the extent relating to information supplied by GLPI or any action or inaction by GLPI, which for the avoidance of doubt shall be Pinnacle Liabilities);

(v) all Transaction Expenses exceeding either (i) thirty two million dollars ($32,000,000) if the Distribution and the Merger are completed on or prior to March 31, 2016 or (ii) twenty five million dollars ($25,000,000) if the Distribution or the Merger is completed after March 31, 2016.

(vi) all Liabilities arising under any Environmental Law or with respect to Hazardous Materials including any such Liabilities arising in connection with the exposure to or release, discharge, emission or disposal or arrangement for same of Hazardous Materials at, on, under, or migrating from or to the Pinnacle Assets or at any third party properties, or with respect to actual or alleged violations of Environmental Law, except for those Liabilities expressly assumed by Pinnacle pursuant to Section 2.4(a)(iv);

(vii) those Liabilities set forth on Schedule 2.4(b); and

(viii) any Liability of any member of the OpCo Group or the Pinnacle Group (as such group exists as of the Time of Distribution) that is not to be expressly assumed by a member of the Pinnacle Group pursuant to clauses (a)(i) through (a)(vii) of Section 2.4(a) above.

provided, however, that OpCo Liabilities shall not include any Liabilities that are governed by the Tax Matters Agreement or the Employee Matters Agreement.

2.5 Transfer of Assets and Assumption of Liabilities from and After the Time of Distribution.

(a) To the extent any Pinnacle Asset is transferred or assigned to, or any Pinnacle Liability is assumed by, a member of the OpCo Group at the Time of Distribution or is owned or held by a member of the OpCo Group after the Time of Distribution, and to the extent any OpCo Asset (including any funds to be transferred pursuant to Section 2.3(b)(vi)) is not transferred or assigned to, or any OpCo Liability is not assumed by, a member of the OpCo Group at the Time of Distribution or is owned or held by a member of the Pinnacle Group after the Time of Distribution, from and after the Time of Distribution:

(i) OpCo or Pinnacle, as applicable, shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to the other party or certain of its Subsidiaries designated by such party, and OpCo or Pinnacle, or such Subsidiaries, as applicable, shall accept from Pinnacle or OpCo and such applicable Subsidiaries, all of Pinnacle’s or OpCo’s or such Subsidiaries’ respective right, title and interest in and to such Pinnacle or OpCo Assets; and

(ii) Pinnacle or OpCo, as applicable, or certain Subsidiaries of Pinnacle or OpCo designated by such party, shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such Liabilities of Pinnacle or OpCo in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Assets and the assumption of Liabilities set forth in this Section 2.5, and without any additional consideration therefor: (A) the applicable party shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such party’s and its Subsidiaries’ right, title and interest in and to the applicable Assets to the other party and its Subsidiaries, and (B) the applicable party shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the applicable Liabilities by such party.

2.6 Approvals and Notifications.

(a) From and after the Time of Distribution, to the extent that the transfer or assignment of any Asset, the assumption of any Liability, the Reorganization or the Distribution requires any Approvals or Notifications (the “Required Approvals”), the parties will use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Assets or assumption of any Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Reorganization, or the Distribution, that has not been obtained or made by the Time of Distribution then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment of such Assets or the assumption of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made; provided, however, that if such legal impediments are not removed, or such Approvals or Notifications are not obtained or made, in each case by the second (2nd) anniversary of the Distribution Date, then, unless the parties hereto mutually shall otherwise determine, all Assets and Liabilities that are held by any member of the Pinnacle Group or the OpCo Group, as the case may be, will be retained by such party indefinitely, and the parties shall execute mutually acceptable documentation to such effect in accordance with applicable Law. Notwithstanding anything in this Agreement to the contrary, the funds to be transferred to OpCo pursuant to Section 2.3(b)(vi) shall be transferred to OpCo as soon as reasonably practicable following any distribution or distributions, as the case may be, of any such funds to Pinnacle.

(c) If any transfer or assignment of any Asset or any assumption of any Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.6(b) or for any other reason, then, insofar as reasonably possible, the party retaining such Asset or such Liability, as the case may be, shall thereafter hold such Asset or Liability, as the case may be, for the use and benefit of the party entitled thereto (at the expense of such party entitled thereto) until such Asset or Liability is transferred to the party entitled thereto or until such Asset or Liability is retained by the other party pursuant to Section 2.6(b), whichever is sooner. In addition, for such period, the member of the party retaining such Asset or such Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the party to whom such Asset is to be transferred or assigned, or which will assume such Liability, as the case may be, in order to place such party in a substantially similar position as if such Asset or Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, as the case may be, is to inure from and after the Time of Distribution to such party.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Asset or the deferral of assumption of any Liability pursuant to Section 2.6(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Asset or the assumption of any Liability have been removed, the transfer or assignment of the applicable Asset or the assumption of the applicable Liability, as the case may be, shall be effected in accordance with the terms of this Agreement, the Merger Agreement and/or the applicable Transaction Document.

(e) Any party retaining an Asset or Liability due to the deferral of the transfer or assignment of such Asset or the deferral of the assumption of such Liability, as the case may be, shall not be obligated, in connection with the foregoing and unless the parties have executed documentation providing for such asset or liability to be retained by such party pursuant to Section 2.6(b), to expend any money unless the necessary funds are advanced (or otherwise made available) by the party entitled to the Asset or Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by such party entitled to such Asset or Liability.

(f) To the extent any Pinnacle Asset intended to be subject to the Master Lease is transferred to or retained by a member of the OpCo Group pursuant to this Section 2.6, the rent payable under the Master Lease and the other obligations of the tenant under the Master Lease with respect to such Pinnacle Asset shall not be impacted by the transfer or retention of such Pinnacle Asset to a member of the OpCo Group (and such rent and other obligations shall be determined as if such Pinnacle Asset had been transferred or assigned to Pinnacle or a member of the Pinnacle Group); provided, that if such Pinnacle Asset is not transferred or assigned back to Pinnacle or a member of the Pinnacle Group by the second (2nd) anniversary of the Distribution Date, then the parties shall negotiate in good faith with respect to an alternative arrangement to place the parties in substantially equivalent economic circumstances with respect to the benefits and burdens of ownership of such Pinnacle Asset as if such Pinnacle Asset had been transferred as contemplated hereby.

(g) Notwithstanding anything herein to the contrary, the obligations of the parties set forth in Section 2.1(d), this Section 2.6 and Section 2.7 shall continue indefinitely (and shall not terminate on the second (2nd) anniversary of the Time of Distribution) with respect to any Assets or Liability associated with the leases specified on Schedule 2.6(g), the transfer of which has been deferred pursuant to this Section 2.6.

2.7 Responsibility for Liabilities. If Pinnacle or OpCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release required to transfer a Liability to the other party as required by this Agreement or the other Transaction Documents, then until the second (2nd) anniversary of the Time of Distribution, the applicable party shall continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, the other party shall, as agent or subcontractor for such party, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such party thereunder from and after the Time of Distribution. The party required to assume such Liability pursuant to this Agreement or the other Transaction Documents shall indemnify the other party, and hold the other party and its Group harmless, against any Liabilities arising in connection therewith; provided, that pursuant hereto the party required to assume such Liability pursuant to this Agreement or the other Transaction Documents shall have no obligation to indemnify any party that has engaged in any knowing and intentional violation of Law, breach of contract, tort, fraud or misrepresentation in connection therewith. The Indemnified Party shall cause each member of its Group without further consideration, to pay and remit, or cause to be paid or remitted, to the other party, promptly all money, rights and other consideration received by it or any member of its Group in respect of such performance (unless any such consideration is an Asset of such Group). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, the Indemnified Party shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of its Group to the other party without payment of further consideration and such other party shall, without the payment of any further consideration, assume such obligations in accordance with the terms of this Agreement and/or the applicable Transaction Document.

2.8 Disclaimer of Representations and Warranties. EACH OF GLPI, PINNACLE (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PINNACLE GROUP) AND OPCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE OPCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE DISTRIBUTION

3.1 Actions on or Prior to the Distribution Date. Prior to the Distribution, the following shall occur:

(a) Filings. OpCo and Pinnacle shall prepare and, in accordance with applicable Law, file with the SEC the Form 10, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and OpCo and Pinnacle shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. OpCo shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by the Transaction Documents. OpCo and Pinnacle shall take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution. Promptly after receiving a request from Pinnacle, OpCo shall prepare and file, and shall use reasonable best efforts to have approved and made effective, an application for the original listing on a National Securities Exchange of the OpCo Common Stock to be distributed in the Distribution.

(b) The Distribution Agent. Pinnacle shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(c) Transaction Documents. OpCo, Pinnacle and GLPI shall enter into the Transaction Documents.

3.2 Conditions Precedent to Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied:

(a) each of the conditions to the closing of the Merger Agreement set forth in Article VI thereof shall have been fulfilled or waived by the party for whose benefit such condition exists (other than those conditions that by their nature can only be satisfied at such closing of the transactions contemplated by the Merger Agreement; provided that such conditions are then capable of being satisfied) and GLPI shall have confirmed to Pinnacle in writing that it is prepared to consummate the Merger, subject only to the consummation of the Distribution;

(b) each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto, as applicable;

(c) the Reorganization shall have been substantially completed in accordance with the Plan of Reorganization;

(d) the Form 10 filed with the SEC shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the information statement shall have been mailed to holders of Pinnacle Common Stock as of the Record Date;

(e) prior to the Distribution Date, such registration statements on Form S-8 as are necessary to register the equity awards of OpCo held by or made available to directors and employees of OpCo shall have been filed with the SEC;

(f) all actions and filings with respect to the OpCo Common Stock necessary under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(g) OpCo shall have obtained an opinion from a nationally-recognized valuation or accounting firm or investment bank, as to the adequacy of surplus under Delaware law to effect the Distribution and the OpCo Cash Payment, and as to the solvency of OpCo and Pinnacle after giving effect to the Distribution and the OpCo Cash Payment in a form reasonably satisfactory to OpCo and Pinnacle;

(h) the OpCo Common Stock to be delivered in the Distribution shall have been accepted for listing on a National Securities Exchange, subject to compliance with applicable listing requirements; and

(i) no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective preventing consummation of the Distribution or any of the Transactions or the Merger.

3.3 The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, Pinnacle shall deliver to the Distribution Agent for the benefit of holders of record of Pinnacle Common Stock on the Record Date book-entry transfer authorizations for such number of the issued and outstanding shares of OpCo Common Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Time of Distribution and (iii) Pinnacle shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Time of Distribution, to each holder of record of Pinnacle Common Stock as of the Record Date, by means of a pro rata distribution, such number of shares of OpCo Common Stock as shall be determined by the Pinnacle Board of Directors (in its sole discretion) for every one (1) Pinnacle Common Stock so held. For the avoidance of doubt, all issued and outstanding shares of OpCo Common Stock held by Pinnacle shall be distributed to holders of Pinnacle Common Stock as of the Record Date pursuant to the prior sentence. Following the Distribution Date, (a) OpCo agrees to provide all book-entry transfer authorizations for shares of OpCo Common Stock that Pinnacle or the Distribution Agent shall require in order to effect the Distribution and (b) the Restrictive Declarations shall be recorded against the undeveloped lands in Lake Charles, LA and Baton Rouge, LA which constitute OpCo Assets, as listed on Schedule 2.3(b) hereto.

3.4 Corporate Name. Substantially concurrently with the Time of Distribution, Pinnacle shall execute, or shall cause the execution of, such amended organizational documents with respect to each member of the Pinnacle Group, as applicable, such that each member of Pinnacle Group, as applicable, shall effect a change in its respective name to a name not containing any Intellectual Property included in the OpCo Assets. Substantially concurrently with the Time of Distribution, Pinnacle shall, and shall cause its Subsidiaries to, file such amended organizational documents with the applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 3.4.

ARTICLE IV

ACCESS TO INFORMATION

4.1 Agreement for Exchange of Information. After the Time of Distribution and until the seventh (7th) anniversary of the date of this Agreement, each of Pinnacle and OpCo, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs for the conduct of its business; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, competitively sensitive, violate any Law or agreement (including any confidentiality provisions contained in any such agreement) or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. For the avoidance of doubt, OpCo and Pinnacle shall be permitted to retain copies or originals, as the case may be, of all documents relating to the OpCo Business and the Pinnacle Business, respectively.

4.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

4.3 Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party.

4.4 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Time of Distribution, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of Pinnacle in effect on the Distribution Date (including any Information that is subject to a “litigation hold” issued by either party prior to the Distribution Date) or such other policies or practices as may be reasonably adopted by the appropriate party after the Time of Distribution until such Information is seven (7) years old or until such later date as may be required by applicable Law.

(b) No party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c) In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 5.2 and Section 5.3, shall not be liable to such other party for any other Liabilities.

4.5 Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information.

4.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in the Merger Agreement or any other Transaction Document.

(b) Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either promptly destroy such Information or promptly return it to the providing party (at the receiving party’s option) and (ii) promptly deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by a duly authorized officer of the receiving party.

(c) When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly, after request of the other party, either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

4.7 Production of Witnesses; Records; Cooperation.

(a) After the Time of Distribution, except in the case of an adversarial Action by one party hereto (or any member of such party’s Group) against another party hereto (or any member of such party’s Group) each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents that may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The Indemnifying Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(c) For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.

4.8 Privileged Matters.

(a) The parties recognize that legal and other professional services that have been and will be provided prior to the Time of Distribution have been and will be rendered for the collective benefit of each of the members of the Pinnacle Group and the OpCo Group, and that each of the members of the Pinnacle Group and the OpCo Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.

(b) The parties agree as follows:

(i) Pinnacle shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the Pinnacle Business and not to the OpCo Business, whether or not the privileged Information is in the possession or under the control of any member of the Pinnacle Group or any member of the OpCo Group. Pinnacle shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any Pinnacle Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Pinnacle Group or any member of the OpCo Group; and

(ii) OpCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the OpCo Business and not to the Pinnacle Business, whether or not the privileged Information is in the possession or under the control of any member of the OpCo Group or any member of the Pinnacle Group. OpCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any OpCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the OpCo Group or any member of the Pinnacle Group.

(c) Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a shared privilege, each with equal right to assert or waive any such shared privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve both the Pinnacle Group and the OpCo Group and in respect of which both parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either party without the consent of the other party.

(d) In the event of any Actions between Pinnacle and OpCo, or any members of their respective Groups, either party may waive a privilege in which the other party or member of such other party’s Group has a shared privilege, without obtaining consent pursuant to Section 4.8(c); provided, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the Action between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any third Person.

(e) If any dispute arises between Pinnacle and OpCo, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interests of either the Pinnacle Group or the OpCo Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver by the other party. Further, each party specifically agrees that it will not withhold its consent to the waiver of a privilege for any purpose except to protect its own legitimate interests.

(f) In furtherance of the parties’ agreement under this Section 4.8, Pinnacle and OpCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

ARTICLE V

RELEASE AND INDEMNIFICATION

5.1 Release of Pre-Distribution Claims.

(a) Except as provided in (i) Section 5.1(c) and (ii) any Transaction Document, effective as of the Time of Distribution, OpCo does hereby, for itself and each other member of the OpCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been directors, officers, agents or employees of any member of the OpCo Group (in each case, in their respective capacities as such), release and forever discharge Pinnacle and the other members of the Pinnacle Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been shareholders, directors, officers, agents or employees of any member of the Pinnacle Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Time of Distribution, including in connection with the Transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(b) Except as provided in (i) Section 5.1(c) and (ii) any Transaction Document, effective as of the Time of Distribution, Pinnacle does hereby, for itself and each other member of the Pinnacle Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been shareholders, directors, officers, agents or employees of any member of the Pinnacle Group (in each case, in their respective capacities as such), release and forever discharge OpCo, the other members of the OpCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been directors, officers, agents or employees of any member of the OpCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Time of Distribution, including in connection with the Transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Document, in each case in accordance with its terms. In addition, nothing contained in Section 5.1(a) or Section 5.1(b) shall release any member of a Group from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document; or

(ii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any of the other Transaction Documents.

Further, nothing contained in Section 5.1(a) shall release Pinnacle from indemnifying any past or present director, officer or employee of Pinnacle, OpCo or their respective Affiliates, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was or is entitled to such indemnification pursuant to then-existing obligations.

(d) OpCo shall not make, and shall not permit any member of the OpCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Pinnacle or any member of the Pinnacle Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Pinnacle shall not, and shall not permit any member of the Pinnacle Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against OpCo or any member of the OpCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of Pinnacle and OpCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Time of Distribution, between or among OpCo or any member of the OpCo Group and their respective directors, officers, agents or employees, on the one hand, and Pinnacle or any member of the Pinnacle Group and their respective directors, officers, agents or employees, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(c).

5.2 General Indemnification by OpCo. Except as provided in Section 5.4, to the fullest extent permitted by applicable Law, OpCo shall, and shall cause the other members of the OpCo Group to, indemnify, defend and hold harmless Pinnacle, each other member of the Pinnacle Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Pinnacle Indemnified Parties”), from and against any and all Liabilities of the Pinnacle Indemnified Parties relating to, arising out of or resulting from, directly or indirectly any of the following items (without duplication): (i) any OpCo Liability, (ii) except to the extent it related to a Pinnacle Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the OpCo Group by any member of the Pinnacle Group that survived following the Time of Distribution, (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 or the related information statement (as amended or supplemented if OpCo shall have furnished any amendments or supplements thereto), or any other filings with the SEC or Gaming Authorities (as defined in the Merger Agreement) made in connection with the transactions contemplated by this Agreement, the Merger Agreement or the Transaction Documents, but excluding any such Liabilities to the extent relating to information supplied by GLPI and included in the Form 10, the related information statement or such other filings and (iv) except as provided in Section 5.1, any and all Liabilities of the Pinnacle Indemnified Parties relating to, arising out of or resulting from OpCo’s breach of this Agreement or any other Transaction Document (other than the Master Lease) in accordance with the provisions of such applicable agreement.

5.3 General Indemnification by Pinnacle. Except as provided in Section 5.4, to the fullest extent permitted by Law, Pinnacle shall and shall cause the other members of the Pinnacle Group to, indemnify, defend and hold harmless OpCo, each other member of the OpCo Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “OpCo Indemnified Parties”), from and against any and all Liabilities of the OpCo Indemnified Parties relating to, arising out of or resulting from, directly or indirectly any of the following items (without duplication) (i) any Pinnacle Liability, (ii) except to the extent it related to an OpCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the Pinnacle Group by any member of the OpCo Group that survived following the Time of Distribution, (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by GLPI and included in the Form 10, related information statement or other filings with the SEC or Gaming Authorities in connection with the transactions contemplated by this Agreement, the Merger Agreement or Transaction Documents and (iv) except as provided in Section 5.1, any and all Liabilities of the OpCo Indemnified Parties relating to, arising out of or resulting from Pinnacle’s breach of this Agreement or any other Transaction Document (other than the Master Lease) in accordance with the provisions of such applicable agreement.

5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification or contribution pursuant to this Article V will be net of recoverable Insurance Proceeds. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds that are recoverable by or on behalf of the Indemnified Party in respect of the related Liability, as applicable. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

5.5 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the Pinnacle Group or the OpCo Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 5.2 or Section 5.3, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.5(a).

(b) Subject to this Section 5.5(b) and Section 5.5(c), an Indemnifying Party may elect to control the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.5(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense. After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnified Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c) Notwithstanding Section 5.5(b), if any Indemnified Party shall in good faith determine that there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 5.5(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(e) Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim; provided, however, in the event that the Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify the Indemnified Party of its election within thirty (30) days after the receipt of notice from the Indemnified Party as provided in Section 5.5(b), the Indemnified Party shall have the right to settle or compromise such Third Party Claim in its sole discretion. Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim for which the Indemnified Party is seeking or may seek indemnity pursuant to this Section 5.5 unless such judgment or settlement is solely for monetary damages, does not impose any expense or obligation on the Indemnified Party, does not involve any finding or determination of wrongdoing or violation of law by the Indemnified Party and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.

5.6 Tax Procedures.

(a) With respect to any period in which (x) Pinnacle has made or will make an election to be taxed as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) or (y) Pinnacle is a “qualified REIT subsidiary” (within the meaning of Section 856 of the Code) of a REIT (such other REIT, the “Parent REIT”), notwithstanding any other provisions in this Agreement, any payments to be made by OpCo to the Pinnacle Group pursuant to Section 5.2 or Section 5.4 for any calendar year shall not exceed the sum of (i) the amount that it is determined will not be gross income of Pinnacle or the Parent REIT for purposes of the requirements of Sections 856(c)(2) and (3) of the Code (the “Specified REIT Requirements”) for any period in which Pinnacle or the Parent REIT has made any election to be taxed as a REIT, with such determination to be set forth in an opinion of outside tax counsel selected by Pinnacle or the Parent REIT, which opinion shall be reasonably satisfactory to Pinnacle or the Parent REIT plus (ii) such additional amount that is estimated can be paid to Pinnacle or the Parent REIT in such taxable year without causing Pinnacle or the Parent REIT to fail to meet the Specified REIT Requirements, determined (x) as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) through (I) and 856(c)(3)(A) through (I) of the Code (“Qualifying Income”) and (y) by taking into account any other payments to Pinnacle or the Parent REIT during such taxable year that do not constitute Qualifying Income, which determination shall be (A) made by independent tax accountants to Pinnacle or the Parent REIT, and (B) submitted to and approved by Pinnacle’s or the Parent REIT’s outside tax counsel, and (iii) in the event that Pinnacle or the Parent REIT receives a ruling from the IRS to the effect that Pinnacle or the Parent REIT’s receipt of the additional amount otherwise to be paid under this Agreement either would constitute Qualifying Income or would be excluded from gross income of Pinnacle or the Parent REIT for purposes of the Specified REIT Requirements, the aggregate payments otherwise required to be made pursuant to Section 5.2 or Section 5.4 (determined without regard to this Section 5.6(a)) less the amount otherwise previously paid under clauses (i) and (ii) above.

(b) OpCo shall place the full amount of any payments otherwise to be made by OpCo pursuant to Section 5.2 or Section 5.4 in a mutually agreed escrow account upon mutually acceptable terms (which shall provide that (i) the amount in the escrow account shall be treated as the property of OpCo, unless it is released from such escrow account to any Pinnacle Indemnified Party), (ii) all income earned upon the amount in the escrow account shall be treated as the property of OpCo and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by OpCo whether or not said income has been distributed during such taxable year and (iii) any portion thereof shall not be released to any Pinnacle Indemnified Party unless and until OpCo receives any of the following: (A) a letter from Pinnacle’s or the Parent REIT’s independent tax accountants indicating the amount that it is estimated can be paid at that time to the Pinnacle Indemnified Parties without causing Pinnacle or the Parent REIT to fail to meet the Specified REIT Requirements for the taxable year in which the payment would be made, which determination shall be made by such independent tax accountants or (B) an opinion of outside tax counsel selected by Pinnacle or the Parent REIT, such opinion to be reasonably satisfactory to Pinnacle or the Parent REIT, to the effect that, based upon a change in applicable Law after the date on which payment was first deferred hereunder, receipt of the additional amount otherwise to be paid pursuant to Section 5.2 or Section 5.4 either would be excluded from gross income of Pinnacle or the Parent REIT for purposes of the Specified REIT Requirements or would constitute Qualifying Income, in either of which events OpCo shall pay to the applicable Pinnacle Indemnified Parties the lesser of the unpaid amounts due pursuant to Section 5.2 or Section 5.4 (determined without regard to this Section 5.6) or the maximum amount stated in the letter referred to in clause (iii)(A) above.

(c) Any amount held in escrow pursuant to Section 5.6(b) for five (5) years shall be released from such escrow to be used as determined by OpCo in its sole and absolute discretion.

(d) Pinnacle shall bear all costs and expenses with respect to the escrow.

(e) OpCo shall cooperate in good faith to amend this Section 5.6 at the reasonable request of Pinnacle in order to (i) maximize the portion of such payment that may be distributed to Pinnacle hereunder without causing Pinnacle or the Parent REIT to fail to meet the Specified REIT Requirements, (ii) improve Pinnacle’s or the Parent REIT’s chances of securing a favorable ruling described in this Section 5.6, or (iii) assist Pinnacle or the Parent REIT in obtaining a favorable opinion from its outside tax counsel or determination from its tax accountants as described in this Section 5.6. Pinnacle shall reimburse OpCo for all reasonable out-of-pocket costs and expenses of such cooperation.

5.7 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party describing such claim in reasonable detail and including copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 5.7(d), and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e) For all Tax purposes, Pinnacle and OpCo agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Time of Distribution) as either a contribution by Pinnacle to OpCo or a distribution by OpCo to Pinnacle, as the case may be, occurring immediately prior to the Time of Distribution or as a payment of an assumed or retained Liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.8 Remedies Cumulative; Limitations of Liability. The rights provided in this Article V shall be cumulative and, subject to the provisions of Article VII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither OpCo or its Affiliates, on the one hand, nor Pinnacle or its Affiliates, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages (collectively, “Special Damages”) of the other arising in connection with the Transactions (provided, that any such liability with respect to a Third Party Claim shall be considered direct damages).

5.9 Survival of Indemnities. The rights and obligations of each of Pinnacle and OpCo and their respective Indemnified Parties under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, including the Merger and the transactions contemplated thereby.

ARTICLE VI

OTHER AGREEMENTS

6.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement, including the Transactions, and the other Transaction Documents. In furtherance of such efforts, prior to the Time of Distribution, Pinnacle may adjust or modify the Plan of Reorganization from time to time as it determines is advisable to effect the Reorganization, provided that no such adjustment or modification that would reasonably be expected to adversely affect Pinnacle or GLPI from and after the Distribution shall be implemented without GLPI’s prior written consent (which consent shall not be unreasonably, withheld, conditioned or delayed).

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall, subject to Section 2.6(a), cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Time of Distribution, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the Assets and the assignment and assumption of the Liabilities and the other transactions contemplated hereby and thereby, including the Transactions. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest except as contemplated by any Transaction Document or, solely in the case of OpCo Assets, as contemplated by any of the Company Financing Commitment.

(c) At or prior to the Time of Distribution, Pinnacle and OpCo in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by OpCo or any other Subsidiary of Pinnacle or OpCo, as the case may be, to effectuate the transactions contemplated by this Agreement, including the Transactions.

6.2 Confidentiality.

(a) From and after the Time of Distribution, subject to Section 6.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, Pinnacle shall not, and shall cause its Affiliates and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the Pinnacle Group, any OpCo Confidential Information. If any disclosures are made to any member of the Pinnacle Group in connection with any services provided to a member of the OpCo Group under this Agreement or any other Transaction Document, then the OpCo Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. Pinnacle shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the OpCo Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(a), any Information, material or documents relating to the OpCo Business currently or formerly conducted, or proposed to be conducted, by any member of the OpCo Group furnished to, or in possession of, Pinnacle, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by Pinnacle or its officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is referred to herein as “OpCo Confidential Information.” OpCo Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by Pinnacle not otherwise permissible hereunder, (ii) Pinnacle can demonstrate became available to Pinnacle after the Time of Distribution from a source other than Pinnacle, OpCo or their Affiliates or (iii) is developed independently by Pinnacle without reference to the OpCo Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by Pinnacle to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, OpCo or any member of the OpCo Group with respect to such information.

(b) From and after the Time of Distribution, subject to Section 6.2(c) and except as contemplated by this Agreement or any other Transaction Document, OpCo shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to OpCo or any member of the OpCo Group, any Pinnacle Confidential Information. If any disclosures are made to any member of the OpCo Group in connection with any services provided to a member of the OpCo Group under this Agreement or any other Transaction Document, then the Pinnacle Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. The OpCo Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Pinnacle Confidential Information by any of their Representatives as they use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by Pinnacle or any of its Affiliates (other than any member of the OpCo Group) furnished to, or in possession of, any member of the OpCo Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by OpCo, any member of the OpCo Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “Pinnacle Confidential Information.” Pinnacle Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the OpCo Group not otherwise permissible hereunder, (ii) OpCo can demonstrate became available to OpCo after the Time of Distribution from a source other than OpCo, Pinnacle or their respective Affiliates or (iii) is developed independently by such member of the OpCo Group without reference to the Pinnacle Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by OpCo to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Pinnacle or its Affiliates with respect to such information.

(c) If Pinnacle or its Affiliates, on the one hand, or OpCo or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any OpCo Confidential Information or Pinnacle Confidential Information, as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any OpCo Confidential Information or Pinnacle Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(d) Each of Pinnacle and OpCo acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Person prior to the Distribution Date. Pinnacle and OpCo each agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Distribution Date between or among one (1) or more members of the applicable party’s Group and such third Persons to the extent disclosed to such party.

6.3 Insurance Matters.

(a) Pinnacle acknowledges and agrees, on its own behalf and on behalf of each of the members of the Pinnacle Group, that, from and after the Time of Distribution, neither Pinnacle nor any members the Pinnacle Group shall have any rights to or under any of OpCo’s or the OpCo Group’ insurance policies.

(b) At the Time of Distribution, all insurance policies (and rights and obligations thereunder) of any member of OpCo Group or Pinnacle Group, shall be retained by or transferred to a member of OpCo Group, as applicable, other than the insurance policies acquired prior to the Time of Distribution by and in the name of Pinnacle or its Subsidiaries pursuant to Section 6.3(c) hereof.

(c) At the Time of Distribution, Pinnacle shall, at GLPI’s cost, have in effect all insurance policies required to comply with Pinnacle’s statutory and contractual obligations and such other insurance policies (with such terms, conditions and limits) as are reasonably necessary or customary for companies operating a business similar to the Pinnacle Business. Such insurance policies include, in addition to any policies required pursuant to and in accordance with the Master Lease Agreement, general liability, commercial auto liability, workers’ compensation, employers liability, product liability, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.

(d) Neither OpCo nor any member of the OpCo Group shall have any obligation to secure extended reporting for any claims under any of OpCo’s or the OpCo Group claims-made or occurrence-reported liability policies for any acts or omissions by Pinnacle or any member of the Pinnacle Group incurred prior to the Time of Distribution.

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of either OpCo or any member of the OpCo Group in respect of any of the OpCo insurance policies and programs or any other contract or policy of insurance.

6.4 Litigation; Cooperation.

(a) Assumed Actions.

(i) As of the Time of Distribution, OpCo shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the OpCo Assumed Actions and all fees and costs relating to the defense of the OpCo Assumed Actions, including attorneys’ fees and costs incurred after the Time of Distribution. “OpCo Assumed Actions” means all Actions in existence as of the Distribution Date in which any member of the OpCo Group, the Pinnacle Group (as such group exists as of the Time of Distribution) or any Affiliate of a member of the OpCo Group or the Pinnacle Group (as such group exists as of the Time of Distribution) is a defendant other than the Pinnacle Assumed Actions.

(ii) As of the Time of Distribution, Pinnacle shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the Pinnacle Assumed Actions and all fees and costs relating to the defense of the Pinnacle Assumed Actions, including attorneys’ fees and costs incurred after the Time of Distribution. “Pinnacle Assumed Actions” means those Actions listed on Schedule 6.4(a)(ii).

(b) Transferred Actions.

(i) OpCo shall transfer the Pinnacle Transferred Actions to Pinnacle, and Pinnacle shall receive and have the benefit of all of the proceeds of such Pinnacle Transferred Actions. “Pinnacle Transferred Actions” means those Actions in which any member of the OpCo Group, the Pinnacle Group (as of the Time of Distribution) or any Affiliate of a member of the OpCo Group or the Pinnacle Group (as of the Time of Distribution) is a plaintiff or claimant that are listed on Schedule 6.4(b)(i).

(ii) Pinnacle shall transfer the OpCo Transferred Actions to OpCo, and OpCo shall receive and have the benefit of all of the proceeds of such OpCo Transferred Actions. “OpCo Transferred Actions” means those Actions in which any member of the OpCo Group, the Pinnacle Group (as of the Time of Distribution) or any Affiliate of a member of the OpCo Group or Pinnacle Group (as of the Time of Distribution) is a plaintiff other than the Pinnacle Transferred Actions.

(c) (i) Pinnacle agrees that at all times from and after the Time of Distribution if a Third Party Claim relating primarily to the Pinnacle Business is commenced naming both Pinnacle and OpCo as defendants thereto, then Pinnacle shall use its commercially reasonable efforts to cause OpCo to be removed from such Third Party Claim; provided, that, if Pinnacle is unable to cause OpCo to be removed from such Third Party Claim, Pinnacle and OpCo shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(ii) OpCo agrees that at all times from and after the Time of Distribution if a Third Party Claim relating primarily to the OpCo Business is commenced naming both Pinnacle and OpCo as defendants thereto, then OpCo shall use its commercially reasonable efforts to cause Pinnacle to be removed from such Third Party Claim; provided, that, if OpCo is unable to cause Pinnacle to be removed from such Third Party Claim, Pinnacle and OpCo shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(iii) Pinnacle and OpCo agree that at all times from and after the Time of Distribution if a Third Party Claim which does not relate primarily to the OpCo Business or the Pinnacle Business is commenced naming both Pinnacle (or any member of the Pinnacle Group) and OpCo (or any member of the OpCo Group) as defendants thereto, then Pinnacle and OpCo shall cooperate fully with each other, maintain a joint defense (in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.

6.5 Tax Matters. Pinnacle, GLPI and OpCo shall enter into the Tax Matters Agreement on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to Taxes or other Tax matters are set forth in the Tax Matters Agreement, such Taxes and other Tax matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.

6.6 Employee Matters. Pinnacle, GLPI and OpCo shall enter into the Employee Matters Agreement on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters are set forth in the Employee Matters Agreement, such employment matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

6.7 Compliance with Legal Requirements. After the Time of Distribution, each of OpCo and Pinnacle covenants and agrees that it will comply in all material respects with all legal requirements and regulations applicable to it that have been enacted by a Governmental Authority as a condition to or otherwise in connection with the Distribution.

ARTICLE VII

DISPUTE RESOLUTION

7.1 General Provisions.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the other Transaction Documents (other than the Master Lease), or the validity, interpretation, breach or termination thereof, or arising out of or related to the relationship and/or duties of the parties created by this Agreement or the transactions contemplated hereby (whether arising out of contract, tort, equity or statute) (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified in the applicable Transaction Document or in this Article VII below.

(b) Commencing with a request contemplated by Section 7.2 set forth below, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall, to the greatest extent permitted by applicable law, be deemed to have been delivered in furtherance of a Dispute settlement and shall, to the greatest extent permitted by applicable law, be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

(c) By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court pursuant to Section 7.2(f), the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO (I) SPECIAL DAMAGES, AS DEFINED HEREIN (PROVIDED, THAT LIABILITY FOR ANY SUCH SPECIAL DAMAGES, AS DEFINED HEREIN, WITH RESPECT TO ANY THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) AND (II) TRIAL BY JURY IN ANY LITIGATION PERMITTED HEREUNDER.

(e) The specific procedures set forth in this Article VII below, including the time limits referenced therein, may be modified by agreement of both of the parties in writing.

(f) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VII are pending.

7.2 Arbitration.

(a) In the event of any Dispute, either party may (i) pursuant to its rights under Section 8.10, submit a request for interim or preliminary injunctive relief to an arbitral tribunal appointed pursuant to Section 7.2(b) (provided, that, if the tribunal shall not have been constituted, either party may seek interim relief either before a special arbitrator, as provided for in Rule 14 of the CPR Arbitration Rules, or before any court of competent jurisdiction) if, in the reasonable opinion of such party, such interim injunctive relief is necessary to preserve its rights pending resolution of the Dispute, and (ii) submit such Dispute to be finally resolved by binding arbitration, in each case, pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”).

(b) The arbitral tribunal will be composed of three arbitrators appointed in the manner provided by the CPR Arbitration Rules.

(c) The seat of arbitration shall be Wilmington, Delaware.

(d) The arbitral tribunal will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), final, complete, interim, or interlocutory relief, including specific performance or any other form of injunctive relief and attorneys’ fees and costs; provided, that the arbitral tribunal will not award and shall not be empowered to award any Special Damages. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings. In any such action, Pinnacle and OpCo each unconditionally and irrevocably (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery located in Wilmington, Delaware, or where such court does not have jurisdiction, the state or federal court located within the County of New Castle in the State of Delaware (“Delaware Courts”); (ii) waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (iii) consents to service of process in the manner provided for notices in Section 8.5 below, or in any other manner permitted by applicable law; and (IV) WAIVES ANY RIGHT TO TRIAL BY JURY. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court pursuant to this Section 7.2(d), the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court or a special arbitrator modify or vacate any temporary or preliminary relief issued by such court or special arbitrator, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(e) So long as either party has a timely claim to assert, the agreement to arbitrate Disputes set forth in this Section 7.2 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.

(f) A party obtaining an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction. The final award in an arbitration pursuant to this Article VII shall be conclusive and binding upon the parties, and a party obtaining a final award may enter judgment upon and enforce such award in any court of competent jurisdiction.

(g) It is the intent of the parties that the agreement to arbitrate Disputes set forth in this Section 7.2 shall be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute shall be decided in favor of arbitration.

(h) If a Dispute includes both arbitrable and nonarbitrable claims, counterclaims or defenses, the parties shall arbitrate all such arbitrable claims, counterclaims or defenses and shall concurrently litigate, subject to and in accordance with Section 8.2, all such nonarbitrable claims, counterclaims or defenses.

(i) The parties agree that the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., shall govern any arbitration between the parties pursuant to this Section 7.2.

(j) Each party shall bear its own fees, costs and expenses and shall bear an equal share of the expenses of the arbitration, including the fees, costs and expenses of the arbitrator; provided, in the case of any Disputes relating to the parties’ rights and obligations with respect to indemnification under Article V, the substantially prevailing party shall be entitled to reimbursement by the other party of its reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in connection with the arbitration.

ARTICLE VIII

MISCELLANEOUS

8.1 Corporate Power. Pinnacle represents on behalf of itself and on behalf of other members of the Pinnacle Group, and OpCo represents on behalf of itself and on behalf of other members of the OpCo Group, as follows:

(a) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions; and

(b) this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

8.2 Governing Law; Jurisdiction. This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware which might compel the applications of the law of another jurisdiction.

8.3 Survival of Covenants. Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Reorganization and the Distribution and shall remain in full force and effect.

8.4 Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.

A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

8.5 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

If to GLPI, Pinnacle or a member of the Pinnacle Group, to:

Gaming and Leisure Properties, Inc.

825 Berkshire Blvd., Suite 400

Wyomissing, Pennsylvania 19610

Facsimile:	(610) 401-2901
Email:	bmoore@glpropinc.com
Attention:	Brandon J. Moore

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:	Daniel A. Neff
Gregory E. Ostling
Email:	DANeff@wlrk.com
GEOstling@wlrk.com
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000

if to OpCo:

[●]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom, LLP

Four Times Square

New York, NY 10036

Attn:	Stephen F. Arcano
Neil P. Stronski
Email:	stephen.arcano@skadden.com
neil.stronski@skadden.com
Telephone:	(212) 735-3000
Facsimile:	(212) 735-2000

8.6 Termination. Notwithstanding any provision to the contrary, if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of Pinnacle without the prior approval of any Person, including OpCo. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Time of Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Transactions, be consummated as originally contemplated to the greatest extent possible.

8.8 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

8.9 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or such Transaction Document, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

8.11 Amendment. Except as provided in Section 8.14, this Agreement may be amended or modified only by a written instrument signed by OpCo and Pinnacle which, unless the Merger Agreement has been terminated in accordance with its terms, shall not become effective unless GLPI has provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for GLPI to withhold its consent to any amendment which would be adverse to GLPI in GLPI’s good faith determination). No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving; provided, that unless the Merger Agreement has been terminated in accordance with its terms, no party may waive any provision of this Agreement without GLPI’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed reasonable for GLPI to withhold its consent to any amendment which would be adverse to GLPI in GLPI’s good faith determination). The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

8.12 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) unless the context requires otherwise, references to “party” shall mean Pinnacle or OpCo, as appropriate, and references to “parties” shall mean Pinnacle and OpCo (except that with reference to Article VII and Article VIII, “parties” shall mean Pinnacle, OpCo and, to the extent applicable in the context, GLPI, and to the extent applicable, “party” shall mean Pinnacle or OpCo or GLPI, as applicable), (ix) provisions shall apply, when appropriate, to successive events and transactions, (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (xi) Pinnacle and OpCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xii) a reference to any Person includes such Person’s successors and permitted assigns.

8.13 Counterparts. This Agreement may be executed in counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (.PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

8.14 GLPI Guaranty.

(a) GLPI hereby guarantees unconditionally and as a primary obligation, for the benefit of OpCo, the due performance by Pinnacle of its obligations under the Transaction Documents following the Effective Time (the “Guaranteed Obligations”). If Pinnacle fails to perform any such obligation, GLPI, upon written request of OpCo, shall, or shall cause Pinnacle to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, except to the extent any of the foregoing modifies the application thereof. For the avoidance of doubt, this guaranty of this Section 8.14 shall only be effective from and after the Effective Time.

(b) GLPI hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by OpCo upon this Section 8.14 or acceptance of this Section 8.14. The Guaranteed Obligation conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 8.14, and all dealings between OpCo, on the one hand, and Pinnacle, on the other, likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 8.14. When pursuing its rights and remedies hereunder against GLPI, OpCo shall be under no obligation to pursue such rights and remedies it may have against Pinnacle or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by OpCo to pursue such other rights or remedies or to collect any payments from Pinnacle or any such other Person or to realize upon or to exercise any such right of offset shall not relieve GLPI of any liability hereunder.

(c) GLPI expressly and irrevocably waives any election of remedies by OpCo, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to Pinnacle under or in connection with this Agreement, other than defenses that are available to Pinnacle hereunder. OpCo acknowledges and agrees that GLPI shall be entitled to all rights, remedies and benefits of Pinnacle hereunder following the Time of Distribution. GLPI acknowledges that it will receive substantial direct and indirect benefits from the transaction contemplated by this Agreement and that the waivers set forth in this Section 8.14 are made knowingly in contemplation of such benefits.

(d) GLPI represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement solely for purposes of this Section 8.14 and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of GLPI, enforceable against GLPI in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) and (iii) the execution, delivery and performance of this Agreement does not contravene any law to which GLPI is subject or result in any breach of any contract to which GLPI is a party, other than such contravention or breach that would not be material to GLPI or limit its ability to carry out the terms and provisions of this Agreement solely for purposes of this Section 8.14.

(e) OpCo agrees that its rights in respect of any claim or liability under this Agreement asserted by it against GLPI shall be limited solely to satisfaction out of, and enforcement against, the assets of GLPI and the Pinnacle Group, and OpCo covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of GLPI’s former, current or future directors, officers, agents, or stockholders or any former, current or future directors, officers, agents, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law.

(f) No amendment, supplement or modification to this Section 8.14 shall be made without the written agreement of GLPI.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

PINNACLE ENTERTAINMENT, INC.

By:
Name:
Title:

[OPCO]

By:
Name:
Title:

Solely with respect to Article VIII

GAMING AND LEISURE PROPERTIES, INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

TAX MATTERS AGREEMENT

DATED AS OF JULY 20, 2015

BY AND AMONG

PINNACLE ENTERTAINMENT, INC.,

AND

GAMING AND LEISURE PROPERTIES, INC.

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT, dated as of July 20, 2015 (this “Agreement”), is by and among Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”) and Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”). Each of OpCo (as defined below), Pinnacle, and GLPI is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the board of directors of Pinnacle has determined, among other things, that it is in the best interests of Pinnacle’s stockholders (i) to create a new publicly traded company (“OpCo”) that shall own the OpCo Assets, and distribute, on a pro rata basis, all of the issued and outstanding shares of the common stock of OpCo (the “OpCo Common Stock”) to Pinnacle’s stockholders and (ii) to merge, pursuant to the terms of the Agreement and Plan of Merger by and among Pinnacle, GLPI and Merger Sub (as defined below), dated as of July 20, 2015 (the “Merger Agreement”), with and into a newly formed Subsidiary of GLPI, which will be a Delaware limited liability company (“Merger Sub”), with Merger Sub surviving such merger (the “Merger”) as a wholly-owned Subsidiary of GLPI;

WHEREAS, Pinnacle, OpCo and GLPI will enter into the Separation Agreement, a form of which is attached to the Merger Agreement (the “Separation Agreement”), pursuant to which, among other things (i) (a) Pinnacle will, and will cause its Subsidiaries to, transfer the OpCo Assets to OpCo and its Subsidiaries, (b) OpCo or certain of its Subsidiaries will assume certain liabilities of Pinnacle; and (c) OpCo will distribute, directly or indirectly, to Pinnacle the proceeds of an OpCo borrowing of $975 million, as such amount may be adjusted pursuant to the Separation Agreement (the transactions described in this clause (i), together with certain related transactions, the “Reorganization”); and (ii) Pinnacle will distribute, on a pro rata basis, all of the issued and outstanding shares of the OpCo Common Stock to the holders of the issued and outstanding shares, par value one-tenth of one dollar ($0.10) per share, of Pinnacle (“Pinnacle Common Stock” and such distribution, the “Distribution”);

WHEREAS, Pinnacle, GLPI and Merger Sub have entered into the Merger Agreement pursuant to which Pinnacle will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned Subsidiary of GLPI; and

WHEREAS, in connection with the Reorganization and the Merger, the Parties wish to provide for the payment of Tax liabilities and entitlement to Refunds, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.02(a).

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assumptions” means, collectively, that (i) Pinnacle had U.S. federal net operating loss carryforwards of $631,643,714 as of the close of the taxable year ended December 31, 2014; (ii) Pinnacle had general business tax credits of $19,766,633 as of the close of the taxable year ended December 31, 2014; (iii) Pinnacle’s net operating loss carryforwards and general business credits described in clauses (i) and (ii) will, to the extent not otherwise utilized during a Pre-Closing Period (but only to the extent contemplated by clause (v)), be available to offset taxable gain recognized in connection with the Transactions for regular U.S. federal income tax purposes (disregarding for these purposes any alternative minimum tax that may apply) and, in connection with such availability to offset such taxable gain, will not be subject to any limitation for regular U.S. federal income tax purposes including, but not limited to, any limitation imposed by Section 382 or Section 383 of the Code (disregarding for these purposes any limitations that may apply for alternative minimum tax purposes); (iv) Pinnacle had an adjusted U.S. federal income tax basis of $1,167,572,672 in the OpCo Assets as of the close of the taxable year ended December 31, 2014; and (v) for U.S. federal income tax purposes, (A) Pinnacle’s taxable income for the taxable year ended December 31, 2015 (excluding any taxable income attributable to the Transactions, any Section 481(a) Adjustment, and any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date, the “Pinnacle 2015 Operating Taxable Income”) will not exceed the Adjusted Operating Taxable Income Cap and (B) Pinnacle’s taxable income for the portion of the taxable year beginning January 1, 2016 and ending on the Closing Date (excluding any taxable income attributable to the Transactions, any Section 481(a) Adjustment, and any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date) will not exceed the excess of (x) the Adjusted Operating Taxable Income Cap over (y) the Pinnacle 2015 Operating Taxable Income, provided, however, that the limitation contained in this clause (v)(B) shall not apply in the event that the Closing has not occurred on or before March 31, 2016. For purposes of this definition, “Adjusted Operating Taxable Income Cap” means the sum of (A) $195 million and (B) the excess of (x) actual 2015 EBITDA (as reported in the Company Financial Statements (as that term is defined in the Merger Agreement)) over (y) $621,672,000.

“Barges” means, collectively, Ameristar Casino Hotel Vicksburg, Ameristar Casino Hotel Kansas City, River City Casino Hotel, Ameristar Casino Resort Spa St. Charles, L’Auberge Casino & Hotel Baton Rouge, and L’Auberge Casino Resort Lake Charles.

“Closing Date” means the date on which the Merger is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” shall mean the Commissioner of the IRS.

“Controlling Party” has the meaning set forth in Section 5.03.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“GLPI” has the meaning set forth in the preamble to this Agreement.

“GLPI Entity” means any Subsidiary of GLPI immediately after the Effective Time, including members of the Pinnacle Group.

“GLPI Group” means, individually or collectively, as applicable, GLPI and any GLPI Entity.

“GLPI Returns” has the meaning set forth in Section 3.01.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (i) net income, profits, gains or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (ii) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i).

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” has the meaning set forth in Section 6.03 of this Agreement.

“IRS Submission” has the meaning set forth in Section 6.03.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 5.03.

“OpCo” has the meaning set forth in the preamble to this Agreement.

“OpCo Assets” has the meaning set forth in the Separation Agreement.

“OpCo Common Stock” has the meaning set forth in the recitals to this Agreement.

“OpCo Entity” means any Subsidiary of OpCo immediately after the Effective Time.

“OpCo Group” means, individually or collectively, as the case may be, OpCo and any OpCo Entity.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Pinnacle” has the meaning set forth in the preamble to this Agreement.

“Pinnacle Entity” means any Subsidiary of Pinnacle immediately after the Effective Time.

“Pinnacle Group” means, individually or collectively, as the case may be, Pinnacle and any Pinnacle Entity.

“Pinnacle Returns” has the meaning set forth in Section 3.01.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date.

“Prime Rate” means the base rate on corporate loans charged by Citibank, N.A. from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund by the Party otherwise required to pay such amount.

“Riverboats” means Ameristar Casino Hotel East Chicago, Belterra Casino Resort, Ameristar Casino Hotel Council Bluffs, Boomtown Casino & Hotel Bossier City, and Boomtown Casino & Hotel New Orleans.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Required Party” has the meaning set forth in Section 2.07.

“Ruling Request” has the meaning set forth in Section 6.03.

“Section 336(e) Election” has the meaning set forth in Section 6.01.

“Section 481(a) Adjustments” has the meaning set forth in Section 6.02.

“Separation Agreement” has the meaning set forth in the recitals.

“Specified Assets” means, collectively, the Riverboats and the Barges.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, gaming, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, stamp, alternative minimum, estimated, value added, ad valorem, escheat, unclaimed property, and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, any other losses, deductions, credits or other comparable items, and asset basis, that could affect a Tax liability for any taxable period.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Time of Distribution” has the meaning set forth in the Separation Agreement.

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transactions” means the Reorganization, the Distribution, the Merger, and the other transactions contemplated by the Transaction Documents and the Merger Agreement.

“Transfer Taxes” has the meaning set forth in Section 2.05.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

ARTICLE II

ALLOCATION OF TAX LIABILITIES

Section 2.01 General Rule. OpCo shall be liable for, and shall indemnify and hold harmless the Pinnacle Group and the GLPI Group from and against any liability for, Taxes that are allocated to OpCo under this Article II. GLPI shall be liable for, and shall indemnify and hold harmless the OpCo Group from and against any liability for, Taxes that are allocated to GLPI under this Article II.

Section 2.02 Liability for Taxes. Except as otherwise provided in this Article II, (i) OpCo shall be liable for any Taxes (a) of the Pinnacle Group for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date and (b) of the OpCo Group, and (ii) GLPI shall be liable for any Taxes of the Pinnacle Group for any Post-Closing Period or the portion of any Straddle Period beginning the day after the Closing Date.

Section 2.03 Distribution Taxes. GLPI shall be liable for the excess of (a) the amount of any Income Taxes imposed on any member of the OpCo Group or the Pinnacle Group with respect to Pre-Closing Periods beginning on or after January 1, 2015, or the portion of any Straddle Period ending on or before the Closing Date, over (b) the amount of such Income Taxes that would have been imposed with respect to such Pre-Closing Periods (or the portion of any Straddle Period ending on or before the Closing Date), determined as if the Transactions had not occurred (but such Pre-Closing Periods otherwise ended on the date such Pre-Closing Periods actually ended); provided, however, that notwithstanding anything to the contrary contained herein, the aggregate amount of Taxes for which GLPI is liable pursuant to this Section 2.03 shall not exceed the aggregate amount of Income Taxes for which GLPI would have been liable pursuant to this Section 2.03 (without regard to this proviso) had the Assumptions been accurate in all respects. For purposes of this Section 2.03, in determining the limitation on GLPI’s liabilities hereunder, clause (iii) of the Assumptions shall be modified to factor in 50% of any utilization of or reduction in U.S. federal net operating loss carryforwards or general business tax credits of Pinnacle resulting from or attributable to either (i) the Section 481(a) Adjustments, or (ii) any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date.

Section 2.04 Section 481(a) Adjustments and Associated Taxes.

(a) Without duplication of any amount for which OpCo is liable under Section 2.02, OpCo shall be liable for 50% of any Income Taxes resulting from (i) the Section 481(a) Adjustments, or (ii) any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date.

(b) Without duplication of any amount for which GLPI is liable under Section 2.03, GLPI shall be liable for 50% of any Income Taxes resulting from (i) the Section 481(a) Adjustments, or (ii) any Adjustment otherwise made that results in a change to the applicable recovery period of any of the Specified Assets to 39 years under Section 168(a) of the Code for Pre-Closing Periods or the portion of any Straddle Period ending on the Closing Date.

Section 2.05 Transfer Taxes. GLPI shall be liable for any excise, sales, use, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes (collectively, “Transfer Taxes”) imposed with respect to the Transactions.

Section 2.06 Indemnity Payments.

(a) If a Party (or one or more of its Subsidiaries) is required under applicable Tax Law to pay to a Taxing Authority a Tax that the other Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the other Party within twenty (20) days of delivery by the other Party to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Taxing Authority to the date of reimbursement under this Section 2.06.

(b) For all Tax purposes, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Time of Distribution) as either a contribution by Pinnacle to OpCo or a distribution by OpCo to Pinnacle, as the case may be, occurring immediately prior to the Time of Distribution or as a payment of an assumed or retained liability, and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 2.07 Allocations for Straddle Periods. For purposes of this Article II, the portion of Taxes of a Straddle Period allocable to the portion of such Straddle Period ending on the Closing Date shall be determined (i) in the case of Income Taxes, via a “closing of the books” as of the Closing Date (with deductions determined on a time basis, such as depreciation, allocated to the period prior to and after the “closing of the books” on a daily basis consistent with the principles set forth in clause (ii)), and (ii) in the case of other Taxes, by comparing the number of days in such Straddle Period up to and including the Closing Date to the total number of days in such Straddle Period and allocating on a pro-rata basis.

Section 2.08 Post-Closing Actions. Notwithstanding anything to the contrary contained herein, OpCo shall not be liable for any Taxes attributable to any actions undertaken by the Pinnacle Group on the Closing Date but after the Effective Time.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01 Pre-Closing Period and Straddle Period Tax Returns. OpCo shall prepare and file when due (including extensions) any Tax Returns of the Pinnacle Group or the OpCo Group for Pre-Closing Periods and any Tax Returns of the OpCo Group for Straddle Periods (“Pinnacle Returns”). OpCo shall prepare any such Pinnacle Returns that are Tax Returns of the Pinnacle Group for Pre-Closing Periods in a manner that is consistent with past practice and in accordance with Schedule A. GLPI shall prepare and file when due (including extensions) any Tax Returns of the Pinnacle Group for Straddle Periods (“GLPI Returns”). The Parties shall provide, and shall cause their Subsidiaries to provide, reasonable assistance and cooperation to one another with respect to the preparation and filing of Tax Returns.

Section 3.02 Review of Tax Returns.

(a) At least sixty (60) days prior to the due date for filing any Pinnacle Return, OpCo shall provide a draft of such Pinnacle Return to GLPI for its review and comment, to the extent (i) such Pinnacle Return relates to Taxes for which GLPI would reasonably be expected to be liable under this Agreement, or (ii) GLPI reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. OpCo shall consider in good faith any comments made by GLPI with respect to such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by a nationally recognized independent public accounting firm (the “Accounting Firm”). The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for filing the applicable Pinnacle Return and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. OpCo and GLPI shall equally share all fees and any other charges of the Accounting Firm.

(b) At least sixty (60) days prior to the due date for filing any GLPI Return, GLPI shall provide a draft of such GLPI Return to OpCo for its review and comment, to the extent

(i) such GLPI Return relates to Taxes for which OpCo would reasonably be expected to be liable under this Agreement, or (ii) OpCo reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. GLPI shall consider in good faith any comments made by OpCo with respect to such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for filing the applicable GLPI Return and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. OpCo and GLPI shall equally share all fees and any other charges of the Accounting Firm.

Section 3.03 Transfer Tax Returns. Notwithstanding anything to the contrary herein, Tax Returns relating to Transfer Taxes shall be prepared and filed when due (including extensions) by the Person obligated to file such Tax Returns under applicable Law. The Parties shall provide, and shall cause their Subsidiaries to provide, assistance and cooperation to one another with respect to the preparation and filing of such Tax Returns.

Section 3.04 Distribution Tax Reporting. The Parties shall cause the Distribution to be reported to holders of Pinnacle Common Stock on IRS Form 1099-DIV. The Parties shall not take any position on any U.S. federal or state income tax return or take any other U.S. tax reporting position that is inconsistent with the treatment of the Distribution as a distribution to which Section 301 of the Code applies, except as otherwise required by applicable Law.

ARTICLE IV

REFUNDS, CARRYBACKS, AND AMENDMENTS

Section 4.01 Refunds.

(a) GLPI shall be entitled to all Refunds of Taxes for which GLPI is responsible pursuant to Article II, and OpCo shall be entitled to all Refunds of Taxes for which OpCo is responsible pursuant to Article II. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund by the Party otherwise required to pay such amount.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01, and an appropriate adjusting payment shall be made.

Section 4.02 Carrybacks. Unless OpCo consents in writing, no carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be made to a Pre-Closing Period of any member of the Pinnacle Group.

Section 4.03 Amended Tax Returns. Unless required by a Final Determination, or unless OpCo consents in writing, such consent not to be unreasonably withheld, conditioned, or delayed, GLPI shall not be permitted to amend any Pinnacle Returns.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notice. OpCo, on the one hand, and GLPI, on the other hand, shall provide prompt notice to the other of any written communication from a Taxing Authority regarding any pending Tax audit, assessment or proceeding or other Tax Proceeding of which it becomes aware related to Taxes for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, such failure shall not relieve the indemnifying party of any liability and/or obligation which it may have to the indemnified party under this Agreement except to the extent that the indemnifying party was actually harmed by such failure.

Section 5.02 Control. OpCo shall have exclusive control over any Tax Proceeding relating to a Pre-Closing Period and any Tax Proceeding of the OpCo Group relating to a Straddle Period, in each case subject to Section 5.03. GLPI shall have exclusive control over any Tax Proceeding relating to any Tax Proceeding of the Pinnacle Group relating to a Straddle Period, subject to Section 5.03.

Section 5.03 Settlement and Participation Rights. The Party in control of a Tax Proceeding, as determined under Section 5.02 (the “Controlling Party”), shall have the sole right to contest, litigate, compromise and settle such Tax Proceeding, without obtaining the prior consent of whichever of OpCo or GLPI is not the Controlling Party (the “Non-Controlling Party”). Notwithstanding the foregoing, with respect to any Tax Proceeding relating to Taxes for which the Non-Controlling Party may be liable hereunder or which would reasonably be expected to have an adverse effect on the Non-Controlling Party:

(a) (i) The Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all substantive actions taken or proposed to be taken by the Controlling Party in such Tax Proceeding with respect to such Taxes; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such Tax Proceeding received from any Taxing Authority with respect to such Taxes; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such Taxes in such Tax Proceeding; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential Taxes in such Tax Proceeding; (v) the Controlling Party shall defend such Tax Proceeding diligently and in good faith; and (vi) the Controlling Party shall not settle any such Tax Proceeding without the prior written consent of the Non-Controlling Party, which shall not be unreasonably withheld, conditioned or delayed. The failure of the Controlling Party to take any action specified in the preceding sentence shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure.

(b) The Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in any such Tax Proceeding. The failure of the Controlling Party to provide any notice specified in this Section 5.03(b) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01 Section 336(e) Election. The Parties agree that Pinnacle shall timely make an election under Section 336(e) of the Code (and any similar provision of any U.S. state or local jurisdiction) and Treasury Regulation Section 1.336-2(j) (a “Section 336(e) Election”) with respect to the Distribution in accordance with Treasury Regulation Section 1.336-2(h). OpCo shall prepare and timely file such forms as may be contemplated by applicable Tax Law or administrative practice to effect such Section 336(e) Election. OpCo shall determine the allocation of amounts to be reflected on such forms in its reasonable discretion; provided, however that Pinnacle (and, after the Effective Time, GLPI) shall have the opportunity to review such allocation, and the Parties shall negotiate in good faith to resolve any disputed issues. The Parties shall not and shall not permit any of their respective Subsidiaries to, take any position for Tax purposes inconsistent with the relevant Section 336(e) Election or the allocations described in the preceding sentence, except as may be required pursuant to a Final Determination.

Section 6.02 Section 481(a) Adjustments. The Parties agree that, prior to the Closing Date, Pinnacle shall file an application under Revenue Procedure 2015-13 (as modified by Revenue Procedure 2015-33) for consent of the Commissioner to change Pinnacle’s method of accounting for depreciation of the Barges under section 168(a) of the Code to a method of depreciating the Barges over a period of 39 years. Further, in the event that Pinnacle obtains the IRS Ruling with respect to the Riverboats, the Parties agree that Pinnacle shall promptly file an application for consent of the Commissioner to change Pinnacle’s method of accounting for depreciation of the Riverboats under section 168(a) of the Code to a method of depreciating the Riverboats over a period of 39 years. Any adjustments required under Section 481(a) of the Code (and any similar provision of any U.S. state or local jurisdiction) with respect to the changes in method of accounting referred to in this Section 6.02 are collectively referred to as the “Section 481(a) Adjustments”. The Parties agree that OpCo shall cause Pinnacle to make an “eligible acquisition transaction election” on the tax return filed with respect to the final Pre-Closing Period pursuant to Section 7.03(3)(d) of Revenue Procedure 2015-13 with respect to each of the Section 481(a) Adjustments.

Section 6.03 IRS Ruling. Pinnacle has submitted to the IRS a request (the “Ruling Request”) for a private letter ruling from the IRS (the “IRS Ruling”) to the effect that the Barges and the Riverboats will qualify as real property for purposes of Section 856(c) of the Code. Until the Closing Date (and, after the Closing Date, in the sole discretion of GLPI), Pinnacle shall use its commercially reasonable efforts to obtain the IRS Ruling and, in consultation with GLPI, shall prepare and submit to the IRS supplemental materials relating thereto that Pinnacle determines are necessary or appropriate to obtain the IRS Ruling (each, an “IRS Submission”). Pinnacle shall provide GLPI with a reasonable opportunity to review and comment on each material IRS Submission and shall consider any such comments in good faith. Pinnacle shall provide GLPI with copies of each IRS Submission as filed with the IRS promptly following the filing thereof. Pinnacle shall use its commercially reasonable efforts to notify GLPI and GLPI’s representatives of any substantive communications with the IRS regarding any material issue arising with respect to the Ruling Request. The Parties acknowledge that the obtaining of the IRS Ruling is not a condition to the consummation of any of the Transactions. The Parties further acknowledge that Pinnacle shall not revoke the Ruling Request or otherwise cease attempting to obtain the IRS Ruling (including, for clarification, the portion of the IRS Ruling relating to the Riverboats) without the consent of GLPI, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE VII

COOPERATION

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties (including matters related to a Party’s qualification as a “real estate investment trust” under the Code) or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(a) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(c) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(d) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 7.02 Retention of Records. OpCo and GLPI shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Dispute Resolution. Except as otherwise specified herein, any dispute between the Parties as to any matter covered by this Agreement shall be resolved pursuant to Article VII of the Separation Agreement.

Section 8.02 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between OpCo or an OpCo Entity, on the one hand, and GLPI or a GLPI Entity, on the other (other than this Agreement or any other Transaction Document), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of OpCo or an OpCo Entity, or GLPI or a GLPI Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.03 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to 9%.

Section 8.04 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.05 Termination. This Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement; provided, that if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated in the sole discretion of Pinnacle without the prior approval of any Person, including GLPI.

Section 8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.07 Joinder of OpCo. Promptly following the formation of Opco, Pinnacle shall cause OpCo to execute a joinder to this Agreement in a form reasonably agreed to by Pinnacle and GLPI.

Section 8.08 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.09 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto. This Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Pinnacle and GLPI have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.12 Counterparts. This Agreement may be executed in counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.13 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.14 Effective Date. This Agreement shall, apart from Section 6.02 and Section 6.03, become effective only upon the occurrence of the Merger. Sections 6.02 and 6.03 shall become effective as of the date of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PINNACLE ENTERTAINMENT, INC.

By	/s/ John A. Godfrey
Name:	John A. Godfrey
Title:	Executive Vice President, Secretary and General Counsel

[Signature Page to Tax Matters Agreement]

GAMING AND LEISURE PROPERTIES, INC.

By	/s/ Brandon J. Moore
Name:	Brandon J. Moore
Title:	Senior Vice President and General Counsel

[Signature Page to Tax Matters Agreement]